UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )
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NVIDIA CORPORATION
(Name of Registrant as Specified In Its Charter)

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NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

Date and time:	Wednesday, June 25, 2025 at 9:00 a.m. Pacific Time

Location:	Virtually at www.virtualshareholdermeeting.com/NVDA2025

Items of business:
•Election of thirteen directors nominated by the Board of Directors
•Advisory approval of our executive compensation
•Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2026
•Approval of an Amended and Restated Certificate of Incorporation to remove all supermajority provisions
•Three stockholder proposals, if properly presented
•Transaction of other business properly brought before the meeting

Record date:	You can attend and vote at the 2025 Meeting if you were a stockholder of record at the close of business on April 28, 2025.

Virtual meeting admission:	We will be holding the 2025 Meeting virtually at the location listed above. To participate, you will need the Control Number included on your notice of proxy materials or printed proxy card.

Pre-meeting forum:	To communicate with our stockholders in connection with the 2025 Meeting, we have established a pre-meeting forum located at www.proxyvote.com where you can submit advance questions.
Your vote is very important. Whether or not you plan to attend the 2025 Meeting, PLEASE VOTE YOUR SHARES. As an alternative to voting during the 2025 Meeting, you may vote in advance online, by telephone, or, if you have elected to receive a paper proxy card in the mail, by mailing the completed proxy card.
Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on June 25, 2025. This Notice, our Proxy Statement, our Annual Report on Form 10-K, and our Annual Review are available at www.nvidia.com/proxy.
By Order of the Board of Directors
Timothy S. Teter
Secretary
2788 San Tomas Expressway, Santa Clara, California 95051
May 13, 2025

NVIDIA Corporation
This proxy statement contains forward-looking statements. All statements other than statements of historical or current facts made in this document are forward-looking. Forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections, are based on our management’s beliefs and assumptions and on information currently available to our management. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “goal,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” and similar expressions intended to identify forward-looking statements. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our Annual Report on Form 10-K for the fiscal year ended January 26, 2025.

DEFINITIONS

2007 Plan	NVIDIA Corporation Amended and Restated 2007 Equity Incentive Plan
AC	Audit Committee of the Board
Additional SY PSUs
PSUs granted in Fiscal 2024 based on annual non-GAAP gross margin performance, with a single-year performance metric (assuming a certain level of annual Non-GAAP Operating Income), vesting over four years

ASC 718	FASB Accounting Standards Codification Topic 718: Compensation - Stock Compensation
Base Compensation Plan	Performance goal necessary to earn the target award under the Variable Cash Plan and for the target numbers of SY PSUs and MY PSUs to become eligible to vest
Board	The Company’s board of directors
Bylaws	The Company’s Amended and Restated Bylaws
CAP	“Compensation actually paid,” as defined under Item 402(v) of Regulation S-K
CC	Compensation Committee of the Board
CD&A	Compensation Discussion and Analysis
CEO	Chief Executive Officer
CFO	Chief Financial Officer
Charter	The Company’s Restated Certificate of Incorporation
Control Number	Identification number for each stockholder included in Notice or proxy card
CS	Corporate Sustainability
ERM	Enterprise Risk Management
ESPP	NVIDIA Corporation Amended and Restated 2012 Employee Stock Purchase Plan
EVP	Executive Vice President
Exchange Act	Securities Exchange Act of 1934, as amended
FASB	Financial Accounting Standards Board
Fiscal 20__	The Company’s fiscal year ended on the last Sunday in January of the stated year
Form 10-K	The Company’s Annual Report on Form 10-K for Fiscal 2025 filed with the SEC on February 26, 2025
GAAP	Generally accepted accounting principles in the United States
Internal Revenue Code	U.S. Internal Revenue Code of 1986, as amended
Lead Director	Lead independent director
Meeting	Annual Meeting of Stockholders
MY PSUs	Multi-year PSUs based on 3-year TSR relative to the S&P 500 with a three-year performance metric, vesting after three years
Nasdaq	The Nasdaq Stock Market LLC
NCGC	Nominating and Corporate Governance Committee of the Board
NEOs	Named Executive Officers consisting of our CEO, our CFO, and our other three most highly compensated executive officers as of the end of Fiscal 2025
NIM	NVIDIA Inference Microservices
Non-GAAP Operating Income
GAAP operating income, as the Company reports in its SEC filings, excluding stock-based compensation expense, acquisition-related and other costs, and other. Please see Reconciliation of Non-GAAP Financial Measures in our CD&A for a reconciliation between the non-GAAP financial measures and GAAP results

Notice	Notice of Internet Availability of Proxy Materials
NVIDIA, Company, we, us, our	NVIDIA Corporation, a Delaware corporation
NYSE	New York Stock Exchange
Proposed Charter	The Company’s proposed Amended and Restated Certificate of Incorporation
PSU	Performance stock unit
PwC	PricewaterhouseCoopers LLP
RBA	Responsible Business Alliance
RSU	Restricted stock unit
S&P 500	Standard & Poor’s 500 Composite Index
SEC	U.S. Securities and Exchange Commission
Section 162(m)	Section 162(m) of the Internal Revenue Code
Securities Act	Securities Act of 1933, as amended
Stretch Compensation Plan	Performance goal necessary to earn the maximum award under the Variable Cash Plan and for the maximum numbers of SY PSUs and MY PSUs to become eligible to vest
SY PSUs	PSUs based on annual Non-GAAP Operating Income performance with a single-year performance metric, vesting over four years
Threshold	Minimum performance goal necessary to earn an award under the Variable Cash Plan and for SY PSUs and MY PSUs to become eligible to vest
TSR	Total shareholder return
Variable Cash Plan	The Company’s variable cash compensation plan

BUSINESS OVERVIEW
Fiscal 2025 marked an extraordinary year for NVIDIA’s growth with revenue surging 114% year on year to $130.5 billion on strength across all market platforms. Growth was led by exceptional Data Center demand for our Hopper architecture used for large language models, recommendation engines, and generative AI applications. Ethernet for AI was another key contributor, including strong uptake of our Spectrum-X end-to-end ethernet platform. Gross margin expanded year on year to 75.0% and we drove strong operating leverage with operating income rising 147% to $81.5 billion and diluted earnings per share increasing 147% to $2.94.

Fiscal 2025 Results

Revenue	Gross Margin	Operating Income	Diluted Earnings Per Share
$130.5 billion	75.0%	$81.5 billion	$2.94
up 114% year on year	up 2.3 points year on year	up 147% year on year	up 147% year on year

Fiscal 2025 Reportable Segments

Our two reportable segments are “Compute & Networking” and “Graphics”:

	Compute & Networking	Graphics	All Other*	Consolidated

Revenue	$116.2 billion	$14.3 billion	—	$130.5 billion
	up 145% year on year	up 6% year on year		up 114% year on year

Operating Income (Loss)	$82.9 billion	$5.1 billion	$(6.5) billion	$81.5 billion
	up 159% year on year	down 13% year on year	up 33% year on year	up 147% year on year

* Includes expenses not assigned to either Compute & Networking or Graphics.

Fiscal 2025 Market Platforms

Our platforms address four large markets where our expertise is critical:

Data Center	Gaming	Professional Visualization	Automotive
$115.2 billion revenue	$11.4 billion revenue	$1.9 billion revenue	$1.7 billion revenue
up 142% year on year	up 9% year on year	up 21% year on year	up 55% year on year

Business Highlights

•Commenced massive-scale production of NVIDIA Blackwell, purpose-built for the new era of agentic and reasoning AI applications
•Turbocharged agentic AI development and adoption across industries and hundreds of partners with new NVIDIA NIMs, AI Blueprints, and Nemotron family of models and major new partnerships with Accenture and other leading global systems integrators
•Achieved significant scale for NVIDIA Ethernet for AI revenue, including Spectrum-X, and added a new networking revenue growth opportunity with NVLink
•Launched the GeForce RTX 50 Series GPUs powered by the NVIDIA Blackwell architecture which fuse AI and graphics to deliver breakthroughs for gamers, creators, and developers
•Achieved $1.7 billion in full-year Automotive revenue, up 55% from a year ago, fueled by continued adoption of NVIDIA DRIVE platform with customer ramps expected to begin in Fiscal 2026
•Advanced industrial digitalization with new Omniverse Cloud APIs, NIMs, and Blueprints for building and running AI-powered digital twins and simulation workflows
•Launched NVIDIA Project GR00T and Cosmos world foundation model platform to accelerate physical AI and robotics development

Fiscal 2025 Shareholder Returns

Total Shareholder Return (TSR)*	Return of Capital to Shareholders (in billions)

*Represents cumulative stock price appreciation with dividends reinvested and is measured for the applicable fiscal year periods based on the closing price ($142.62) of NVIDIA’s common stock on January 24, 2025, the last trading day before the end of our Fiscal 2025, as reported by Nasdaq.

Please see our Form 10-K for more financial information for Fiscal 2025.

PROXY SUMMARY
This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all the information that you should consider, and you should read the entire proxy statement carefully before voting.
2025 Annual Meeting of Stockholders

Date and time:	Wednesday, June 25, 2025 at 9:00 a.m. Pacific Time
Location:	Virtually at www.virtualshareholdermeeting.com/NVDA2025
Record date:	Stockholders as of April 28, 2025 are entitled to vote
Admission to meeting:	You will need your Control Number to attend the 2025 Meeting
Voting Matters and Board Recommendations
A summary of the 2025 Meeting proposals is below. Every stockholder’s vote is important. Our Board urges you to vote your shares FOR Proposals 1, 2, 3, and 4, and AGAINST Proposals 5, 6, and 7.

Matter		Page	Board Recommends	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
Management Proposals:
1	Election of thirteen directors	16	FOR each director nominee	More FOR than AGAINST votes	None	None
2	Advisory approval of our executive compensation	43	FOR	Majority of shares present, in person or represented by proxy, and entitled to vote on this matter	Against	None
3	Ratification of the selection of PwC as our independent registered public accounting firm for Fiscal 2026	64	FOR	Majority of shares present, in person or represented by proxy, and entitled to vote on this matter	Against	N/A (1)
4	Approval of an Amended and Restated Certificate of Incorporation to remove all supermajority provisions	67	FOR	66 2/3% of shares outstanding	Against	Against
Stockholder Proposals:

5	Special Shareholder Meeting Improvement	69	AGAINST	Majority of shares present, in person or represented by proxy, and entitled to vote on this matter	Against	None
6	Director Election Resignation Governance Policy	71	AGAINST	Majority of shares present, in person or represented by proxy, and entitled to vote on this matter	Against	None
7	Workforce Data Reporting	73	AGAINST	Majority of shares present, in person or represented by proxy, and entitled to vote on this matter	Against	None
(1) Because this is a routine proposal, there are no broker non-votes.

Election of Directors (Proposal 1)
The following table provides summary information about each director nominee:

Name	Age	Director Since		Independent	Financial Expert (1)	Committee Membership Until 2025 Meeting	Committee Membership After 2025 Meeting	Other Public Company Boards
Robert K. Burgess	67	2011		✓	✓	CC	NCGC
Tench Coxe	67	1993		✓		CC	AC, CC	1 (2)
John O. Dabiri	45	2020		✓		CC	CC
Persis S. Drell	69	2015		✓		NCGC	CC
Jen-Hsun Huang	62	1993
Dawn Hudson	67	2013		✓	✓	CC Chairperson	CC Chairperson	1
Harvey C. Jones	72	1993		✓	✓	AC, NCGC	AC, NCGC
Melissa B. Lora	62	2023		✓	✓	AC	AC	1
Stephen C. Neal (Lead Director)	76	2019		✓		NCGC Chairperson	NCGC Chairperson
Ellen Ochoa	67	2024		✓		NCGC	NCGC	1
A. Brooke Seawell	77	1997		✓	✓	AC Chairperson	AC Chairperson	1
Aarti Shah	60	2020		✓		AC, CC	AC, CC	1
Mark A. Stevens	65	2008	(3)	✓		AC, NCGC	CC, NCGC
(1) Qualified as an AC financial expert.
(2) Mr. Coxe will no longer serve on the Artisan board as of the 2025 Artisan Annual Meeting of Stockholders.
(3) Previously served as a member of our Board from 1993 until 2006.
The Board recommends that you vote FOR each director nominee.
Recent Refreshment and Nominee Qualifications
Our director nominees exhibit a variety of competencies, professional experience, and backgrounds, and contribute diverse viewpoints and perspectives to our Board. While the Board benefits from the experience and institutional knowledge of our longer-serving directors, it has also brought in new perspectives and ideas through the appointment of four new directors, and the retirement of three directors, since 2020. The Board also regularly rotates committee membership and chairpersons to promote a variety of viewpoints on the Board committees. The Board’s commitment to achieving a membership of diverse backgrounds is reflected in our Board composition. Five of our directors are women and four are ethnically and/or racially diverse.

Nominee Skills, Competencies, and Attributes

Below are the skills, competencies, and attributes that our NCGC and Board consider important for our directors to have, considering our current business and future market opportunities, and the director nominees who possess them:

	Senior Leadership & Operations Experience	Industry & Technical	Financial /Financial Community	Governance & Public Company Board	Emerging Technologies & Business Models	Marketing, Communications & Brand Management	Regulatory, Legal & Risk Management	Human Capital Management Experience
Burgess	✓		✓	✓	✓			✓
Coxe			✓	✓	✓			✓
Dabiri		✓			✓
Drell	✓	✓		✓	✓			✓
Huang	✓	✓	✓	✓	✓	✓	✓	✓
Hudson	✓		✓	✓		✓		✓
Jones	✓	✓	✓	✓	✓	✓		✓
Lora	✓		✓	✓	✓	✓		✓
Neal	✓			✓		✓	✓	✓
Ochoa	✓	✓		✓	✓		✓	✓
Seawell	✓		✓	✓	✓		✓	✓
Shah	✓	✓		✓	✓	✓	✓	✓
Stevens		✓	✓	✓	✓
Corporate Governance Highlights

Our Board is committed to strong corporate governance to promote the long-term interests of the Company and our stockholders. We seek a collaborative approach to stockholder issues that affect our business and to ensure that our stockholders see our governance and executive pay practices as well-structured. In Fall 2024, we contacted our top institutional stockholders, representing an aggregate ownership of 31%, to gain insights into their views on our corporate governance, compensation and corporate sustainability practices.

Highlights of our corporate governance practices include:

✓ All Board members independent, except for our CEO
✓ Independent Lead Director
✓ Proxy access
✓ Declassified Board
✓ Majority voting for directors
✓ Active Board oversight of risk management
✓ Stockholders can call a special meeting

✓ 75% or greater attendance by each Board member at meetings of the Board and applicable committees
✓ Independent directors frequently meet in executive
     sessions
✓ At least annual Board and committee self-assessments
✓ Annual stockholder outreach, including Lead Director participation
✓ Stock ownership guidelines for our directors and NEOs

As discussed below, in response to stockholder approval of a related non-binding stockholder proposal at the 2024 Meeting, Proposal 4 requests stockholder approval of an amendment and restatement of our Charter to remove its remaining supermajority voting provisions.
Advisory Approval of Executive Compensation for Fiscal 2025 (Proposal 2)
We are asking our stockholders to cast a non-binding vote, also known as “say-on-pay,” to approve our NEOs’ compensation. The Board believes that our compensation policies and practices are effective in achieving our goals of paying for performance, providing competitive pay so that we may attract and retain a high-caliber executive team, aligning our executives’ interests with those of our stockholders to create long-term value, and achieving simplicity and transparency with our compensation program. The Board and our stockholders have approved holding our “say-on-pay” votes annually. The Board recommends that you vote FOR Proposal 2.

Executive Compensation Highlights
Our executive compensation program is designed to reward performance. We use compensation elements that align our NEOs’ interests with those of stockholders to drive long-term value. Our NEOs’ compensation is heavily weighted toward performance-based, “at-risk” variable cash and long-term equity awards, which are earned only if the Company achieves pre-established financial metrics, with caps on maximum payouts. In recent years, over 90% of our CEO’s and over 45% of our other NEOs’ target pay has been performance-based and at-risk. Additionally, 100% of our CEO’s equity awards have been granted as PSUs.
For Fiscal 2025, in recognition of the increased complexity and scope of executives’ roles and responsibilities, the CC increased target equity opportunities for all NEOs. The CC also increased our CEO’s base salary and target variable cash opportunity for the first time in years to align with peers and ensure internal pay equity with the base salaries of other NEOs, and shifted the mix of performance-based equity towards MY PSUs for our NEOs (excluding our CEO) to give more weight to long-term performance incentives. To motivate executives, the CC set certain Base Compensation Plan goals significantly above strong Fiscal 2024 results and Threshold goals well above our Fiscal 2024 Stretch Compensation Plan.
Financial Performance and Link to Executive Pay
As described in CD&A, a significant portion of our executive pay opportunities are tied to the achievement of financial measures that drive business value and contribute to our long-term success. The table below shows our goals for the applicable periods that were completed at the end of Fiscal 2025 and their impact on our executive pay.

PERFORMANCE GOALS
	Variable Cash Plan		SY PSUs		MY PSUs
	Fiscal 2025 Revenue	Payout as a % of Target Opportunity	Fiscal 2025 Non-GAAP Operating Income (1)	Shares Eligible to Vest as a % of Target Opportunity	Fiscal 2023 to 2025 3-Year Relative TSR	Shares Eligible to Vest as a % of Target Opportunity
Threshold	$45.0 billion	50%	$16.0 billion	50%	25th percentile	25%
Base Compensation Plan	$90.0 billion	100%	$56.0 billion	100%	50th percentile	100%
Stretch Compensation Plan	$110.0 billion	200%	$72.0 billion	CEO 150% Other NEOs 200%	75th percentile	CEO 150% Other NEOs 200%

PERFORMANCE ACHIEVEMENT AND PAYOUTS
	Variable Cash Plan		SY PSUs		MY PSUs
Performance Achievement for Period Ended Fiscal 2025 (2)	$130.5 billion revenue		$86.8 billion Non-GAAP Operating Income (1)		100th percentile 3-year TSR relative to S&P 500
Payout as % of Target Opportunity	200%		CEO 150% Other NEOs 200%		CEO 150% Other NEOs 200%
(1) See Reconciliation of Non-GAAP Financial Measures in CD&A for a reconciliation between the non-GAAP financial measures and GAAP results.
(2) See Performance Metrics and Goals for Executive Compensation in CD&A for a description and further discussion of revenue, Non-GAAP Operating Income, and 3-year relative TSR.
Ratification of Selection of PwC as our Independent Registered Public Accounting Firm for Fiscal 2026 (Proposal 3)
While not required, we are asking our stockholders to ratify the AC’s selection of PwC as our independent registered public accounting firm for Fiscal 2026, as we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, the AC will reconsider the appointment, but may nevertheless retain PwC. Even if the selection is ratified, the AC may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of NVIDIA and our stockholders. The Board recommends that you vote FOR Proposal 3.
Amend and Restate Charter to Remove All Supermajority Provisions (Proposal 4)
At the 2024 Meeting, our stockholders approved a non-binding stockholder proposal requesting the Board to take steps to remove supermajority voting provisions in our Charter and Bylaws. Following deliberation and engagement with stockholders, the Board approved, adopted and declared advisable an amendment and restatement of our Charter to remove the remaining supermajority voting provisions, remove inoperative provisions related to a previously effected forward stock split and the completed declassification of our Board, and implement other non-substantive clarifying changes, subject to stockholder approval. The full text of the Proposed Charter is included in Appendix A to this proxy statement, with proposed new text underlined and proposed deletions crossed out. Additionally, the Board plans to approve conforming amendments to NVIDIA’s Bylaws, contingent on stockholder approval of this Proposal 4. The Board recommends that you vote FOR Proposal 4.

Stockholder Proposal 5
A stockholder is asking our Board to remove the one-year holding period requirement in our Bylaws for stockholders to call a special meeting. Our Board is committed to strong corporate governance and has already adopted a balanced right for stockholders to call a special meeting. Our Board believes that our current Bylaws ensure stockholders have a right to call a special meeting to act on extraordinary, pressing events while preventing a minority of stockholders who have not held a financial stake in NVIDIA for a meaningful period of time from calling meetings for narrow or short-term interests. The Board recommends that you vote AGAINST Proposal 5.
Stockholder Proposal 6
A stockholder is asking our Board to amend its Corporate Governance Policies to adopt specific director resignation provisions if a director fails to receive a majority vote from stockholders. NVIDIA’s existing director resignation and corporate governance policies and procedures are already designed to ensure that the Board is fully accountable to NVIDIA’s stockholders. Our Board believes Proposal 6 seeks the adoption of additional unnecessary director resignation procedures and that our existing director resignation procedures strike the appropriate balance between ensuring director accountability and responsiveness and maintaining a role for the Board’s discretion and judgment. The Board recommends that you vote AGAINST Proposal 6.
Stockholder Proposal 7
A stockholder is asking our Board to publish a chart disclosing workforce data by EEOC-defined job categories, gender, and race. We already publish highly detailed workforce data in our Sustainability Report, based on metrics and categories most relevant to our business model and stakeholders. The Board believes that NVIDIA’s management is best positioned to assess the most appropriate workforce metrics for publication. The Board recommends that you vote AGAINST Proposal 7.

Corporate Sustainability
NVIDIA invents computing technologies that improve lives and address global challenges. Our goal is to integrate sound CS principles and practices into every aspect of the Company. This proxy statement covers the following CS topics:

NVIDIA CORPORATION
2788 SAN TOMAS EXPRESSWAY
SANTA CLARA, CALIFORNIA 95051
(408) 486-2000

  ____________________________________________________
PROXY STATEMENT FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS - JUNE 25, 2025
____________________________________________________

Information About the 2025 Meeting
Your proxy is being solicited on behalf of the Board for use at the 2025 Meeting. Our 2025 Meeting will take place virtually on Wednesday, June 25, 2025 at 9:00 a.m. Pacific Time.
Virtual Meeting Philosophy and Benefits
The Board believes holding the 2025 Meeting in a virtual format invites stockholder participation, while reducing costs to stockholders and the Company. This balance allows the 2025 Meeting to remain focused on matters directly relevant to stockholder interests in an efficient way. We have designed the virtual format to protect stockholder rights, including by offering multiple opportunities to ask questions, publishing answers to questions received for the 2025 Meeting on our Investor Relations website, and providing a replay of the webcast after the 2025 Meeting.
Meeting Attendance
If you were an NVIDIA stockholder as of the close of business on the April 28, 2025 record date, or if you hold a valid proxy, you can attend, ask questions during, and vote at our 2025 Meeting at www.virtualshareholdermeeting.com/NVDA2025. Our 2025 Meeting will be held virtually; use the Control Number included on your Notice or printed proxy card to enter. Anyone can also listen to the 2025 Meeting live; if you encounter any difficulties accessing the virtual 2025 Meeting, please call the technical support number available at www.virtualshareholdermeeting.com/NVDA2025.
A replay of the webcast will be available at www.nvidia.com/proxy through June 24, 2026. Even if you plan to attend the 2025 Meeting virtually, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend.
Asking Questions
We encourage stockholders to submit questions through our pre-meeting forum at www.proxyvote.com (using the Control Number included on your Notice or printed proxy card), as well as during the 2025 Meeting at www.virtualshareholdermeeting.com/NVDA2025. During the 2025 Meeting, we will answer as many stockholder-submitted questions related to the business of the 2025 Meeting as time permits. We will publish on our Investor Relations website answers to questions as soon as practicable after the 2025 Meeting. We intend to group questions and answers by topic and substantially similar questions will be answered only once. To promote fairness to all stockholders and efficient use of the Company’s resources, we will respond to one question per stockholder. We reserve the right to exclude questions that are not pertinent to company business or are otherwise unsuitable for the conduct of the 2025 Meeting.
Quorum and Voting
To hold our 2025 Meeting, we need a majority of the outstanding shares entitled to vote at the close of business on the April 28, 2025 record date, or a quorum, represented at the 2025 Meeting either by attendance virtually or by proxy. On April 28, 2025, there were 24,387,557,065 shares of common stock outstanding and entitled to vote, meaning 12,193,778,533 shares must be represented at the 2025 Meeting or by proxy to have a quorum. A list of stockholders entitled to vote at the close of business on the record date will be available at our headquarters, 2788 San Tomas Expressway, Santa Clara, California, for 10 days prior to the 2025 Meeting to stockholders of record for any legally valid purpose germane to the 2025 Meeting. To schedule an appointment to view the stockholder list during this period, please contact us at shareholdermeeting@nvidia.com.
Your shares will count towards the quorum only if you submit a valid proxy or vote at the 2025 Meeting. Abstentions and broker non-votes will count towards the quorum requirement. If there is not a quorum, a majority of the votes present may adjourn the 2025 Meeting to another date.
For Proposal 1, you may vote FOR or AGAINST any Board nominee, or you may ABSTAIN from voting. For each other matter to be voted on, you may vote FOR or AGAINST or ABSTAIN from voting.
Stockholder of Record
You are a stockholder of record if your shares were registered directly in your name with our transfer agent, Computershare, on April 28, 2025. You can vote shares, change your vote, or revoke your proxy before the final vote at the 2025 Meeting in any of the following ways:

	Vote	Change Your Vote	Revoke Your Proxy
Virtually attend and vote at the 2025 Meeting	✓	✓
Via mail, by signing and mailing your proxy card to us before the 2025 Meeting	✓
By telephone or online, by following the instructions provided in the Notice or your proxy materials	✓	✓
Submit another properly completed proxy card with a later date		✓
Send a written notice that you are revoking your proxy to NVIDIA Corporation, 2788 San Tomas Expressway, Santa Clara, California 95051, Attention: Timothy S. Teter, Secretary, or via email to shareholdermeeting@nvidia.com			✓
If you do not vote using any of the ways described above, your shares will not be voted.
Street Name Holder
If your shares were held through a nominee, such as a bank or broker, as of April 28, 2025, then you were the beneficial owner of shares held in “street name,” and you have the right to direct the nominee how to vote those shares for the 2025 Meeting. The nominee should provide you a separate Notice or voting instructions, which you should follow to tell the nominee how to vote. To vote by attending the 2025 Meeting virtually, you must obtain a valid proxy from your nominee.
If you are a beneficial holder and do not provide voting instructions to your nominee, the nominee will not be authorized to vote your shares on “non-routine” matters, including elections of directors (even if not contested) and executive compensation (including any advisory stockholder votes on executive compensation), the amendment of the Charter, and stockholder proposals. This is called a “broker non-vote.” However, the nominee can still register your shares as being present at the 2025 Meeting for determining quorum, and the nominee will have discretion to vote for matters considered by the NYSE to be “routine,” including Proposal 3 regarding the ratification of the selection of our independent registered public accounting firm. If you are a beneficial owner and want to ensure that all of the shares you beneficially own are voted for or against Proposal 3, you must give your nominee specific instructions to do so or the nominee will have discretion to vote on that proposal. For Proposals 1, 2, 4, 5, 6, and 7, which are “non-discretionary” items, you MUST give your nominee instructions in order for your vote to be counted. We strongly encourage you to vote.

Any NVIDIA stockholder whose shares are held in street name by a member brokerage firm may revoke a proxy and vote their shares at the 2025 Meeting only in accordance with applicable rules and procedures of the national stock exchanges, as used by the holder’s brokerage firm.

Vote Count
On each matter to be voted upon, stockholders have one vote for each share of NVIDIA common stock owned as of April 28, 2025. Votes will be counted by the inspector of election as follows:

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of thirteen directors	More FOR than AGAINST votes	None	None
2	Advisory approval of our executive compensation	Majority of shares present, in person or represented by proxy, and entitled to vote on this matter	Against	None
3	Ratification of the selection of PwC as our independent registered public accounting firm for Fiscal 2026	Majority of shares present, in person or represented by proxy, and entitled to vote on this matter	Against	N/A (1)
4	Approval of an amended and restated Charter to remove all supermajority provisions	66 2/3% of shares outstanding	Against	Against
5	Stockholder Proposal: Special Shareholder Meeting Improvement	Majority of shares present, in person or represented by proxy, and entitled to vote on this matter	Against	None
6	Stockholder Proposal: Director Election Resignation Governance Policy	Majority of shares present, in person or represented by proxy, and entitled to vote on this matter	Against	None
7	Stockholder Proposal: Workforce Data Reporting	Majority of shares present, in person or represented by proxy, and entitled to vote on this matter	Against	None
(1) Because this is a routine proposal, there are no broker non-votes.
If you are a stockholder of record and you return a signed proxy card without marking any selections, your shares will be voted FOR each of the nominees listed in Proposal 1, FOR Proposals 2, 3 and 4, and AGAINST Proposals 5, 6, and 7. If any other matter is properly presented at the 2025 Meeting, one of the proxyholders will vote your shares using his best judgment.
Vote Results
Preliminary voting results will be announced at the 2025 Meeting. Final voting results will be published in a current report on Form 8-K, which will be filed with the SEC by July 1, 2025.
Proxy Materials
As permitted by SEC rules, we are making our proxy materials available to stockholders online at www.nvidia.com/proxy. On or about May 13, 2025, we sent stockholders who owned our common stock at the close of business on April 28, 2025 (except those who previously requested electronic or paper delivery) a Notice with instructions on how to access our proxy materials, vote online or by telephone, and elect to receive future proxy materials electronically or in printed form by mail.
If you choose to receive future proxy materials electronically (via www.proxyvote.com for stockholders of record and www.icsdelivery.com/nvda for street name holders), you will receive an email next year with links to the proxy materials and proxy voting site.
SEC rules also permit companies and intermediaries, such as brokers, to satisfy Notice and proxy material delivery requirements for multiple stockholders with the same address by delivering a single Notice or set of proxy materials addressed to those stockholders. We follow this practice, known as “householding,” unless we have received contrary instructions from any stockholder at that address.
If you received more than one Notice or full set of proxy materials, your shares are either registered in more than one name or held in different accounts. Please vote the shares covered by each Notice or proxy card. To modify your instructions so that you receive one Notice or proxy card for each account or name, contact your broker. Your “householding” election will continue until you are notified otherwise or until you revoke your consent.

To change how you receive proxy materials (electronically or in print), or to request receipt of a separate set of documents to a household, contact our Investor Relations Department through our website at www.nvidia.com, by email to shareholdermeeting@nvidia.com, by phone at (408) 486-2000, or by mail at 2788 San Tomas Expressway, Santa Clara, California 95051.
We will pay the entire cost of soliciting proxies. Our directors and employees may also solicit proxies in person, by telephone, by mail, via the Internet, or by other means. Our directors and employees will not receive any additional compensation for soliciting proxies. We have also retained MacKenzie Partners on an advisory basis for an approximate fee of $17,000; they may help us solicit proxies from brokers, bank nominees, and other institutional owners. We may also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.
2026 Meeting Deadlines for Submission of Stockholder Proposals, Nomination of Directors, and Other Business
Proposals to be Considered for Inclusion in Our Proxy Materials Pursuant to Rule 14a-8
Stockholders who wish to present proposals pursuant to Rule 14a-8 promulgated under the Exchange Act for inclusion in our 2026 Meeting proxy materials must submit their proposals in writing to NVIDIA Corporation, 2788 San Tomas Expressway, Santa Clara, California 95051, Attention: Timothy S. Teter, Secretary, or by email to shareholdermeeting@nvidia.com, on or before January 13, 2026.
Director Nominations Under Our Proxy Access Bylaw
A stockholder (or a group of up to 20 stockholders) who has owned at least 3% of the voting power of our outstanding capital stock for at least three continuous years and has complied with the other requirements in our Bylaws may nominate and include in our proxy materials director nominees constituting up to the greater of (a) up to two director candidates or (b) up to 20% of the number of directors in office on the last day that a submission may be delivered. Notice of a proxy access nomination for consideration at our 2026 Meeting must be received following the above instructions not later than the close of business on March 27, 2026, and not earlier than February 25, 2026. If we hold the 2026 Meeting more than 30 days prior to, or delayed by more than 30 days after, the first anniversary of the 2025 Meeting, for written notice by the stockholder to be timely, such notice must be delivered following the above instructions not earlier than the close of business on the 120th day prior to the 2026 Meeting and not later than the close of business on the 90th day prior to the 2026 Meeting or the 10th day following the day on which public announcement of the date of the 2026 Meeting is first made by us, whichever is later.
Other Director Nominations and Proposals
Apart from Rule 14a-8 and the proxy access provision of our Bylaws, under our Bylaws certain procedures must be followed for a stockholder to nominate a director or introduce an item of business at an annual meeting of stockholders. If you wish to nominate a director or introduce an item of business at the 2026 Meeting that is not included in our 2026 Meeting proxy materials, you must do so in writing following the above instructions not later than the close of business on March 27, 2026, and not earlier than February 25, 2026. If we hold the 2026 Meeting more than 30 days prior to, or delayed by more than 70 days after, the first anniversary of the 2025 Meeting, for written notice by the stockholder to be timely, such notice must be delivered following the above instructions not earlier than the close of business on the 120th day prior to the 2026 Meeting and not later than the close of business on the 90th day prior to the 2026 Meeting or the 10th day following the day on which public announcement of the date of the 2026 Meeting is first made by us, whichever is later.
Additional Requirements and Information
We advise you to review our Bylaws, which include additional requirements for advance notice of stockholder proposals, director nominations, and proxy access nominations. We recognize the importance of stockholders’ ability to nominate directors to our Board. Accordingly, our Board will consider feedback received through our stockholder engagement process regarding the process and disclosure requirements of our Bylaws for nominating directors and other proposals. Our Board will engage with stockholders of various holdings size regarding any proposed amendments to our Bylaws that would require a nominating stockholder to disclose to us (i) such stockholder’s plans to nominate candidates to the boards of other public companies, or disclose prior director nominations or proposals that such stockholder privately submitted to other public companies, or (ii) information about such stockholder’s limited partners or business associates beyond the existing requirements of our Bylaws.

Proposal 1—Election of Directors

What am I voting on? Electing the 13 director nominees identified below to hold office until the 2026 Meeting and until his or her successor is elected or appointed.
Vote required for approval: Directors are elected if they receive more FOR votes than AGAINST votes.
Effect of abstentions: None.
Effect of broker non-votes: None.

Our Board currently consists of 13 members. Our nominees include 12 independent directors, as defined by the rules and regulations of Nasdaq, and one NVIDIA officer: Mr. Huang, who serves as our President and CEO.
All of our directors have one-year terms and stand for election annually. Each nominee, other than Dr. Ochoa, is currently a director of NVIDIA previously elected by our stockholders.
The Board expects the nominees will be available for election. If a nominee declines or is unable to act as a director, your proxy may be voted for any substitute nominee proposed by the Board or the size of the Board may be reduced.
Recommendation of the Board
The Board recommends that you vote FOR the election of each of the following nominees:

Name	Age	Director Since		Occupation	Independent	Financial Expert (1)	Committee Membership Until 2025 Meeting	Committee Membership After 2025 Meeting	Other Public Company Boards
Robert K. Burgess	67	2011		Independent Consultant	✓	✓	CC	NCGC
Tench Coxe	67	1993		Former Managing Director, Sutter Hill Ventures	✓		CC	AC, CC	1 (2)
John O. Dabiri	45	2020		Centennial Professor of Aeronautics and Mechanical Engineering, California Institute of Technology	✓		CC	CC
Persis S. Drell	69	2015		Professor of Materials Science and Engineering and Physics, and Former Provost, Stanford University	✓		NCGC	CC
Jen-Hsun Huang	62	1993		President & CEO, NVIDIA Corporation
Dawn Hudson	67	2013		Former Chief Marketing Officer, National Football League & Former CEO Pepsi-Cola North America	✓	✓	CC Chairperson	CC Chairperson	1
Harvey C. Jones	72	1993		Managing Partner, Square Wave Ventures	✓	✓	AC, NCGC	AC, NCGC
Melissa B. Lora	62	2023		Former President, Taco Bell International	✓	✓	AC	AC	1
Stephen C. Neal (Lead Director)	76	2019		Chairman Emeritus & Senior Counsel, Cooley LLP	✓		NCGC Chairperson	NCGC Chairperson
Ellen Ochoa	67	2024		Former Director, NASA Johnson Space Center	✓		NCGC	NCGC	1
A. Brooke Seawell	77	1997		Venture Partner, New Enterprise Associates	✓	✓	AC Chairperson	AC Chairperson	1
Aarti Shah	60	2020		Former Senior Vice President & Chief Information and Digital Officer, Eli Lilly and Company	✓		AC, CC	AC, CC	1
Mark A. Stevens	65	2008	(3)	Managing Partner, S-Cubed Capital	✓		AC, NCGC	CC, NCGC
(1) Qualified as an AC financial expert.
(2) Mr. Coxe will no longer serve on the Artisan board as of the 2025 Artisan Annual Meeting of Stockholders.
(3) Previously served as a member of our Board from 1993 until 2006.

Director Qualifications and Nomination of Directors
The NCGC identifies, reviews and assesses the qualifications of current and potential directors and recommends nominees for Board approval. In accordance with our Corporate Governance Policies and the NCGC Charter, the NCGC is committed to maintaining a Board with diverse perspectives and considers a nominee’s background and experience to ensure that a broad range of perspectives is represented. The NCGC may conduct appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates and may engage a professional search firm to assist the committee in identifying, evaluating, and conducting due diligence on potential director nominees.  The NCGC has not established specific age, gender, education, experience, or skill requirements, and instead considers numerous factors regarding the nominee, including those listed below, taking into account our current and future business models:

•Integrity and candor
•Independence
•Senior leadership and operational experience
•Professional, technical and industry knowledge
•Financial expertise
•Financial community experience (including as an investor in other companies)
•Marketing, communications and brand management background
•Governance and public company board experience
•Experience with emerging technologies and new business models
•Regulatory, legal, and risk management expertise, including in cybersecurity matters

•Mix of backgrounds, experiences, and perspectives
•Human capital management experience
•Experience in academia
•Willingness and ability to devote substantial time and effort to Board responsibilities and Company oversight
•Ability to represent the interests of the stockholders as a whole rather than special interest groups or constituencies
•All relationships between the proposed nominee and any of our stockholders, competitors, customers, suppliers, or other persons with a relationship to NVIDIA
•For nominees for re-election, overall service to NVIDIA, including past attendance, participation and contributions to the activities of the Board and its committees

The NCGC and the Board understand the importance of Board refreshment, and strive to maintain an appropriate balance of tenure, diversity of professional experience and backgrounds, skills, and education on the Board. While the Board benefits from the experience and institutional knowledge that our longer-serving directors bring, it has also brought in new perspectives and ideas through the appointment of four new directors, and the retirement of three directors, since 2020. The Board also regularly rotates committee membership and chairpersons to help promote different viewpoints on the Board committees. Our longer-tenured directors are familiar with our operations and business areas and have the perspective of overseeing our activities from a variety of economic and competitive environments, which enhances the Board’s oversight of strategy and risks. Given the growth of the Company and the breadth of our product offerings, as well as the increasingly complex macroeconomic and geopolitical factors we face, these experienced directors are a significant asset to the Board. Our newer directors have brought expertise in brand development and cybersecurity, familiarity with technology developments at leading academic institutions, and senior management, operating, and finance experience, all of which are important to supporting NVIDIA as it enters new markets. Each year, the NCGC and Board review each director’s individual performance, including the director’s past contributions, outside experiences and activities, and committee participation, and determine how his or her experience and skills continue to add value to NVIDIA and the Board.

Below are the skills, competencies, and attributes that our Board considers important for our directors to have, considering our current business and future market opportunities:

Senior Leadership & Operations Experience	Directors with senior leadership and operations experience provide informed oversight of our business, and unique experiences and perspectives. They are uniquely positioned to contribute practical insight into business strategy and operations, driving growth, building and strengthening corporate culture, and supporting the achievement of strategic priorities and objectives.
Industry & Technical	Directors with industry experience and technical backgrounds facilitate within the Board a deeper understanding of innovations and a technical assessment of our products and services.
Financial/Financial Community	Experience in financial matters and the financial community assists our Board with review of our operations and finances, including overseeing our financial statements, capital structure and internal controls. Those with a venture capital background also offer valuable stockholder perspectives.
Governance & Public Company Board
Directors with experience in corporate governance, such as service on boards and board committees, or as executives of other large, public companies, are familiar with the dynamics and operation of a board of directors and the impact that governance policies have on a company. This experience supports our goals of strong Board and management accountability, transparency, and protection of stockholder interests. Public company board experience also helps our directors identify challenges and risks we face as a public company, including oversight of strategic, operational, and compliance-related matters, and stockholder relations.

Emerging Technologies & Business Models	Experience in emerging technologies and business models is integral to our growth strategies given our unique business model and provides important insights as our business expands into new areas.
Marketing, Communications & Brand Management
Directors with experience in marketing, communications, and brand management offer guidance on our products directly marketed to consumers, important perspectives on expanding our market share, and expertise in communicating with our customers and other stakeholders.

Regulatory, Legal & Risk Management	Our business requires compliance with a variety of regulatory requirements in different jurisdictions. We face new regulatory matters and regulations as our business grows. We are also subject to multiple lawsuits. Directors with experience in governmental, public policy, legal, and risk management areas, including cybersecurity, help provide valuable insights and oversight for our Company.
Human Capital Management Experience	Our people are critical to our success. Directors with experience in organizational management, talent development, and developing values and culture in a large global workforce provide key insights. Human capital management experience also assists our Board in overseeing executive and employee compensation, development, and engagement.
The NCGC evaluates candidates proposed by stockholders using the same criteria as it uses for other candidates. Stockholders seeking to recommend a prospective nominee should follow the instructions under Stockholder Communications with the Board of Directors below. The stockholder(s) must provide timely written notice of such recommended nominee and the stockholder(s) and such recommended nominee must satisfy the other requirements specified in our Bylaws and Corporate Governance Policies, both of which are available on the Investor Relations section of our website at www.nvidia.com. Stockholders are advised to review these documents.

Proxy Access
Our Board has voluntarily adopted proxy access. As a result, we will include in our proxy statement information regarding the greater of (i) up to two director candidates or (ii) up to 20% of the number of directors in office on the last day that a submission may be delivered, if nominated by a stockholder (or group of up to 20 stockholders) owning at least 3% of the voting power of our outstanding capital stock for at least three continuous years. The stockholder(s) must provide timely written notice of such nomination and the stockholder(s) and nominee must satisfy the other requirements specified in our Bylaws. This summary of our proxy access rules is not intended to be complete and is subject to limitations set forth in our Bylaws and Corporate Governance Policies, both of which are available on the Investor Relations section of our website at www.nvidia.com. Stockholders are advised to review these documents. The NCGC did not receive any stockholder nominations during Fiscal 2025.

Our Director Nominees
The biographies below include information, as of the date of this proxy statement, regarding the particular experience, qualifications, attributes or skills of each director, relative to the skills matrix above, that led the NCGC and Board to believe that he or she should continue to serve on the Board.

ROBERT K. BURGESS
Independent Consultant
Age: 67	Director Since: 2011	Committees: CC, NCGC*

Other Current Public Company Boards: None	Independent Director	Financial Expert

Robert K. Burgess has served as an independent investor and board member to technology companies since 2005. He was Chief Executive Officer from 1996 to 2005 of Macromedia, Inc., a provider of internet and multimedia software, which was acquired by Adobe Systems Incorporated; he also served from 1996 to 2005 on its board of directors, as Chairman of its board of directors from 1998 to 2005, and as Executive Chairman for his final year. Previously, he held key executive positions from 1984 to 1991 at Silicon Graphics, Inc. (SGI), a graphics and computing company; from 1991 to 1995, served as Chief Executive Officer and a board member of Alias Research, Inc., a publicly traded 3D software company, until its acquisition by SGI; and resumed executive positions at SGI during 1996. Mr. Burgess was a director of Adobe from 2005 to 2019, and of Rogers Communications, Inc., a communications and media company, from 2016 to 2019. He holds a BCom degree from McMaster University.
Mr. Burgess brings to the Board senior management and operating experience and expertise in the areas of financial and risk management. He has been in the computer graphics industry since 1984. He has a broad understanding of the roles and responsibilities of a corporate board and provides valuable insight on a range of issues in the technology industry.

Senior Leadership & Operations Experience	Financial/Financial Community	Governance & Public Company Board
Emerging Technologies & Business Models	Human Capital Management Experience

*Mr. Burgess will serve on the CC until the 2025 Meeting and start to serve on the NCGC after the 2025 Meeting.

TENCH COXE
Former Managing Director, Sutter Hill Ventures
Age: 67	Director Since: 1993	Committees: CC, AC*

Other Current Public Company Boards: Artisan Partners Asset Management Inc. (since 1995)**	Independent Director

Tench Coxe was a Managing Director of Sutter Hill Ventures, a venture capital investment firm, from 1989 to 2020, where he focused on investments in the IT sector. Prior to joining Sutter Hill Ventures in 1987, he was Director of Marketing and MIS at Digital Communication Associates. He serves on the board of directors of Artisan Partners Asset Management Inc., an institutional money management firm.** He was a director of Mattersight Corp., a customer loyalty software firm, from 2000 to 2018. Mr. Coxe holds a BA degree in Economics from Dartmouth College and an MBA degree from Harvard Business School.
Mr. Coxe brings to the Board expertise in financial and transactional analysis and provides valuable perspectives on corporate strategy and emerging technology trends. His significant financial community experience gives the Board an understanding of the methods by which companies can increase value for their stockholders.

Financial/Financial Community	Governance & Public Company Board	Emerging Technologies & Business Models
Human Capital Management Experience

*Mr. Coxe will start to serve on the AC after the 2025 Meeting. He will continue to serve on the CC after the 2025 Meeting.

**Mr. Coxe will no longer serve on the Artisan board as of the 2025 Artisan Annual Meeting of Stockholders.

JOHN O. DABIRI
Centennial Professor of Aeronautics and Mechanical Engineering, California Institute of Technology
Age: 45	Director Since: 2020	Committees: CC

Other Current Public Company Boards: None	Independent Director

John O. Dabiri is the Centennial Professor of Aeronautics and Mechanical Engineering at the California Institute of Technology. He is a recipient of the National Medal of Science, a MacArthur Foundation "Genius Grant," the National Science Foundation Alan T. Waterman Award, and the Presidential Early Career Award for Scientists and Engineers. He heads the Dabiri Lab, which conducts research at the intersections of fluid mechanics, energy and environment, and biology. From 2021 to January 2025, he served on President Biden's Council of Advisors on Science and Technology (PCAST) and Energy Secretary Granholm's Energy Advisory Board (SEAB). From 2015 to 2019, he served as a Professor of Civil and Environmental Engineering and of Mechanical Engineering at Stanford University, where he was recognized with the Eugene L. Grant Award for Excellence in Teaching. From 2005 to 2015, he was a Professor of Aeronautics and Bioengineering at the California Institute of Technology, during which time he also served as Director of the Center for Bioinspired Wind Energy, Chair of the Faculty, and Dean of Students. Dr. Dabiri is a Fellow of the American Physical Society, where he previously served as Chair of the Division of Fluid Dynamics. He also serves on the board of trustees of the Gordon and Betty Moore Foundation and previously served as a member of the National Academies’ Committee on Science, Technology, and Law. Dr. Dabiri holds a PhD degree in Bioengineering and an MS degree in Aeronautics from the California Institute of Technology, and a BSE degree summa cum laude in Mechanical and Aerospace Engineering from Princeton University.
Dr. Dabiri brings to the Board a versatile research background and cutting-edge expertise in various engineering fields, along with a proven record of successful innovation.

Industry & Technical	Emerging Technologies & Business Models

PERSIS S. DRELL
Professor of Materials Science and Engineering and Physics, and Former Provost, Stanford University
Age: 69	Director Since: 2015	Committees: NCGC, CC*

Other Current Public Company Boards: None	Independent Director

Persis S. Drell is a Professor of Materials Science and Engineering and Professor of Physics of Stanford University. Dr. Drell has been on the faculty at Stanford since 2002 and was the Dean of the Stanford School of Engineering from 2014 to 2017 and the Provost of Stanford from 2017 to 2023. She also served as the Director of SLAC from 2007 to 2012. Dr. Drell is a member of the National Academy of Sciences and the American Academy of Arts and Sciences, and is a Fellow of the American Physical Society and a Fellow of the American Association for the Advancement of Science. She has been the recipient of a Guggenheim Fellowship and a National Science Foundation Presidential Young Investigator Award. Dr. Drell holds a PhD degree from the University of California, Berkeley and an AB degree in Mathematics and Physics from Wellesley College.
An accomplished researcher and educator, Dr. Drell brings to the Board expert leadership in guiding innovation in science and technology.

Senior Leadership & Operations Experience	Industry & Technical	Governance & Public Company Board
Emerging Technologies & Business Models	Human Capital Management Experience

*Dr. Drell will serve on the NCGC until the 2025 Meeting and start to serve on the CC after the 2025 Meeting.

JEN-HSUN HUANG
President and Chief Executive Officer, NVIDIA Corporation
Age: 62	Director Since: 1993	Committees: None

Other Current Public Company Boards: None

Jen-Hsun Huang founded NVIDIA in 1993 and has served since its inception as President, Chief Executive Officer, and a member of the Board.
Since its founding, NVIDIA has pioneered accelerated computing. The Company’s invention of the GPU in 1999 sparked the growth of the PC gaming market, redefined computer graphics, and ignited the era of modern AI. NVIDIA is now driving the platform shift of accelerated computing and generative AI, transforming the world's largest industries and profoundly impacting society.
Mr. Huang has been elected to the National Academy of Engineering and is a recipient of the Semiconductor Industry Association’s highest honor, the Robert N. Noyce Award; the IEEE Founder’s Medal; the Dr. Morris Chang Exemplary Leadership Award; and honorary doctorate degrees from Taiwan’s National Chiao Tung University, National Taiwan University, and Oregon State University. He has been named the world’s best CEO by Fortune, the Economist, and Brand Finance, as well as one of TIME magazine’s 100 most influential people.
Prior to founding NVIDIA, Mr. Huang worked at LSI Logic, a semiconductor and software company, and Advanced Micro Devices, a global semiconductor company. He holds a BSEE degree from Oregon State University and an MSEE degree from Stanford University.
Mr. Huang is one of the technology industry’s most respected executives, having taken NVIDIA from a startup to a world leader in accelerated computing. Under his guidance, NVIDIA has compiled a record of consistent innovation and sharp execution, marked by products that have gained strong market share.

Senior Leadership & Operations Experience	Industry & Technical	Financial/Financial Community
Governance & Public Company Board	Emerging Technologies & Business Models	Marketing, Communications & Brand Management
Regulatory, Legal & Risk Management	Human Capital Management Experience

DAWN HUDSON
Former Chief Marketing Officer, National Football League & Former CEO Pepsi-Cola North America
Age: 67	Director Since: 2013	Committees: CC

Other Current Public Company Boards: The Interpublic Group of Companies, Inc. (since 2011)	Independent Director	Financial Expert

Dawn Hudson serves on the boards of various companies. From 2014 to 2018, Ms. Hudson served as Chief Marketing Officer for the National Football League. Previously, she served from 2009 to 2014 as Vice Chairman of The Parthenon Group, an advisory firm focused on strategy consulting. She was President and Chief Executive Officer of Pepsi-Cola North America, the beverage division of PepsiCo, Inc. for the U.S. and Canada, from 2005 to 2007 and President from 2002, and simultaneously served as Chief Executive Officer of the foodservice division of PepsiCo, Inc. from 2005 to 2007. Previously, she spent 13 years in marketing, advertising and branding strategy, holding leadership positions at major agencies, such as D’Arcy Masius Benton & Bowles and Omnicom Group Inc. Ms. Hudson currently serves on the board of directors of The Interpublic Group of Companies, Inc., an advertising holding company, a private skincare company and a private consumer diagnostic portfolio company. She was a director of P.F. Chang’s China Bistro, Inc., a restaurant chain, from 2010 to 2012; of Allergan, Inc., a biopharmaceutical company, from 2008 to 2014; of Lowes Companies, Inc., a home improvement retailer, from 2001 to 2015; of Amplify Snack Brands, Inc., a snack food company, from 2014 to 2018; and of Modern Times Group MTG AB, a gaming company, from 2020 to 2023. She holds a BA degree in English from Dartmouth College.
Ms. Hudson brings to the board experience in executive leadership. As a longtime marketing executive, she has valuable expertise and insights in leveraging brands, brand development and consumer behavior. She also has considerable corporate governance experience, gained from more than two decades of serving on the boards of public companies.

Senior Leadership & Operations Experience	Financial/Financial Community	Governance & Public Company Board
Marketing, Communications & Brand Management	Human Capital Management Experience

HARVEY C. JONES
Managing Partner, Square Wave Ventures
Age: 72	Director Since: 1993	Committees: AC, NCGC

Other Current Public Company Boards: None	Independent Director	Financial Expert

Harvey C. Jones has been the Managing Partner of Square Wave Ventures, a private investment firm, since 2004. Mr. Jones has been an entrepreneur, high technology executive, and active venture investor for over 30 years. In 1981, he co-founded Daisy Systems Corp., a computer-aided engineering company, ultimately serving as its President and Chief Executive Officer until 1987. Between 1987 and 1998, he led Synopsys, Inc., a major electronic design automation company, serving as its Chief Executive Officer for seven years and then as Executive Chairman. In 1997, Mr. Jones co-founded Tensilica Inc., a privately held technology IP company that developed and licensed high performance embedded processing cores. He served as Chairman of the Tensilica board of directors from inception through its 2013 acquisition by Cadence Design Systems, Inc. He was a director of Tintri Inc., a company that built data storage solutions for virtual and cloud environments, from 2014 until 2018. Mr. Jones holds a BS degree in Mathematics and Computer Sciences from Georgetown University and an MS degree in Management from Massachusetts Institute of Technology.
Mr. Jones brings to the board an executive management background, an understanding of semiconductor technologies and complex system design. He provides valuable insight into innovation strategies, research and development efforts, as well as management and development of our technical employees. His significant financial community experience gives the Board an understanding of the methods by which companies can increase value for their stockholders.

Senior Leadership & Operations Experience	Industry & Technical	Financial/Financial Community
Governance & Public Company Board	Emerging Technologies & Business Models	Marketing, Communications & Brand Management
Human Capital Management Experience

MELISSA B. LORA
Former President, Taco Bell International
Age: 62	Director Since: 2023	Committees: AC

Other Current Public Company Boards: Conagra Brands, Inc. (since 2019)	Independent Director	Financial Expert

Melissa B. Lora has served in several senior executive roles over her 31-year career at Taco Bell Corp., a subsidiary of Yum! Brands, Inc., one of the world’s largest restaurant companies, including as President of Taco Bell International at her retirement in 2018 and Global Chief Financial and Development Officer and Chief Financial and Development Officer at Taco Bell Corp. Ms. Lora served on the board of directors of KB Home, a homebuilding company, from 2004 to April 2024, and was a Lead Independent Director thereof from 2016. She was the chair of the audit committee from 2008 to 2018 at KB Home. She has served on the board of directors of Conagra Brands, Inc., a consumer packaged goods holding company, since 2019 and is the chair of the audit & finance committee and a member of the nominating and governance committee. Ms. Lora previously served on the board of directors of MGIC Investment Corporation from 2018 to 2022. Ms. Lora holds a BS degree in Finance from California State University-Long Beach and an MBA degree emphasizing Corporate Finance from the University of Southern California.
Ms. Lora brings to the Board senior management and operating experience as well as finance experience gained in a large corporate setting. Additionally, she has decades of public company board of director experience in a variety of industries and board governance roles.

Senior Leadership & Operations Experience	Financial/Financial Community	Governance & Public Company Board
Emerging Technologies & Business Models	Marketing, Communications & Brand Management	Human Capital Management Experience

STEPHEN C. NEAL
Chairman Emeritus and Senior Counsel, Cooley LLP
Age: 76	Director Since: 2019	Committees: NCGC

Other Current Public Company Boards: None	Independent Director	Lead Director

Stephen C. Neal serves as Chairman Emeritus and Senior Counsel of the law firm Cooley LLP, where he was also Chief Executive Officer from 2001 until 2008. In addition to his extensive experience as a trial lawyer on a broad range of corporate issues, Mr. Neal has represented and advised numerous boards of directors, special committees of boards, and individual directors on corporate governance and other legal matters. Prior to joining Cooley in 1995, Mr. Neal was a partner of the law firm Kirkland & Ellis LLP. Mr. Neal served on the board of directors of Levi Strauss & Co. from 2007 to 2021 and as Chairperson from 2011 to 2021. Mr. Neal also is Chairman of the Oversight Board Trust, a perpetual Delaware special purpose trust. Previously, Mr. Neal served as Chairman of the boards of the William and Flora Hewlett Foundation and of the Monterey Bay Aquarium. Mr. Neal holds an AB degree from Harvard University and a JD degree from Stanford Law School.
Mr. Neal brings to the Board deep knowledge and broad experience in corporate governance as well as his perspectives drawn from advising many companies throughout his career.

Senior Leadership & Operations Experience	Governance & Public Company Board	Marketing, Communications & Brand Management
Regulatory, Legal & Risk Management	Human Capital Management Experience

ELLEN OCHOA
Former Director, NASA Johnson Space Center
Age: 67	Director Since: 2024	Committees: NCGC

Other Current Public Company Boards: Service Corporation International (since 2015)	Independent Director

Ellen Ochoa is the former Director of NASA’s Johnson Space Center and serves on the boards of various corporate and nonprofit organizations. Dr. Ochoa served in several roles at the NASA Johnson Space Center from 1990 to 2018, including Center Director, Deputy Center Director, and astronaut. Previously, she was branch chief and research engineer at NASA Ames Research Center from 1988 to 1990, and a researcher at Sandia National Laboratories from 1985 to 1988. Dr. Ochoa has served on the boards of directors of Service Corporation International, a publicly traded funeral homes and services company, since 2015, and of Mutual of America Financial Group, a retirement plan and financial services company, since 2017. She has served on the boards of trustees of the Gordon and Betty Moore Foundation, a scientific discovery and environmental conservation foundation, since 2018, and of SRI International, a nonprofit scientific research institution, since 2023. She previously served as Chair of the National Science Board, on the boards of directors of the Federal Reserve Bank of Dallas and Manned Space Flight Education Foundation, and the board of trustees of Stanford University. Dr. Ochoa holds a BS degree in Physics from San Diego State University and MS and PhD degrees in Electrical Engineering from Stanford University.
Dr. Ochoa brings to the board a unique blend of technical expertise in aerospace innovation, advanced technology development, STEM advocacy and leadership, supporting the company's innovation and strategic growth.

Senior Leadership & Operations Experience	Industry & Technical	Governance & Public Company Board
Emerging Technologies & Business Models	Regulatory, Legal & Risk Management	Human Capital Management Experience

A. BROOKE SEAWELL
Venture Partner, New Enterprise Associates
Age: 77	Director Since: 1997	Committees: AC

Other Current Public Company Boards: Tenable Holdings, Inc. (since 2017)	Independent Director	Financial Expert

A. Brooke Seawell has served since 2005 as a Venture Partner at New Enterprise Associates, and was a Partner from 2000 to 2005 at Technology Crossover Ventures. He was Executive Vice President from 1997 to 1998 at NetDynamics, Inc., an application server software company, which was acquired by Sun Microsystems, Inc. He was Senior Vice President and Chief Financial Officer from 1991 to 1997 of Synopsys, Inc., an electronic design automation software company. He serves on the board of directors of Tenable Holdings, Inc., a cybersecurity company, and one privately held company. Mr. Seawell served on the board of directors and as audit chair of Glu Mobile, Inc., a publisher of mobile games, from 2006 to 2014, of Informatica Corp., a data integration software company, from 1997 to 2015, of Tableau Software, Inc., a business intelligence software company, from 2011 to 2019, and of Eargo, Inc., a medical device company, from 2020 to 2022. In 2024, the National Association of Corporate Directors named Mr. Seawell as one of the Top 100 directors in the nation. He also previously served as a member of the Stanford University Athletic Board and on the Management Board of the Stanford Graduate School of Business. Mr. Seawell holds a BA degree in Economics and an MBA degree in Finance from Stanford University.
Mr. Seawell brings to the Board operational expertise and senior management experience, including knowledge of the complex issues facing public companies, and a deep understanding of accounting principles and financial reporting. His significant financial community experience gives the Board an understanding of the methods by which companies can increase value for their stockholders.

Senior Leadership & Operations Experience	Financial/Financial Community	Governance & Public Company Board
Emerging Technologies & Business Models	Regulatory, Legal & Risk Management	Human Capital Management Experience

AARTI SHAH
Former Senior Vice President & Chief Information and Digital Officer, Eli Lilly and Company
Age: 60	Director Since: 2020	Committees: AC, CC

Other Current Public Company Boards: Sandoz International GmbH	Independent Director

Aarti Shah serves on the boards of various companies and non-profit organizations. Dr. Shah worked at Eli Lilly and Company for 27.5 years until 2021 and served in several functional and business leadership roles, most recently as Senior Vice President and Chief Information and Digital Officer, as well as Senior Statistician, Research Scientist, Vice President for Biometrics, and Global Brand Development Leader in Lilly’s Bio-Medicines business unit. Dr. Shah has served on the board and as a member of the science, innovation & development committee and human capital and ESG committee of Sandoz International GmbH, a pharmaceutical company, since 2023. Dr. Shah has served on the board of trustees and as a member of the audit committee and distribution and technology committee of Northwestern Mutual since 2020, a financial services organization. Dr. Shah serves on the board, strategic planning committee, and global and technology committee of St. Jude Children's Research Hospital and American Lebanese Syrian Associated Charities (ALSAC), a non-profit organization. She also serves as a trustee of the non-profit organization, Shrimad Rajchandra Mission Dharampur USA. She served on the Indianapolis Public Library Foundation board for the full term of 9 years and on the Center for Interfaith Cooperation for the full term of 4 years. Dr. Shah received her BS and MS degrees in Statistics and Mathematics in India before completing her PhD degree in Applied Statistics from the University of California, Riverside.
Dr. Shah brings to the Board executive leadership and senior operating experience. Additionally she brings expertise in drug development and technical expertise in the areas of information technology, cybersecurity, advanced analytics, data sciences, and digital health.

Senior Leadership & Operations Experience	Industry & Technical	Governance & Public Company Board
Emerging Technologies & Business Models	Marketing, Communications & Brand Management	Regulatory, Legal & Risk Management
Human Capital Management Experience

MARK A. STEVENS
Managing Partner, S-Cubed Capital
Age: 65	Director Since: 2008 (previously served 1993-2006)	Committees: AC, NCGC, CC*

Other Current Public Company Boards: None	Independent Director

Mark A. Stevens has been the Managing Partner of S-Cubed Capital, a private family office investment firm, since 2012. He was a Managing Partner from 1993 to 2011 of Sequoia Capital, a venture capital investment firm, where he had been an associate for the preceding four years. Previously, he held technical sales and marketing positions at Intel Corporation, and was a member of the technical staff at Hughes Aircraft Co. Mr. Stevens is a trustee and the chair of investment committee of the University of Southern California. He was a director of Quantenna Communications, Inc., a provider of Wi-Fi solutions, from 2016 until 2019. Mr. Stevens holds a BSEE degree, a BA degree in Economics and an MS degree in Computer Engineering from the University of Southern California, and an MBA degree from Harvard Business School.
Mr. Stevens brings to the Board a deep understanding of the technology industry, and the drivers of structural change and high-growth opportunities. He provides valuable insight regarding corporate strategy development and the analysis of acquisitions and divestitures. His significant financial community experience gives the Board an understanding of the methods by which companies can increase value for their stockholders.

Industry & Technical	Financial/Financial Community	Governance & Public Company Board
Emerging Technologies & Business Models

*Mr. Stevens will serve on the AC until the 2025 Meeting. He will serve on the CC and continue to serve on the NCGC after the 2025 Meeting.

Information About the Board of Directors and Corporate Governance
Independence of the Members of the Board of Directors
Nasdaq rules and our Corporate Governance Policies (as further described below) require that a majority of our directors not have a relationship that would interfere with their exercise of independent judgment in carrying out their responsibilities and that they meet any other qualification requirements required by the SEC and Nasdaq.
After considering all relevant relationships and transactions, our Board determined that, except for Mr. Huang, all of our directors are “independent” as defined by Nasdaq’s rules and regulations. The Board also determined that all members of our AC, CC, and NCGC are independent under applicable Nasdaq listing standards, and that each of Mr. Seawell, Mr. Jones and Ms. Lora of the AC are “audit committee financial experts” as defined under applicable SEC rules.
Board Leadership Structure
Our Board ensures that each member has an equal voice in the affairs and the management of NVIDIA by having an independent Lead Director, rather than a chairperson, which the Board believes best serves our stockholders. The independent directors consider the role and designation of the person to serve as Lead Director on an annual basis. The Board recognizes that different board leadership structures may be appropriate under different circumstances and its annual review includes consideration of whether having a Lead Director continues to best meet NVIDIA’s evolving needs and serves in the best interest of its stockholders.
Our Board believes its current leadership structure is appropriate because:
•The active involvement of each of our independent directors, combined with the qualifications and significant responsibilities of, and strong oversight by, our Lead Director, provide balance on the Board;
•It promotes independent oversight of our management and affairs;
•It effectively allocates authority, responsibility, and oversight between management and our independent directors; and
•It provides the right foundation to pursue the Company’s strategic and operational objectives, particularly in light of the evolution of our business and operating environment.

Our CEO has primary responsibility for the operational leadership and strategic direction of the Company, and the Lead Director facilitates our Board’s independent oversight of management, promotes communication between management and our Board, and supports our Board’s consideration of key governance matters. This arrangement promotes open dialogue among the Board, including discussions of the independent directors during quarterly executive sessions led by our Lead Director, without the presence of our CEO. We believe that our current structure best serves our stockholders, without the need to appoint a person to serve as chairperson of the Board.

Under our Corporate Governance Policies, the Board may select a chairperson in its discretion, but, if it does not, a Lead Director shall be designated annually by a majority of the independent directors and identified in the Company’s proxy statement. These policies help to ensure a robust independent leadership structure on our Board.
While the Board has discretion to consider other leadership structures, including having the Lead Director (or chairperson, if any) and CEO roles filled by a single individual, it would only consider a change if it best aligned with the interests of our stockholders, management, and the Board, and it complied with applicable laws and regulations. If in the future our CEO were to take a leadership position on the Board, such as chairperson, we expect that the Board would continue to appoint an independent Lead Director to maintain a balanced and strong leadership structure and otherwise represent the Board independently from the Company’s management team. Any changes to the Board’s leadership structure would take into account stockholder views, including through our ongoing stockholder outreach, and would be communicated to stockholders on our Investor Relations website and in our proxy statement. Our Lead Director may provide input on the design of the Board as requested by the NCGC. In his role as NCGC Chairperson, our Lead Director will continue to lead discussions, provide input, and oversee the design of the Board itself.

Our Lead Director
Stephen C. Neal
Director since 2019	Chairperson of the NCGC
Experience
✓	Extensive experience as a trial attorney
✓	Has advised numerous companies, boards and individuals on governance and legal matters
✓	Helped clients manage internal and government investigations
✓	Executive experience as Cooley LLP’s CEO, and board and chairman experience on the Levi Strauss & Co. board of directors

The Board believes Mr. Neal’s experience, breadth of knowledge, and contributions to the Board position him well to provide strong leadership, oversight, and the ability to contribute valuable insight with respect to the Company’s business.

Our Lead Director may require Board consideration of risk matters, including adding them to Board agendas or as topics for executive sessions of the independent members of the Board. The Board believes that Mr. Neal is highly qualified to assist the Board in overseeing the identification, assessment, and management of the Company’s exposure to various risks as a result of his extensive risk management, legal, and executive experience and provides effective independent oversight of the Company’s risk exposures as Lead Director. Further information on the Board’s oversight of risk management and its work with the CEO to address risk management matters is detailed below under Role of the Board in Risk Oversight.

Our Lead Director has significant responsibilities, which are set forth in our Corporate Governance Policies, and include the duties listed below.

Duties of Our Lead Director
✓	Determining an appropriate schedule of Board meetings and seeking to ensure that the independent members of the Board can perform their duties responsibly while not interfering with the flow of our operations
✓	Working with the CEO, and seeking input from other directors and relevant management, as to the preparation of the agendas for Board meetings
✓	Advising the CEO on a regular basis as to the quality, quantity, and timeliness of the flow of information requested by the Board from our management with the goal of providing what is necessary for the independent members of the Board to effectively and responsibly perform their duties, and, although our management is responsible for the preparation of materials for the Board, the Lead Director may specifically request the inclusion of certain material
✓	Coordinating, developing the agenda for, and moderating executive sessions of the independent members of the Board and acting as principal liaison between them and the CEO on sensitive issues
✓	Presiding over Board meetings when the CEO is not present
✓	Convening meetings of the independent directors, as necessary or appropriate
✓	Engaging with stockholders, as necessary or appropriate
✓	Performing such other duties as the Board may determine from time to time
In addition, our Lead Director may represent the Board in communications with stockholders and other stakeholders. The Lead Director makes themself available for consultation with major stockholders pursuant to our Corporate Governance Policies. As Lead Director, Mr. Neal has participated in our annual stockholder outreach meetings and we expect this practice to continue.

Committees of the Board of Directors
The Board has three committees: an AC, a CC, and a NCGC. Each of these committees operates under a written charter, which may be viewed under Governance in the Investor Relations section of our website at www.nvidia.com.
Committee assignments are determined based on background and the expertise which individual directors can bring to a committee. Our Board believes regular committee rotations are a good corporate governance practice which introduces diverse perspectives and ideas, more fully informs its members regarding the full scope of the Board and our activities, and benefits each committee and the Board as a whole. The composition and functions of our committees are set forth below.

AC
Current Members	Members as of our 2025 Meeting
•A. Brooke Seawell (Chairperson) •Harvey C. Jones •Melissa B. Lora •Aarti Shah •Mark A. Stevens	•A. Brooke Seawell (Chairperson) •Tench Coxe •Harvey C. Jones •Melissa B. Lora •Aarti Shah

In Fiscal 2025, the AC met four times. Selected highlights from its agenda topics included: capitalization review and strategy, tax, treasury, internal audit, information security, enterprise risk management, and insurance reviews.

Committee Role and Responsibilities

•Oversees our corporate accounting and financial reporting process;
•Oversees our internal audit function;
•Determines and approves the engagement, compensation, retention, and termination of the independent registered public accounting firm;
•Evaluates the performance and qualifications of our independent registered public accounting firm;
•Reviews and approves the retention of the independent registered public accounting firm for permissible audit and non-audit services;
•Confers with management and our independent registered public accounting firm on the results of the annual audit, our quarterly financial statements and results, and the effectiveness of internal control over financial reporting, including those regarding information security;
•Reviews the financial statements to be included in our quarterly reports on Form 10-Q and annual reports on Form 10-K;
•Reviews earnings press releases and the substance of financial information and outlook provided to investors and analysts on earnings calls;
•Adopts and maintains policies regarding preapproval of employment of individuals employed or formerly employed by auditors and engaged on our account;
•Prepares their report as required to be included by SEC rules in our annual proxy statement or annual report on Form 10-K;
•Establishes procedures for the receipt, retention, and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding accounting or auditing matters;
•Oversees risks related to financial reporting and exposures, internal audit functions, regulatory, and accounting policies; and
•Reviews and reports on the adequacy and effectiveness of the Company’s information security policies and practices and the internal controls regarding information security risks

CC
Current Members	Members as of our 2025 Meeting
•Dawn Hudson (Chairperson) •Robert K. Burgess •Tench Coxe •John O. Dabiri •Aarti Shah	•Dawn Hudson (Chairperson) •Tench Coxe •John O. Dabiri •Persis S. Drell •Aarti Shah •Mark A. Stevens

In Fiscal 2025, the CC met four times. Selected highlights from its agenda topics included: executive, employee, and director compensation, review of benefits, wellness and retirement programs, executive protection, human capital management, and workforce metrics.

Committee Role and Responsibilities

•Reviews and approves our overall compensation strategy and policies;
•Reviews and recommends to the Board the compensation of our Board members;
•Reviews and approves the compensation of Mr. Huang and other executive officers;
•Reviews and approves corporate performance goals and objectives related to the compensation of our executive officers and other senior management;
•Reviews and approves our CD&A disclosure for inclusion in the proxy statement and annual report on Form 10-K;
•Administers our stock purchase plans, variable compensation plans, and other similar programs;
•Oversees our human capital management;
•Assesses and monitors whether our compensation policies and programs could create material risks; and
•Oversees risks related to compensation plans, programs and policies

NCGC
Current Members	Members as of our 2025 Meeting
•Stephen C. Neal (Chairperson) •Persis S. Drell •Harvey C. Jones •Ellen Ochoa •Mark A. Stevens	•Stephen C. Neal (Chairperson) •Robert K. Burgess •Harvey C. Jones •Ellen Ochoa •Mark A. Stevens

In Fiscal 2025, the NCGC met three times. Selected highlights from its agenda topics included: Board recruiting, trade compliance and regulatory matters, stockholder proposals, corporate governance matters, and addressing stockholder concerns.

Committee Role and Responsibilities

•Identifies, reviews, and evaluates candidates to serve as directors;
•Recommends candidates for election to our Board;
•Makes recommendations to the Board regarding committee membership and chairpersons;
•Assesses the performance of the Board and its committees;
•Reviews and assesses our corporate governance principles and practices;
•Monitors changes in corporate governance practices, rules, and regulations;
•Approves related party transactions;
•Reviews and assesses our CS strategy, risks, and opportunities periodically, including related programs and initiatives;
•Oversees and reviews policies and practices on trade compliance, regulatory matters, and related risks;
•Establishes procedures for receiving, retaining, and addressing complaints we receive regarding violations of our Code of Conduct;
•Monitors the effectiveness of our anonymous tip process; and
•Oversees the Company’s policies, practices, and investigation procedures in connection with the Company’s compliance program

Compensation Committee Interlocks and Insider Participation
At the beginning of Fiscal 2025, the CC initially consisted of Messrs. Burgess, Coxe, Dabiri, and Jones and Ms. Hudson. After the 2024 Meeting, the members of the CC consisted of Messrs. Burgess, Coxe, and Dabiri, Ms. Hudson and Dr. Shah. No member of the CC is an officer or employee of NVIDIA, and none of our executive officers serve as a member of the board or compensation committee of any entity that has one or more executive officers serving as a member of our

Board or CC. Other than Dr. Shah, no member of the CC had a relationship requiring disclosure in Review of Transactions with Related Persons above.
Role of the Board in Risk Oversight
The Board oversees risk management at NVIDIA and delegates oversight of appropriate topics to its committees. The oversight responsibility of our Board and its committees is enabled by management reporting processes, including our ERM process, that are designed to provide visibility to our Board about the identification, assessment, and management of critical risks and management’s risk mitigation strategies.

RISK OVERSIGHT AT NVIDIA

Board of Directors
Oversees management of major risks, including:
✓	Business Model, including AI	✓	Strategic Execution	✓	Product Quality and Safety
✓	Operational, including Supply Chain and Sourcing	✓	Regulatory, Public Policy, Legal, Intellectual Property, and Compliance	✓	Financial and Macroeconomic
✓	Information Security, including Cybersecurity	✓	Brand and Reputation	✓	Business Continuity
✓	Corporate Development and Acquisitions	✓	Management Development	✓	Enterprise Resource Planning
AC		CC		NCGC
✓	Financial statement and earnings materials integrity and reporting	✓	Compensation policies, plans, practices and programs for directors, executives, and employees	✓	Governance structure, processes and policies, including regulatory changes and other developments
✓	Financial risk exposures, including investments, cash management, foreign exchange management and insurance coverage	✓	Human capital management, including recruiting, retention, development, and other workforce matters	✓	Stockholder concerns and communications
✓	Disclosure controls and procedures			✓	Compliance program and effectiveness of our anonymous tip process
✓	Information security and cybersecurity policies and practices and the internal controls regarding information security risks			✓	Corporate sustainability, including environmental, social, and corporate governance matters
✓	Internal audit performance, including auditor functions, performance, and independence			✓	Trade compliance and non-financial regulatory matters
✓	Accounting and audit principles and policies, and regulatory and accounting initiatives			✓	Board and committee composition and board evaluation
✓	Legal and regulatory compliance, particularly as related to the above matter			✓	Related party transactions
				✓	Policies and practices related to government relations, public policy, and related expenditures
Management
Management identifies, evaluates, and mitigates business risks and reports to the Board on them
Internal Audit
Provides independent assurance on design and effectiveness of internal controls and governance processes
NVIDIA’s Board reviews risk and risk management practices, including strategic and information security matters, to support the Company’s long-term objectives and to ensure thorough assessment of these matters.

Our Board retains direct oversight of strategic risks to NVIDIA and other risk areas not delegated to its committees. Board committees enhance risk oversight by allocating authority and responsibility to the committee best suited to oversee specific risks, as outlined in their charters, with escalation to the full Board when necessary. Committee chairpersons regularly report to the full Board on reviewed matters, including key risks, and collaborate with the Board to ensure effective risk management oversight. The Board believes its leadership structure facilitates robust risk oversight, with the independent Lead Director and independent committees proactively providing oversight and engagement with management on our key risks. For further details, see Board Leadership Structure above.

Given the importance of topics like information security, including cybersecurity, the Board retains full oversight of these matters. The AC reviews the adequacy and effectiveness of the Company’s information security policies, practices, and internal controls. The AC receives regular updates on information security from management, including the Chief Security Officer and security team, while the Board receives annual reports on these matters. The AC also meets in executive session with leaders of key control functions, ensuring direct access to management teams and appropriate staffing and resources.

ERM Process
✓	Annual assessment of the Company’s risk environment led by management
✓	Identifies and evaluates risks across different timeframes, including short-, intermediate- and long- term
✓	Identifies, assesses, and manages the Company’s most significant risks and uncertainties that could materially impact the long-term health of the Company or prevent the achievement of strategic objectives
✓	Regular updates reported to senior management, including CEO
✓	Overseen and reviewed by the Board and AC, at least annually
✓
Board and committees have direct access to management to receive updates on risk exposures and mitigation strategies, and give feedback on key and emerging risks, including cybersecurity, trade compliance, risk management and the ERM process

✓	Board and committee agendas adjusted throughout the year by CEO and Lead Director to address emerging risks and key topics
✓	Includes interviews with senior management and Board members to identify major risks
✓	The Board, its committees, and senior management may engage outside advisors, experts, and consultants to help develop and analyze the Company’s risk management and mitigation efforts, and anticipate future threats and trends

The Company’s ERM process is an annual assessment of its risk environment, integrating risk evaluation with the Company’s operations and strategies. This process examines internal and external factors, risk amplifiers, and emerging trends to prioritize mitigation efforts based on the risk horizon. It evaluates the potential impact and likelihood of risks materializing over relevant timeframes, considers future threats and trends, and identifies the actions, strategies, processes, controls, and procedures in place or to be implemented to manage and mitigate these risks.

While the Company does not have a Chief Compliance Officer, the ERM process and action plan are reviewed by the CEO, other NEOs reporting directly to the CEO, and senior management members. These leaders are responsible for managing and monitoring key risks within their respective functional areas. The Company’s internal audit team administers the ERM program on behalf of management.

The ERM process is designed to align the Board’s risk oversight with the Company’s disclosure controls and procedures. Public reports are prepared by management involved in the ERM process and reviewed by the Board or its committees to ensure that disclosure controls and procedures function effectively. These processes are structured to identify potential risks for disclosure appropriately.
Corporate Governance
Corporate Governance Policies
The Board has adopted Corporate Governance Policies to ensure that the Board has the necessary authority and processes in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. These policies include practices the Board follows with respect to its composition and selection, regular evaluations of the Board and its committees, Board meetings and involvement of senior management, senior management performance evaluation, and Board committees and compensation. These policies may be viewed under Governance in the Investor Relations section of our website at www.nvidia.com.
Executive Sessions of the Board
As required under Nasdaq’s listing standards, our independent directors meet regularly in scheduled executive sessions at which only independent directors are present, as well as in sessions with the CEO. In Fiscal 2025, our independent directors met in both types of executive sessions at four of our scheduled quarterly Board meetings.
Director Attendance at Annual Meeting
We expect that our directors will attend each annual meeting, absent a valid reason. All Board members attended the 2024 Meeting, except Dr. Ochoa who was appointed after the 2024 Meeting.

Board Self-Assessments
The NCGC oversees an evaluation process, conducted at least annually, whereby outside legal counsel for NVIDIA interviews each director to obtain his or her evaluation of the Board as a whole, and of the committees on which he or she serves. The interviews solicit ideas from the directors about, among other things, improving the quality of Board and/or committee oversight, effectiveness regarding strategic direction, financial and audit matters, executive compensation, acquisition activity, and other key matters. The interviews also focus on Board process and identifying specific issues which should be discussed in the future. After these evaluations are complete, our outside corporate counsel summarizes the results, reviews them with our Lead Director, and then submits the summary for discussion by the NCGC.
In response to the evaluations conducted in Fiscal 2025, our Board determined to focus on geopolitical and regulatory risks, supply chain, AI regulations, growth management, the Company’s strategic ecosystem, and management development. The Board also determined to continue to focus on the Board’s composition and process for Board refreshment.
Director Orientation and Continuing Education
The NCGC and our General Counsel are responsible for new director orientation and for administering or approving eligible director continuing education programs. Continuing education programs for directors may include a combination of internally developed materials and presentations, programs presented by third parties, and financial and administrative support for attendance at qualifying academic or other independent programs.
Director Time Commitment and Outside Board Memberships
Our directors are expected to devote sufficient time to Board and committee duties and to understanding the Company’s business. The NCGC reviews the other commitments of potential Board candidates, and does so annually for existing Board members, to determine if this expectation can be met. In making this determination, the NCGC considers, among other factors, stakeholder guidelines regarding numerical limits on public company boards on which a director may sit. None of our directors serve on more than two public company boards (including NVIDIA), and none of our non-employee directors serve as a CEO or executive officer of a public company.
Director Stock Ownership Guidelines
Our Corporate Governance Policies require each non-employee director to hold shares of our common stock with a total value equal to six times the annual cash retainer for Board service during the period in which he or she serves as a director (or ten times his base salary, in the case of the CEO). The shares may include vested deferred stock, shares held in trust, and shares held by immediate family members, but not unvested or unexercised equity awards. Non-employee directors have five years after their Board appointment to reach the ownership threshold. Our stock ownership guidelines are intended to further align director interests with stockholder interests.
Each non-employee director and Mr. Huang currently meets or exceeds the stock ownership requirements, with the exception of Dr. Ochoa, who joined our Board in 2024 and has five years from joining the Board to reach the ownership threshold.
Senior Management Development
We believe in extensive leadership development. Our structure ensures that many senior managers work directly with our CEO to execute our corporate strategies. This approach results in strategic alignment, exposes leaders to a broad spectrum of corporate activities, and presents the Board with a pool of excellent candidates for future promotion. Our CEO also selects senior leaders to engage directly with the Board on key initiatives and provides periodic updates to our Board on management development.
Outside Advisors
The Board and each of its principal committees may retain outside advisors and consultants of their choosing at our expense. The Board need not obtain management’s consent to retain outside advisors. In addition, the principal committees need not obtain either the Board’s or management’s consent to retain outside advisors.
Code of Conduct
Our directors, executives, and employees are expected to conduct themselves with the highest degree of integrity, ethics, and honesty. Our credibility and reputation depend upon their good judgment, ethical standards, and personal integrity. Our Code of Conduct applies to all executive officers, directors, and employees, including our principal executive officer, principal financial officer, and principal accounting officer. The Financial Team Code of Conduct applies to our executive officers, directors, members of our finance department, and all employees involved in the preparation and review of externally-reported periodic financial reports, filings, and documents. We regularly review our Code of Conduct and related policies to ensure that they provide clear guidance to our directors, executives, and employees. We also regularly train our employees on our Code of Conduct and other policies.

The Code of Conduct and the Financial Team Code of Conduct may be viewed under Governance in the Investor Relations section of our website, at www.nvidia.com. If we make any amendments to either code, or grant any waiver from a provision of either code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website or in a report on Form 8-K. Information contained on our website is not incorporated by reference into this or any other report we file with the SEC.
Insider Trading Policy
Our Insider Trading Policy governs transactions in our securities and applies to the Board and our employees, contractors, and consultants. We believe our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations applicable to NVIDIA. Section 16 directors and officers must obtain preclearance before trading in NVIDIA’s stock. In addition, we comply with applicable laws and regulations relating to insider trading with respect to transactions in our securities such as open market repurchases of our common stock from time to time.
Under our Insider Trading Policy, hedging ownership of NVIDIA stock, including but not limited to trading in options, puts, calls, or other derivative instruments related to NVIDIA stock or debt, is not permitted. Additional prohibitions include purchasing NVIDIA stock on margin, borrowing against NVIDIA stock held in a margin account, or pledging NVIDIA stock as collateral for a loan.
Corporate Hotline
We have established an independent corporate hotline to allow any employee, contractor, customer, or partner to confidentially and anonymously submit a complaint about any accounting, internal controls, auditing, Code of Conduct, or other matter of concern (unless prohibited by local privacy laws).
Stockholder Communications with the Board of Directors
Stockholders who wish to communicate with the Board regarding nominations of directors or other matters may do so by sending electronic written communications addressed to Timothy S. Teter, our Secretary, at shareholdermeeting@nvidia.com. All stockholder communications we receive that are addressed to the Board will be compiled by our Secretary. If no particular director is named, letters will be forwarded, depending on the subject matter, to the chairperson of the AC, CC, or NCGC. Matters put forth by our stockholders will be reviewed by the NCGC, which will determine whether these matters should be presented to the Board. The NCGC will give serious consideration to all such matters and will make its determination in accordance with its charter and applicable laws.
Majority Vote Standard
Under our Bylaws, in an uncontested election, stockholders will be given the choice to cast votes FOR or AGAINST the election of directors or to ABSTAIN from such vote and shall not have the ability to cast any other vote with respect to such election of directors. A director shall be elected by the affirmative vote of the majority of the votes cast with respect to that director, meaning the number of shares voted FOR a director must exceed the number of votes cast AGAINST that director. If the votes cast FOR an incumbent director in a non-contested election do not exceed the number of AGAINST votes, such incumbent director shall offer to tender his or her resignation to the Board. The NCGC or other committee that may be designated by the Board will make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. The Board will act on such committee’s recommendation and publicly disclose its decision and the rationale within 90 days from the date of certification of the election results. In making their decision, such committee and the Board will evaluate the best interests of the Company and its stockholders and shall consider all factors and information deemed relevant. The director who tenders his or her resignation will not participate in such committee’s recommendation or the Board’s decision.
In a contested election, in which the number of nominees exceeds the number of directors to be elected, stockholders will be given the choice to cast FOR or WITHHOLD votes for the election of directors and shall not have the ability to cast any other vote with respect to such election of directors. Our directors will be elected by a plurality of the shares represented at any such meeting or by proxy and entitled to vote on the election of directors at that meeting. The directors receiving the greatest number of FOR votes will be elected.
In either case, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will have no effect on the vote.
Stockholder Special Meeting Right
As part of our Board and management’s comprehensive review of current corporate governance practices, our Board amended our Bylaws in 2024 to let stockholders owning at least 15% of our shares, and who have owned such shares continuously for at least one year, to request a special meeting of stockholders, provided that the stockholders satisfy the disclosure, timing and other requirements set forth in our Bylaws intended to ensure that stockholders receive adequate, timely, and accurate information in connection with a special meeting. Our Board believes that this special meeting right strikes a balance between enabling urgent action and protecting the Company and its stockholders from narrow, short-term interests.
Board Meeting Information
The Board met four times during Fiscal 2025, including meetings during which the Board discussed the strategic direction of NVIDIA, explored and discussed new business and strategic opportunities and the product roadmap, and other matters facing NVIDIA. We expect each Board member to attend each meeting of the Board and the committees on which he or she serves. Each Board member attended 75% or more of the applicable meetings of the Board and of each committee on which he or she served during Fiscal 2025.

Corporate Sustainability
NVIDIA invents computing technologies that improve lives and address global challenges. Our goal is to integrate sound CS principles and practices into every aspect of the Company. Our Board and management believe that environmental stewardship, social responsibility, and solid governance are important to our business strategy and long-term value creation. While the full Board has ultimate responsibility for CS matters that impact our business, each committee of the Board oversees CS matters across our business operations in the areas that align with their respective responsibilities. The NCGC is responsible for reviewing and discussing with management our policies, issues, and reporting related to sustainability, including overall sustainability strategy, risks, and opportunities, and related programs and initiatives. Our CS team updates the NCGC at least semiannually on these topics, as well as pertinent regulations and stakeholder inputs, and gathers feedback from the NCGC on issues such as climate change and human rights. The CS team also reports on sustainability issues to the full Board annually.
In Fiscal 2024, we launched a Corporate Sustainability Steering Committee, or the CSSC, comprised of members of our executive leadership team. The CSSC oversees and provides input on our sustainability strategy and program. Feedback from the Board, the NCGC and CSSC, along with specific input from our executive team, helps to determine the focus and scope of our sustainability strategy and program.
The following sections provide an overview of our sustainability principles and practices. More information can be found on the Corporate Sustainability section of our website and in our annual Sustainability Report. Information contained on our website or in our annual Sustainability Report is not incorporated by reference into this or any other report we file with the SEC. Refer to “Item 1A. Risk Factors” in our Form 10-K for a discussion of risks and uncertainties we face related to CS.
Climate and Efficiency

We assess our carbon footprint across our product lifecycle and assess climate risks, including current and emerging regulations and market impacts. Improving performance and energy efficiency is a principal goal in each step of our research, development, and design processes, and our product-level environmental assessments confirm that continuing to enhance the energy efficiency of our products is the most impactful sustainability initiative our company can pursue. NVIDIA GPUs powered 8 of the top 10 systems on the November 2024 Green500 list, including the top super computer. Our Earth-2 initiative aims to harness AI and high-performance computing to unlock the potential of vast quantities of climate data to inform decision-making.
We commit to the following greenhouse gas emissions, or GHG emissions, reduction goals:
•Scope 1 and 2: In our upcoming Sustainability Report for Fiscal 2025, we plan to announce that we achieved and will maintain 100% renewable electricity for offices and data centers under our operational control. By delivering on this commitment, we continue to aim to reduce our Scope 1 and 2 emissions in line with prevalent climate science standards.
•Scope 3: By the end of Fiscal 2026, we expect to engage manufacturing suppliers comprising at least 67% of NVIDIA’s scope 3 category 1 GHG emissions, with the goal of effecting supplier adoption of science-based targets.
Human Capital Management

We believe that our employees are our greatest asset, and they play a key role in creating long-term value for our stakeholders. The CC provides oversight of the Company’s human capital management, including policies and strategies relating to human capital management.

To execute our business strategy successfully, we must recruit, develop, and retain the very best talent globally, including exceptional executives, scientists, engineers, and technical and non-technical staff.

Recruitment
As the demand for global technical talent remains high, we have grown our technical workforce and have successfully attracted top talent to NVIDIA. We have attracted talent worldwide through our strong employer brand and differentiated hiring strategies for college, professional, and leadership talent. Our workforce is 82% technical and 51% hold advanced degrees. Additionally, we have increased our focus on diversity recruiting, and we welcome employees of all backgrounds. Our own employees help to surface top talent, with over 41% of our new hires in Fiscal 2025 coming from employee referrals.
Development and Retention
To support employee development, we provide opportunities to learn on-the-job through training courses, targeted development programs, mentoring and peer coaching and ongoing feedback. We constantly upgrade our learning offerings to ensure that our employees are exposed to the most current content and technologies available. We offer tuition reimbursement programs to subsidize educational programs and advanced certifications and encourage internal job mobility. We have also implemented specifically designed mentoring and development programs for women and employees from traditionally underrepresented groups to ensure widespread readiness for future advancement.
To evaluate employee sentiment and engagement, we use pulse surveys, a suggestion box, and an anonymous third-party platform. We want NVIDIA to be a place where people can build their careers over their lifetime. Our employees tend to come and stay. In Fiscal 2025, our overall turnover rate was 2.5%.
Compensation, Benefits, and Well-Being
Our compensation program rewards performance and is structured to encourage employees to invest in the Company’s future. Employees receive equity, except where unavailable due to local regulations, that is tied to the value of our stock price and vests over time to retain employees while simultaneously aligning their interests with those of our stockholders.
We offer comprehensive benefits to support our employees’ and their families’ physical health, well-being, and financial health. Programs include 401(k) programs in the U.S., statutory and supplemental pension programs outside the U.S., our employee stock purchase program, flexible work hours, and time off policies. We evaluate our benefit offerings globally and aim to provide comparable support across the regions where we operate. We offer tailored benefits based on the needs of our employees, including continuing support for parents, both new birth parents and those who wish to become parents.
Diversity, Inclusion, and Belonging at NVIDIA
We believe that diverse teams fuel innovation, and we are committed to creating an inclusive culture that supports all our employees.
When recruiting new talent or developing our current employees, we strive to build a diverse talent pipeline that includes those underrepresented in the technology field, including women, Black/African American, and Hispanic/Latino candidates.
To this end we:
•    Hire, promote and compensate our employees based on merit;
•    Partner with institutions and professional organizations serving historically underrepresented communities;
•    Enlist dedicated recruiting teams to shepherd underrepresented candidates through the interview process and identify internal opportunities;
•    Support the development and growth of women employees through programs aimed at building a pipeline of future leaders;
•    Provide peer support and executive sponsors for our internal community resource groups;
•    Provide training and education to managers and peers on fostering supportive environments that allow all our employees to excel;
•    Track equity and parity in retention, promotions, pay, and employee feedback; and
•    Measure year over year progress and provide leadership visibility on talent and diversity efforts.
As of the end of Fiscal 2025, our global workforce was 78% male, 21% female, and 1% not declared, with 6% of our workforce in the United States composed of Black or African American and Hispanic or Latino employees.
We strive to provide equitable compensation and opportunities for advancement to all employees and to achieve promotion parity based on a variety of considerations.
Flexible Working Environment
We support a flexible work environment, allowing us to recruit the very best employees, regardless of where they live. This flexibility supports diverse hiring, retention of talent, including working parents and other caregivers and employee engagement, which we believe makes NVIDIA a great place to work.
We also provide company-wide designated time off each quarter for employees to rest, recharge and manage personal and family responsibilities.

Product Value Chain
We seek to promote human rights throughout our supply chain and expect our suppliers to respect human rights whenever they provide products or services for us.
We are a full member of the RBA, an international industry organization dedicated to corporate social responsibility in global supply chains. Since adopting the RBA Code of Conduct in 2007 when we first became an RBA member, we have continued to integrate its elements into our processes, including auditing strategic suppliers and conducting internal assessments to confirm that we are addressing all aspects of responsible supply chain management. All of our manufacturing suppliers are expected to comply with the RBA Code of Conduct and associated NVIDIA policies, including an Agreement for Manufacturer Environmental Compliance.
We expect our suppliers to maintain progressive employment, environmental, health, safety, and ethical practices that meet or exceed applicable laws, the RBA Code of Conduct, our Code of Conduct, and our Human Rights Policy. We also encourage suppliers to use the RBA Code of Conduct as a platform to go above and beyond compliance. We monitor our supply chain through Validated Assessment Program audits and work directly with suppliers to implement any corrective actions.
Our goal is to use only conflict-free gold, tantalum, tungsten, and tin (3TG) in our products and to achieve 100% Responsible Minerals Assurance Process-compliant 3TG processing facilities, as explained in more detail in our Responsible Minerals Policy.
Human Rights
We define human rights as the fundamental rights, freedoms, and standards of treatment belonging to all humans. We follow the laws of the countries in which we operate, and endorse internationally recognized principles, including the United Nations Global Compact, the United Nations Guiding Principles, the Universal Declaration of Human Rights, the International Covenant on Civil and Political Rights, the International Covenant on Economic, Social and Cultural Rights, the Core Conventions of the International Labour Organization, and the International Labour Organization Declaration on Fundamental Principles and Rights at Work.
We have codified our approach to human rights in our Human Rights Policy and work to embed human rights considerations into decision-making processes throughout the Company.
In Fiscal 2025, we ran a human rights impact assessment (HRIA) aligned with the UN Declaration on Business and Human Rights. The HRIA covered our value chain and was performed by an independent firm with deep expertise in human rights. We expect to use the results of the HRIA to inform our human rights strategy and our Human Rights Policy going forward.
Trustworthy AI
Our artificial intelligence, or AI, principles, which we share with customers and partners, reflect our core values and our Code of Conduct. We endeavor to deliver trustworthy AI models that comply with privacy and data protection laws, perform safely and as intended, provide transparency about a model’s design and limitations, minimize unwanted bias, and give equal opportunity to benefit from AI.
Our products are programmable and non-specific in nature. When we provide tools to help developers create applications for specific industries, we focus on creating products and services that enable developers to create and accelerate socially beneficial applications.
Public Policy Engagement and Accountability
Our NCGC oversees and periodically reviews our public policy engagement and accountability. Our Government Relations team engages in the public policy process to advance the long-term interests of the Company and its stockholders, including in areas relevant to our operations, semiconductors, artificial intelligence, global trade, research and development, workforce and energy. NVIDIA’s U.S. federal lobbying activities are disclosed quarterly and publicly reported. We belong to trade associations worldwide. Management reports to the NCGC about our policies and practices in connection with governmental relations, public policy, and related expenditures.

Director Compensation
NVIDIA’s non-employee director compensation program is designed to attract and retain a world-class Board of Directors while balancing our stockholders’ interests, and is structured to align with annual service starting on the dates of our annual meetings. We do not pay additional fees for serving as Lead Director, as chairperson or member of our committees, or for meeting attendance. Directors who are also employees do not receive compensation for service on the Board.
Roles of the Board, the CC, and Compensation Consultant
The CC reviews our director compensation annually with the assistance of its independent compensation consultant, who provides peer group data and insights on compensation trends and best practices. The CC engaged Exequity LLP as its independent compensation consultant to advise on director compensation for the year following our 2024 Meeting, or the 2024 Program. The CC recommended the 2024 Program as described below, which the Board approved in December 2023.
Afterwards, our compensation advisor from Exequity retired, and in September 2024, the CC engaged Semler Brossy to serve as its independent compensation consultant.
2024 Program
The 2024 Program maintained the same target compensation as the previous year with a total value of $340,000—slightly below the median paid to peer group non-employee directors (based on the peer group determined in late 2023):
(1) Target annual value of RSUs granted on the day following our 2024 Meeting, or the 2024 Program RSUs. 50% of the 2024 Program RSUs vested on the third Wednesday in November 2024 and 50% will vest on the third Wednesday in May 2025, subject to the director’s continuous service.
The number of shares subject to each director’s 2024 Program RSUs equaled the target value of the grant divided by the 30-calendar day trailing average closing price of our common stock that ended the business day before the 2024 Meeting, to smooth the effects of market volatility.
New Director Compensation
In connection with Dr. Ochoa's appointment to the Board in November 2024, she received a prorated annual cash retainer and two RSU grants. She was awarded an initial RSU grant with a target value of $255,000, or the Initial Ochoa RSU, and a prorated 2024 Program RSU reflecting her service until the 2025 Meeting, or the Prorated Ochoa RSU. The number of shares subject to the Initial Ochoa RSU was calculated in the same manner as the 2024 Program RSUs, but using the 30-calendar day trailing average closing price that ended the business day before her appointment.
Deferred Compensation Program
Non-employee directors can elect to defer the settlement of RSUs upon vesting for tax planning purposes. Deferrals can be made to the earlier of (i) the third Wednesday of March of a future year (no sooner than 2026 for the 2024 Program RSUs and Prorated Ochoa RSU, or 2028 for the Initial Ochoa RSU) or (ii) the director’s cessation of service or certain change-in-control events, in accordance with Section 409A of the Internal Revenue Code.
Other Compensation/Benefits
Our directors are reimbursed for expenses incurred in attending Board and committee meetings, and continuing educational programs. We do not offer change-in-control benefits to directors, except for vesting acceleration under our equity plans that applies to all plan award holders if an acquirer does not assume or substitute those awards, provided that the award holder’s continuous service with us has not terminated prior to the change-in-control. If a director’s service terminates due to death, their RSU grants will immediately vest in full.

Directors do not receive dividends on unvested, or vested but deferred, RSUs.

Director Compensation for Fiscal 2025

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)		Total ($)
Robert K. Burgess	85,000		258,828		343,828
Tench Coxe	85,000		258,828		343,828
John O. Dabiri	85,000		258,828		343,828
Persis S. Drell	85,000		258,828		343,828
Dawn Hudson	85,000		258,828		343,828
Harvey C. Jones	85,000		258,828		343,828
Melissa B. Lora	85,000		258,828		343,828
Michael G. McCaffery (2)	42,500		—		42,500
Stephen C. Neal	85,000		258,828		343,828
Ellen Ochoa	32,550	(3)	439,659	(4)	472,209
Mark L. Perry (2)	42,500		—		42,500
A. Brooke Seawell	85,000		258,828		343,828
Aarti Shah	85,000		258,828		343,828
Mark A. Stevens	85,000		258,828		343,828
(1)     Amounts shown do not reflect amounts actually received by the director. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with ASC 718 for RSU awards. The assumptions used in the calculation are set forth in Note 3 to our consolidated financial statements titled Stock-Based Compensation in our Form 10-K. On June 27, 2024, each non-employee director then serving on the Board received their 2024 Program RSU grant for 2,088 shares, with an ASC 718 grant date fair value per share of $123.96.
(2)     Messrs. McCaffery and Perry retired from our Board effective June 26, 2024.
(3)     Reflects a prorated annual cash retainer for service commencing with Dr. Ochoa’s appointment to the Board in November 2024.
(4)     Dr. Ochoa was awarded on December 9, 2024: (a) the Initial Ochoa RSU for 1,848 shares, with an ASC 718 grant date fair value per share of $138.70, and (b) the Prorated Ochoa RSU for 1,321 shares, with an ASC 718 grant date fair value per share of $138.79. Subject to Dr. Ochoa’s continuous service with us, the Initial Ochoa RSU will vest as to 1/6th of the shares on the third Wednesday in June 2025 and approximately every six months thereafter, and the Prorated Ochoa RSU will vest in full on the third Wednesday in May 2025.
The following table provides information regarding the aggregate number of unvested RSUs held by each of our non-employee directors as of January 26, 2025:

Name	RSUs	Name	RSUs
Robert K. Burgess	1,044	Michael G. McCaffery	—
Tench Coxe	1,044	Stephen C. Neal	1,044
John O. Dabiri	1,044	Ellen Ochoa	3,169
Persis S. Drell	1,044	Mark L. Perry	—
Dawn Hudson	1,044	A. Brooke Seawell	1,044
Harvey C. Jones	1,044	Aarti Shah	1,044
Melissa B. Lora	3,984*	Mark A. Stevens	1,044
* Includes initial RSUs granted to Ms. Lora in connection with her appointment to the Board in 2023.

Review of Transactions with Related Persons
Employees, officers, and directors must avoid any activity that conflicts with, or has the appearance of conflicting with, our interests. This policy is included in our Code of Conduct and our Financial Team Code of Conduct. We regularly conduct a review of all related party transactions for potential conflicts of interest and all transactions involving executive officers or directors must be approved by the NCGC in compliance with the Company’s policies and the Listing Standards of The Nasdaq Global Select Market. Except as discussed below, there were no transactions with related persons in Fiscal 2025 that would require disclosure in this proxy statement or approval by the NCGC.
Transactions with Related Persons
The daughter and son of Jen-Hsun Huang, our President and CEO and a member of our Board, are employed by the Company. Neither of them shares a household with Mr. Huang, is one of our executive officers, or reports directly to Mr. Huang. Additionally, the son of Dr. Shah, one of our directors, has been employed by the Company since February 2024. He does not share a household with Dr. Shah and is not one of our executive officers.
The compensation of these individuals was determined in accordance with NVIDIA’s compensation practices applicable to employees with comparable qualifications and responsibilities and holding similar positions and without the involvement of Mr. Huang or Dr. Shah, respectively. The total compensation for Fiscal 2025 of the daughter and son of Mr. Huang was approximately $1,130,000 and $530,000, respectively. The total compensation for Fiscal 2025 of the son of Dr. Shah was approximately $475,000.
Each of them has received and continues to be eligible for equity awards on the same general terms and conditions as applicable to employees in similar positions who do not have such family relationships.
We have entered into indemnity agreements with our executive officers and directors. The agreements provide that we will indemnify them, under certain circumstances, for liabilities they may be required to pay in actions or proceedings by reason of their position with NVIDIA, and otherwise to the fullest extent permitted under Delaware law, our Charter, and our Bylaws. We intend to execute similar agreements with our future executive officers and directors. See Employment, Severance, and Change-in-Control Arrangements below for a description of the terms of the 2007 Plan, related to a change-in-control of NVIDIA.
During Fiscal 2025, we granted RSUs to our non-employee directors, and RSUs and PSUs to our executive officers (other than Mr. Huang, who received PSUs only). See Director Compensation above and Executive Compensation below.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information as of March 24, 2025 as to shares of our common stock beneficially owned by each of our NEOs, each of our directors, all of our directors and executive officers as a group, and all known by us to be beneficial owners of more than 5% of our common stock, unless otherwise indicated in the footnotes to the table. Beneficial ownership is determined in accordance with the SEC’s rules and generally includes voting or investment power with respect to securities as well as shares of common stock subject to options exercisable, or PSUs or RSUs that will vest, within 60 days of March 24, 2025.
This table is based upon information provided to us by our executive officers and directors. Information about principal stockholders, other than percentages of beneficial ownership, is based solely on Schedules 13G/A filed with the SEC. Unless otherwise indicated and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned. Percentages are based on 24,456,668,546 shares of our common stock outstanding as of March 24, 2025, adjusted as required by SEC rules.

Name of Beneficial Owner	Shares Owned		Shares Issuable Within 60 Days	Total Shares Beneficially Owned	Percent
NEOs:
Jen-Hsun Huang	922,922,938	(1)	—	922,922,938	3.77%
Colette M. Kress	4,872,485	(2)	—	4,872,485	*
Ajay K. Puri	4,245,264	(3)	—	4,245,264	*
Debora Shoquist	1,789,615	(4)	—	1,789,615	*
Timothy S. Teter	2,534,708	(5)	—	2,534,708	*
Directors, not including Mr. Huang:
Robert K. Burgess	250,000		1,044	251,044	*
Tench Coxe	32,555,240	(6)	—	32,555,240	*
John O. Dabiri	16,235		1,044	17,279	*
Persis S. Drell	179,784	(7)	1,044	180,828	*
Dawn Hudson	456,044		1,044	457,088	*
Harvey C. Jones	7,500,844	(8)	1,044	7,501,888	*
Melissa B. Lora	—	(9)	—	—	*
Stephen C. Neal	210,680	(10)	—	210,680	*
Ellen Ochoa	—		—	—	*
A. Brooke Seawell	5,007,544	(11)	1,044	5,008,588	*
Aarti Shah	13,200	(12)	—	13,200	*
Mark A. Stevens	37,886,641	(13)	1,044	37,887,685	*
Directors and executive officers as a group (17 persons)	1,020,441,222	(14)	7,308	1,020,448,530	4.17%
5% Stockholders:
The Vanguard Group, Inc.	2,045,049,380	(15)	—	2,045,049,380	8.36%
BlackRock, Inc.	1,805,935,550	(16)	—	1,805,935,550	7.38%
* Represents less than 1% of the outstanding shares of our common stock.
(1)Includes (a) 583,098,600 shares of common stock held by Jen-Hsun Huang and Lori Huang, as co-trustees of the Jen-Hsun and Lori Huang Living Trust, u/a/d May 1, 1995, or the Huang Trust; (b) 49,489,560 shares of common stock held by J. and L. Huang Investments, L.P., of which the Huang Trust is the general partner; (c) 22,280,000 shares of common stock held by The Huang 2012 Irrevocable Trust, of which Mr. Huang and his wife are co-trustees; (d) 29,544,620 shares of common stock held by The Jen-Hsun Huang 2016 Annuity Trust II, of which Mr. Huang is trustee; (e) 29,544,620 shares of common stock held by The Lori Lynn Huang 2016 Annuity Trust II, of which Mr. Huang’s wife is trustee and exercises sole voting and investment power; (f) 50,078,000 shares of common stock held by The Huang Irrevocable Remainder Trust u/a/d 2/19/2016, of which Mr. Huang and his wife are co-trustees; (g) 10,000,000 shares of common stock held by TARG M LLC, of which the Huang Trust is the sole member; (h) 10,000,000 shares of common stock held by TARG S LLC, of which the Huang Trust is the sole member; and (i) 63,793,830 shares of common stock held by The Jen-Hsun & Lori Huang Foundation, or the Huang Foundation, of which Mr. Huang and his wife are board members. By virtue of their status as co-trustees of the Huang Trust, The Huang 2012 Irrevocable Trust, and The Huang Irrevocable Remainder Trust, each of Mr. Huang and his wife may be deemed to have shared beneficial ownership of the shares referenced in (a), (b), (c), (f), (g) and (h), and to have shared power to vote or to direct the vote or to dispose of or direct the disposition of such shares. By virtue of their status as board members of the Huang Foundation since 2007, Mr. Huang and his wife may be deemed to have shared beneficial ownership of the shares referenced in (i), and to have shared power to vote or to direct the vote or to dispose of or direct the disposition of such shares, and therefore the Huang Foundation’s shares are being reported in accordance with Item 403 of Regulation S-K. Mr. Huang and his wife have no pecuniary interest in the Huang Foundation’s shares.
(2)Includes (a) 4,000 shares held by immediate family member 1, (b) 4,000 shares held by immediate family member 2, (c) 812,934 shares held by a limited liability company, the sole member of which is an irrevocable trust of which the trustee is an independent institution, (d) 733,676 shares held by a Grantor Retained Annuity Trust 1, of which Ms. Kress is trustee, (e) 733,676 shares held by Grantor Retained Annuity Trust 2, of which Ms. Kress’s husband is trustee and exercises sole voting and investment power, and (f) 183,060 shares held by a trust, of which Ms. Kress is trustee.
(3)Includes (a) 3,902,655 shares of common stock held by the Ajay K Puri Revocable Trust dtd 12/10/2015, of which Mr. Puri is trustee, and (b) 46,360 shares of common stock held by The Puri 2019 Irrevocable Children’s Trust dtd 12/06/2019, of which Mr. Puri is one of the trustees. Mr. Puri disclaims beneficial ownership of the shares held by The Puri 2019 Irrevocable Children’s Trust, except to the extent of his pecuniary interest therein.
(4)Includes 1,400,230 shares of common stock held by the Debora C. Shoquist Revocable Living Trust dtd 6/13/2002, of which Ms. Shoquist is trustee.
(5)Includes 2,458,055 shares of common stock held by the Horne Teter Family Living Trust, dated February 1, 2019, of which Mr. Teter is a co-trustee and exercises shared voting and investment power.
(6)Includes (a) 4,852,480 shares of common stock held in a retirement trust, and (b) 27,671,360 shares of common stock held in The Coxe Revocable Trust, of which Mr. Coxe is a co-trustee and exercises shared voting and investment power. Mr. Coxe disclaims beneficial ownership of the shares held by The Coxe Revocable Trust, except to the extent of his pecuniary interest therein. Mr. Coxe shares pecuniary interest in shares held in his individual name pursuant to a contractual relationship, and disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
Does not include an additional 21,924 shares of common stock underlying vested RSUs that Mr. Coxe has deferred for future issuance.
(7)Includes 178,740 shares of common stock held by The Welch-Drell 2009 Revocable Trust U/A DTD 04/16/2009, of which Dr. Drell is a co-trustee and exercises shared voting and investment power.
(8)Includes 7,433,280 shares of common stock held in the H.C. Jones Living Trust, of which Mr. Jones is trustee.
(9)Does not include 9,874 shares of common stock underlying vested RSUs that Ms. Lora has deferred for future issuance.
(10)Includes (a) 19,000 shares of shares of common stock held by the 2013 Stephen C. Neal Revocable Trust, of which Mr. Neal is trustee, and (b) 12,520 shares of common stock held by the Neal/Rhyu Revocable Trust dated 05/02/2017, of which Mr. Neal is a co-trustee and exercises shared voting and investment power.
Does not include an additional 1,044 shares of common stock underlying vested RSUs that Mr. Neal has deferred for future issuance.
(11)Includes (a) 1,000,000 shares of common stock held by The A. Brooke Seawell Revocable Trust U/A dated 1/20/2009, of which Mr. Seawell is trustee, (b) 2,000,000 shares of common stock held by The Rosemary and A. Brooke Seawell Revocable Trust U/A dated 1/20/2009, of which Mr. Seawell is trustee, and (c) 2,000,000 shares of common stock held by The Alexander Brooke Seawell Revocable Trust U/A dated 1/20/2009, of which Mr. Seawell is trustee.
(12)Does not include an additional 38,964 shares of common stock underlying vested RSUs that Dr. Shah has deferred for future issuance.
(13)Includes (a) 10,275,533 shares of common stock held by the 3rd Millennium Trust, of which Mr. Stevens is co-trustee and exercises shared voting and investment power, and (b) 16,070,550 shares of common stock held by the Envy Trust u/a/d December 7, 2021, of which Mr. Stevens is trustee.
(14)Includes shares owned by all directors and executive officers.
(15)This information is based solely on a Schedule 13G/A, dated February 13, 2024, filed with the SEC on February 13, 2024 by The Vanguard Group, Inc. reporting its beneficial ownership as of December 29, 2023. On an adjusted basis to reflect our June 2024 ten-for-one stock split, the Schedule 13G/A reported that Vanguard had shared voting power with respect to 32,576,460 shares, sole dispositive power with respect to 1,939,930,950 shares and shared dispositive power with respect to 105,118,430 shares. Vanguard is located at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(16)This information is based solely on a Schedule 13G/A, dated January 26, 2024, filed with the SEC on January 26, 2024 by BlackRock, Inc. reporting its beneficial ownership as of December 31, 2023. On an adjusted basis to reflect our June 2024 ten-for-one stock split, the Schedule 13G/A reported that BlackRock had sole voting power with respect to 1,628,565,130 shares and sole dispositive power with respect to 1,805,935,550 shares. BlackRock is located at 50 Hudson Yards, New York, New York 10001.

Proposal 2—Advisory Approval of Executive Compensation

What am I voting on? A non-binding vote, known as “say-on-pay,” to approve our Fiscal 2025 NEO compensation.
Vote required for approval: A majority of the shares present, in person or represented by proxy, and entitled to vote on this matter.
Effect of abstentions: Same as a vote AGAINST.
Effect of broker non-votes: None.

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to vote on an advisory basis, commonly referred to as “say-on-pay,” to approve the Fiscal 2025 compensation paid to our NEOs as disclosed in the CD&A, the compensation tables and the accompanying narrative discussion. This vote is intended to address the overall compensation of our NEOs and the philosophy, policies, and practices described in this proxy statement, rather than any specific compensation component.
In response to our stockholders’ preference, our Board has adopted a policy of providing for annual “say-on-pay” votes.
This advisory proposal is not binding on the Board nor us. Nevertheless, the views expressed by our stockholders are important to the Board and, accordingly, the Board and the CC intend to consider the results of this vote in making future NEO compensation decisions.
Recommendation of the Board
The Board recommends that our stockholders adopt the following resolution:
“RESOLVED, that the Fiscal 2025 compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

Executive Compensation
Compensation Discussion and Analysis
This CD&A describes our Fiscal 2025 executive compensation philosophy, design, and process, and how our corporate results affected the payout of performance-based awards. Our Fiscal 2025 NEOs were: Jen-Hsun Huang, President and CEO; Colette M. Kress, EVP and CFO; Ajay K. Puri, EVP, Worldwide Field Operations; Debora Shoquist, EVP, Operations; and Timothy S. Teter, EVP, General Counsel and Secretary.
Fiscal 2025 Executive Compensation Summary
Continued Focus on Pay for Performance
NVIDIA’s executive compensation program in Fiscal 2025 continued to be guided by a pay for performance philosophy to link competitive NEO pay with our stockholders’ interests. Approximately 95% of our CEO’s, and approximately 48% of our other NEOs’, total target pay was dependent on corporate performance.
Executive Pay Heavily Weighted Towards Equity Awards
The vast majority of our NEOs’ total target pay for Fiscal 2025 was comprised of equity awards:
•SY PSUs based on annual Non-GAAP Operating Income, vesting over 4 years,
•MY PSUs based on 3-year TSR relative to the S&P 500, vesting over 3 years, and
•RSUs vesting over 4 years (for NEOs other than our CEO)
(1) Based on total target pay as approved by the CC, consisting of annual base salary, and, assuming the Company achieves associated performance goals at a Base Compensation Plan level, target payout opportunity under our Variable Cash Plan and target equity opportunities the CC intended to deliver.
(2) Reflects the average total target pay mix for our NEOs other than our CEO. The total does not sum to 100% due to rounding.
NEOs were also eligible for variable cash awards based on annual revenue, in addition to base salary and other compensation and benefits.
Key Changes for Fiscal 2025
•CEO Cash Compensation Adjustments: increased base salary and variable cash opportunity to align with peers and for internal pay equity, after years without changes
•Increased Target Equity Opportunities for All NEOs: increased target equity opportunities in recognition of the expanding complexity and scope of their roles and responsibilities
•Equity Mix Shift for NEOs Other than CEO: adjusted allocation of target equity across RSUs, SY PSUs, and MY PSUs for NEOs other than Mr. Huang from 40%, 55%, and 5% in Fiscal 2024 to 50%, 25%, and 25% in Fiscal 2025, respectively, to emphasize long-term performance incentives while encouraging retention
•Further Increased Rigor of Performance Goals: set Base Compensation Plan for target variable cash and SY PSU opportunities well above strong Fiscal 2024 results, and set Threshold goals well above Fiscal 2024 Stretch Compensation Plan, to motivate executives
Record Performance Resulting in Maximum Payouts

Fiscal 2025 Revenue	Fiscal 2025 Non-GAAP Operating Income (1)	3-Year TSR Relative to S&P 500 (Fiscal 2023 to 2025) (2)
$130.5 billion	$86.8 billion	384% (100th Percentile of S&P 500)
(1) See Reconciliation of Non-GAAP Financial Measures below for a reconciliation between the non-GAAP financial measures and GAAP results.
(2) Represents TSR for purposes of the MY PSU performance goal, calculated using cumulative stock price appreciation with dividends reinvested and the average closing stock price for the 60 trading days preceding the start, and preceding and including the last day, of the 3-year performance period.
As a result of the above performance achievements, each exceeding the CC’s pre-established Stretch Compensation Plan goals, our NEOs earned the maximum payouts possible for our Fiscal 2025 Variable Cash Plan, SY PSUs granted in Fiscal 2025, and MY PSUs granted in Fiscal 2023.

Our Compensation Philosophy and Practices
NVIDIA is building a one-of-a-kind company that invents the future, builds amazing technologies, and strives to achieve the highest level of craft. To achieve this vision, we must attract and retain a high-caliber executive team while balancing our stockholders’ interests. While our CC considers numerous factors in making executive pay decisions, our compensation program is guided by the following philosophies:
•Pay for Performance: emphasize at-risk and performance-based cash and equity for NEOs based on multiple corporate metrics
•Provide Competitive Pay: structure competitive NEO target compensation to reflect job impact, scope, and responsibilities, that attracts and retains talent
•Stockholder Alignment: align NEO pay with stockholders’ long-term interests and consider feedback from our annual stockholder engagement efforts and “say-on-pay” vote
•Simplicity and Transparency: design a compensation program with simple, objective metrics
In this CD&A, total target pay refers to (i) an NEO’s annual base salary, (ii) target variable cash opportunity, which means the potential payout under our Variable Cash Plan, assuming the Company achieves the associated performance goal at a Base Compensation Plan level, and (iii) target equity opportunity, which means the value of the equity opportunities granted during the year that the CC intended to deliver, assuming the Company achieves associated performance goals at a Base Compensation Plan level.
Our executive compensation program adheres to the following practices:

What We Do		What We Don’t Do
✓	Emphasize at-risk, performance-based compensation, with simple, objective performance goals	X	Enter into agreements with NEOs providing for specific terms of employment or severance benefits
✓	Use annual and multi-year performance targets to determine PSU awards earned	X	Give our executive officers special change-in-control benefits
✓	Set rigorous performance goals and use different metrics for annual and multi-year awards	X
Provide automatic equity vesting upon a change-in-control (except for the provisions in our equity plans that apply to all employees if an acquiring company does not assume or substitute our outstanding stock awards)

✓	Require NEOs to provide continuous service for 4 years to fully vest in SY PSU and RSU awards	X	Give NEOs supplemental retirement benefits
✓	Evaluate our program annually based on feedback from stockholder engagement efforts and make adjustments when appropriate	X	Provide tax gross-ups
✓	Mitigate compensation risks	X	Pay dividends or the equivalent on unearned or unvested equity
✓	Cap performance-based variable cash and PSU payouts	X	Permit executive officers, employees, or directors to hedge their ownership of NVIDIA stock or to pledge NVIDIA stock as collateral for a loan
✓	Retain an independent compensation consultant reporting directly to the independent CC
✓	Require NEOs to maintain meaningful stock ownership
✓	Maintain a clawback policy for performance-based compensation
How We Determine Executive Compensation
The CC’s oversight and decision-making for our Fiscal 2025 executive compensation program was a multi-year process:

November 2023	December 2023	March 2024	March 2025	April - May 2025
CC determined peer companies	Members of management and the Board, including our Lead Director, engaged in stockholder outreach	CC considered stockholder feedback and peer companies in determining performance goals and compensation	CC certified achievement and payouts for Fiscal 2025 Variable Cash Plan, SY PSUs granted in Fiscal 2025 and MY PSUs granted in Fiscal 2023*	CC oversaw compensation risk assessment; published executive compensation program details in proxy statement
* The CC is expected to certify achievement and payouts for MY PSUs granted in Fiscal 2025 by March 2027.

Roles of the CC, Compensation Consultant, and Management
The roles of (i) our CC; (ii) our independent compensation consultant, Exequity; and (iii) management, including our CEO, CFO, and Human Resources and Legal departments, are summarized below.
For our Fiscal 2025 NEO compensation program, our CC continued to use Exequity for its experience working with our CC and with compensation committees at other technology companies. Our CC analyzed whether Exequity’s role raised any conflict of interests, taking into consideration the following:
•Exequity did not provide any services directly to NVIDIA (although we paid Exequity on the CC’s behalf);
•The percentage of Exequity’s total revenue resulting from fees paid by us on the CC’s behalf;
•Exequity’s conflict of interest policies and procedures;
•Any business or personal relationship between Exequity and an executive officer, or between Exequity’s individual compensation advisors and an executive officer or any member of our CC; and
•Any NVIDIA stock owned by Exequity or its individual compensation advisors.
After considering these factors, our CC determined that Exequity’s work did not create any conflict of interests.
Our CC reviews and approves all NEO compensation decisions, with input from Mr. Huang and Exequity. At the CC’s direction, Exequity and management recommended a peer group for our Fiscal 2025 executive pay program, which the CC approved. Management gathered peer data from the Radford Global Technology Survey, or the Radford Survey, which informed Exequity’s analysis of Mr. Huang’s compensation, and Mr. Huang’s recommendations for other NEOs. The CC considered Exequity’s advice, Mr. Huang’s recommendations, and management’s proposed Fiscal 2025 performance goals that were informed by the Company’s operating plan, before making its final decisions on Fiscal 2025 NEO compensation. The CC certified compensation payouts for performance periods that concluded at the end of Fiscal 2025 under the Variable Cash Plan and for SY PSUs granted in Fiscal 2025 and MY PSUs granted in Fiscal 2023. The CC also oversaw management’s Fiscal 2025 compensation risk analysis.
Subsequent to the determination of our Fiscal 2025 executive compensation program, our compensation advisor from Exequity retired. In September 2024, the CC engaged Semler Brossy to act as its independent compensation consultant. After consideration of the factors outlined above, our CC determined that Semler Brossy’s role did not create any conflict of interest.
Peer Companies and Market Compensation Data
We believe our peers should be companies that compete with us for executive talent, have a similar business complexity and market presence, and are of comparable size, measured by revenue and market capitalization at approximately 0.5-3.5x ours. After consulting with management, and based on Exequity’s recommendation, the CC determined in November 2023 that the existing peer group remained appropriate for Fiscal 2025, with two adjustments: (i) removing Texas Instruments Incorporated due to its revenue and market capitalization falling below our target range, and (ii) adding Meta Platforms, Inc. as a competitor for talent with revenue and market capitalization being within our target range:
Fiscal 2025 Peer Group

Adobe Inc. (ADBE)	Netflix, Inc. (NFLX)
Advanced Micro Devices, Inc. (AMD)	Oracle Corporation (ORCL)
Broadcom Inc. (AVGO)	Qualcomm Incorporated (QCOM)
Cisco Systems, Inc. (CSCO)	Salesforce, Inc. (CRM)
International Business Machines Corporation (IBM)	SAP SE (SAP)
Intel Corporation (INTC)	Visa Inc. (V)
Meta Platforms, Inc. (META)
Our CC selected each member of the peer group based on a combination of factors described above. As a result, while some peer companies fell below our targeted size range, the CC determined they were still appropriate due to their established businesses and relevance as competitors for talent.
To determine our Fiscal 2025 peer group, the CC reviewed our trailing 12-month revenue (reported through our third quarter results for Fiscal 2024) and market capitalization as of November 2023. They compared these metrics to the 75th percentile, median, and 25th percentile of peer group companies, as follows:

	Revenue (in billions)	Market Capitalization (in billions)
Fiscal 2025 Peer Group 75th Percentile	$53.27	$329.65
Fiscal 2025 Peer Group Median	$35.13	$207.65
Fiscal 2025 Peer Group 25th Percentile	$31.91	$155.22
NVIDIA	$44.87	$1,074.43

For our NEOs other than our CEO, Mr. Huang reviewed market practices and compensation data from the Radford Survey and peer company proxy data for comparable executives before recommending their Fiscal 2025 compensation. The CC reviewed the same information for peer companies’ CEOs, before determining the components of our executive compensation program, as well as total compensation, for all NEOs. We compared the total compensation opportunity for our NEOs and similarly situated executives at the 25th, 50th, and 75th percentiles of peer company data where available, and the CC considered the factors below in setting NEO compensation.
Factors Used in Determining Executive Compensation
In addition to peer data, our CC considers the following factors in making executive compensation decisions. The weight given to each factor may differ among NEOs and each component of pay, and is subject to the CC’s sole discretion.

✓	The need to attract and retain talent in a highly competitive industry	✓	Each NEO’s unvested equity
✓	Stockholder feedback regarding our executive pay	✓	Internal pay equity relative to similarly situated executives
✓	The desire for simplicity of the overall program and transparency of the performance metrics	✓	Our CEO’s recommendations for the other NEOs, including his understanding of each NEO’s performance, capabilities, and contributions
✓	An NEO’s past performance and anticipated future contributions	✓	Our CC’s independent judgment
✓	Our financial performance and forecasted results, as well as our prior financial performance and resulting impact on our executives’ compensation	✓	Our philosophy that an NEO’s total compensation opportunity and percentage of at-risk pay should increase with responsibility
✓	Changes in the scale and complexity of our business	✓	The total compensation cost and stockholder dilution, including from executive compensation, to maintain a responsible cost structure for our compensation programs *
✓	Each NEO’s current total compensation
✓	The scope and complexity of the department(s) or function(s) the NEO manages
* See Note 3, Stock-Based Compensation of our Form 10-K consolidated financial statements for a discussion of stock-based compensation cost.
Fiscal 2025 Compensation Actions and Achievements
Stockholder Outreach and Feedback
We value stockholder feedback and conduct an annual outreach program. In Fall 2023, in preparation for Fiscal 2025 compensation decisions, we contacted our top institutional stockholders representing an aggregate ownership of 31%. Management and the Board, including our Lead Director, met with stockholders holding 14% of our shares to discuss topics including executive compensation. Stockholders provided positive feedback on pay versus performance linkage and expressed interest in additional performance-based compensation with multi-year performance periods.
In response to this feedback and considering our 92% say-on-pay approval rate for Fiscal 2023 NEO compensation, our CC maintained generally the same elements and performance-based metrics for Fiscal 2025, but (i) increased target equity opportunities for all NEOs in recognition of the increased complexity and scope of their roles, (ii) raised Mr. Huang’s base salary and target variable cash opportunity for the first time in years, and (iii) shifted the mix of performance-based equity more heavily toward MY PSUs. Our CC believed that structuring performance-based components of our executive pay program solely around NVIDIA’s financial performance goals continued to align management’s incentives with stockholder interests.

Total Target Compensation Approach
In setting Fiscal 2025 compensation, our CC reviewed each NEO’s total target pay opportunity and distribution across multiple pay elements. Our CC compared Mr. Huang’s base salary, target variable cash opportunity, target total cash opportunity, target equity opportunity, and total target pay opportunity against chief executives at peer companies. For other NEOs, Mr. Huang reviewed their total target pay against similarly situated executives at peer companies where the data was available, considering internal pay equity, individual performance, unvested equity levels, and the increasing complexity of their roles. These factors informed Mr. Huang’s recommendations to the CC. The CC also considered the factors outlined in Factors Used in Determining Executive Compensation and its compensation objectives for Fiscal 2025. Rather than applying a formula or assigning specific weights to each factor, our CC used its judgment and experience to set total target compensation, the mix of cash and equity, and fixed and at-risk pay opportunities for each NEO. When setting pay elements, the CC evaluated them in the context of the levels of the other pay elements and total target pay to ensure alignment with program objectives. The CC established amounts and designed a structure to reward NEOs with above-market value from equity awards and variable cash incentives only upon exceptional corporate performance.
Components of Pay
The primary components of NVIDIA’s Fiscal 2025 executive compensation program are summarized below:

	Fixed Compensation	At-Risk Compensation
	Base Salary	Variable Cash	SY PSUs	MY PSUs	RSUs (1)
Form	Cash	Cash	Equity	Equity	Equity
Who Receives	NEOs	NEOs	NEOs	NEOs	NEOs except our CEO
Performance Measure	N/A	Revenue (determines cash payout)	Non-GAAP Operating Income (determines number of shares eligible to vest)	TSR relative to the S&P 500 (determines number of shares eligible to vest)	N/A
Performance Period	N/A	1 year	1 year	3 years	N/A
Vesting Period	N/A	N/A	4 years from grant	3 years from grant	4 years from grant
Vesting Terms	N/A	N/A	If at least Threshold achieved, 25% on approximately the 1-year anniversary of the grant date; 6.25% quarterly thereafter	If at least Threshold achieved, 100% on approximately the 3-year anniversary of the grant date	6.25% vests quarterly from the grant date (2)
Timeframe Emphasized	Annual	Annual	Long-term	Long-term	Long-term
Purpose	Compensate for expected day-to-day performance	Reward for annual corporate financial performance	Align with stockholder interests by linking NEO pay to annual operational performance and ongoing stock price performance during the vesting period	Align with long-term stockholder interests by linking NEO pay to multi-year relative shareholder return and ongoing stock price performance during the vesting period	Align with stockholder interests by linking NEO pay to ongoing stock price performance
Maximum Amount That Can Be Earned	N/A	200% of target opportunity under our Variable Cash Plan	150% of Mr. Huang’s SY PSU target opportunity and 200% of our other NEOs’ respective SY PSU target opportunity Ultimate value delivered depends on stock price on date earned shares vest	150% of Mr. Huang’s MY PSU target opportunity and 200% of our other NEOs’ respective MY PSU target opportunity Ultimate value delivered depends on stock price on date earned shares vest	100% of grant Ultimate value delivered depends on stock price on date shares vest
(1)    Our CC considers RSUs to be at-risk pay because the realized value depends on our stock price, a financial performance measure.
(2)    Reflects vesting schedule for annual performance RSU grants.
Our NEOs have insurance benefits and are eligible to participate in our ESPP and 401(k) plan on the same basis as our other employees. We also provide limited perquisites to our NEOs from time to time. See Other Compensation and Benefits below for more information.
Pay Mix Considerations
For Fiscal 2025, the CC decided that cash compensation would remain constant (other than for Mr. Huang, whose salary and target variable cash had not been adjusted in years) and that the largest portion of NEOs’ total target pay would remain in the form of at-risk equity. The CC believes an emphasis on long-term, at-risk opportunities drives results and increases NEO and stockholder alignment, while providing sufficient annual cash compensation to be competitive and retain our NEOs. PSUs and RSUs provide long-term incentives and retention benefits as PSUs require achieving predetermined performance goals, and both PSUs and RSUs require longer service (3 years for MY PSUs and 4 years for SY PSUs and RSUs) to fully vest.

Given Mr. Huang’s position as CEO, the CC determined that 100% of his equity grants should be at-risk and performance-based, to tightly align his interests with stockholders. Consistent with prior years, the CC split his target equity opportunity evenly between SY PSUs (aligned with our annual corporate financial performance) and MY PSUs (aligned with our 3-year relative shareholder return). For other NEOs, the CC adjusted the equity mix to increase the weighting of target MY PSU opportunity to further align NEO and stockholder long-term interests, resulting in 50% of the target equity opportunity granted as RSUs and 50% as PSUs, evenly split between SY and MY PSUs. The CC determined this structure balanced performance over short- and long-time horizons while providing a meaningful amount of time-vesting RSUs as a retention benefit.
Setting Executive Compensation Values
For Fiscal 2025, the CC decided that increases to each NEO’s total target pay were appropriate in light of the increasing scope and complexity of their roles and responsibilities, and internal pay equity considerations.
The CC raised Mr. Huang’s total target pay by $7 million to align more closely with the median of peer company CEOs. Specifically, his base salary increased by 50%, to $1.5 million, which aligned with the 75th percentile of peers. The CC believed this was appropriate in consideration of internal pay equity with the base salaries of other NEOs and as it represented Mr. Huang’s first base salary increase in 10 years. His target variable cash opportunity remained at 200% of base salary, increasing to $3 million, which aligned with the median of peers. Mr. Huang’s target equity opportunity increased by 25%, to $27.5 million, which aligned slightly above the median of peers. The CC split the target equity increase evenly between SY PSUs and MY PSUs to balance short- and long-term performance-based awards.
For other NEOs, the CC similarly adjusted target equity opportunities by $3 to $3.5 million, in recognition of the growing scope and complexity of their roles, while maintaining internal pay equity.
Determining Equity Award Amounts
To determine the actual number of RSUs and target numbers of SY PSUs and MY PSUs awarded to our NEOs, the CC divided the value of the target equity they intended to deliver by the 30-calendar day trailing average closing price of our common stock ending on the last day of the calendar month prior to the date of grant. They used this methodology instead of calculating based on the stock price on the grant date to smooth the effects of possible market volatility. The CC understands that using a historical average stock price can cause the ASC 718 grant date value of an award, as required to be reported in the Summary Compensation Table and Grants of Plan-Based Awards Table, to be different than the target equity opportunity. The CC considered various approaches to granting awards and determined the process described above is appropriate.
The target number of SY PSUs would become eligible to vest if the Company achieved Fiscal 2025 Non-GAAP Operating Income at Base Compensation Plan. If the Company achieved Fiscal 2025 Non-GAAP Operating Income at Stretch Compensation Plan or more, the maximum SY PSUs eligible to vest would be capped at 150% of Mr. Huang’s SY PSU target equity opportunity and at 200% for other NEOs. If the Company achieved Fiscal 2025 Non-GAAP Operating Income at Threshold, the minimum SY PSUs eligible to vest would be 50% of each NEO’s SY PSU target equity opportunity.
The target number of MY PSUs would become eligible to vest if the Company achieved TSR relative to the S&P 500 from the start of Fiscal 2025 to the end of Fiscal 2027, or the 3-Year Relative TSR, at Base Compensation Plan. If the Company achieved 3-Year Relative TSR at Stretch Compensation Plan or more, the maximum MY PSUs eligible to vest would be capped at 150% of Mr. Huang’s MY PSU target equity opportunity and at 200% for other NEOs. If the Company achieved 3-Year Relative TSR at Threshold, the minimum MY PSUs eligible to vest would be 25% of each NEO’s MY PSU target equity opportunity.

The CC capped the payout for Mr. Huang’s SY PSUs and MY PSUs at 150% of his target equity opportunity instead of 200% that applied to other NEOs because all of his Fiscal 2025 equity compensation was performance-based. With these caps, Mr. Huang would have the same total upside opportunity on his equity awards as the other NEOs, who had 50% of total equity opportunity granted as RSUs that vest based solely on continued service and therefore did not have the same upside opportunity.

No PSUs would be eligible to vest if the applicable Threshold performance level was not achieved. Any PSUs determined to be unearned would be cancelled.
Performance Metrics and Goals for Executive Compensation
In March 2024, when making decisions regarding Fiscal 2025 executive compensation, the CC intended for performance goals to be rigorous, uncertain, and set at levels that would motivate our NEOs, informed by the Company’s Fiscal 2025 operating plan. As a result, the CC set Base Compensation Plan for Fiscal 2025 revenue and Non-GAAP Operating Income well above our record Fiscal 2024 results, and set respective Fiscal 2025 Threshold goals well above the Fiscal 2024 Stretch Compensation Plan.

Fiscal 2025 performance metrics and goals for NEO pay were as set forth below:

PERFORMANCE METRICS
	Variable Cash Plan	SY PSUs	MY PSUs
Metric	Revenue	Non-GAAP Operating Income	TSR relative to the S&P 500
Timeframe	1 year	1 year	3 years
CC’s Rationale for Metric	Drives value, contributes to Company’s long-term success Focuses on growth in new and existing markets Distinct, separate metric from Non-GAAP Operating Income	Drives value, contributes to Company’s long-term success Reflects our annual revenue generation and effective operating expense management Distinct, separate metrics from revenue
Aligns directly with long-term shareholder value creation
Provides comparison of our stock price performance, including dividends, against a capital market index in which we compete
Relative performance goal accounts for macroeconomic factors impacting the market

PERFORMANCE GOALS
	Variable Cash Plan		SY PSUs		MY PSUs
	Fiscal 2025 Revenue	Payout as a % of Target Opportunity (1)	Fiscal 2025 Non-GAAP Operating Income (2)	Shares Eligible to Vest as a % of Target Opportunity (1)	Fiscal 2025 to 2027 3-Year Relative TSR (3)	Shares Eligible to Vest as a % of Target Opportunity (1)
Threshold	$45.0 billion	50%	$16.0 billion	50%	25th percentile	25%
Base Compensation Plan	$90.0 billion	100%	$56.0 billion	100%	50th percentile	100%
Stretch Compensation Plan	$110.0 billion	200%	$72.0 billion	CEO 150% Other NEOs 200%	75th percentile	CEO 150% Other NEOs 200%
(1)For achievement between Threshold and Base Compensation Plan, or alternatively between Base Compensation Plan and Stretch Compensation Plan, payouts would be determined using straight-line interpolation. Achievement less than Threshold would result in no payout, and achievement exceeding Stretch Compensation Plan would result in the capped maximum payout.
(2)See Reconciliation of Non-GAAP Financial Measures below for a reconciliation between the non-GAAP financial measures and GAAP results.
(3)MY PSUs granted in Fiscal 2025 cover the Fiscal 2025 to Fiscal 2027 performance period. MY PSUs covering the Fiscal 2023 to Fiscal 2025 performance period were granted in Fiscal 2023 and consist of the same performance goal structure and payout opportunities.

Each of the performance goal levels as described above were set by the CC with the following objectives:
•Threshold was uncertain, but attainable and high enough to create value; represented an appropriately decelerated payout for performance below Base Compensation Plan.
•Base Compensation Plan was uncertain but attainable with significant effort and execution success; included budgeted investments in future businesses and revenue growth considering macroeconomic conditions and reasonable but challenging growth estimates for ongoing and new businesses.
•Stretch Compensation Plan required exceptional achievement; only possible with strong market factors and a very high level of management execution and corporate performance.
Fiscal 2025 Performance Achievement
As a result of record performance on strength across all market platforms, led by Data Center demand for our Hopper architecture used for large language models, recommendation engines, and generative AI applications, revenue and Non-GAAP Operating Income for Fiscal 2025 exceeded their respective Stretch Compensation Plan goals, as did our Fiscal 2023 to Fiscal 2025 3-year TSR relative to the S&P 500.

In March 2025, the CC certified the Company’s performance achievement with the following payouts:

PERFORMANCE ACHIEVEMENT AND PAYOUTS
	Variable Cash Plan	SY PSUs	MY PSUs (1)
Performance Achievement for Period Ended Fiscal 2025 (2)	$130.5 billion revenue	$86.8 billion Non-GAAP Operating Income (3)	3-year TSR of 384% 100th percentile relative to S&P 500
Payout as % of Target Opportunity	200%	CEO 150% Other NEOs 200% (4)	CEO 150% Other NEOs 200% (5)
(1)Represents performance achievement and payout of MY PSUs granted in Fiscal 2023, with a performance period measured from the start of Fiscal 2023 to the end of Fiscal 2025.
(2)Revenue is GAAP revenue, as the Company reports in its SEC filings. Non-GAAP Operating Income is GAAP operating income, as the Company reports in its SEC filings, excluding stock-based compensation expense, acquisition termination cost, acquisition-related and other costs, restructuring costs and other, IP-related and legal settlement costs, and other. Consistent with prior years, 3-year TSR for purposes of the MY PSUs represents cumulative stock price appreciation, with dividends reinvested, and is measured based on the average closing stock price for the 60 trading days preceding the start, and preceding and including the last day, of the 3-year performance period. This averaging period mitigates the impact of one-day or short-term stock price fluctuations at the beginning or end of the performance period.
(3)See Reconciliation of Non-GAAP Financial Measures below for a reconciliation between the non-GAAP financial measures and GAAP results.
(4)25% of the eligible SY PSUs vested on March 19, 2025, approximately one year after grant, and 6.25% will vest every quarter thereafter for the next three years.
(5)100% of the eligible MY PSUs vested on March 19, 2025.
Achievement of goals for MY PSUs granted during Fiscal 2024 and Fiscal 2025 will be determined after the applicable performance periods conclude in January 2026 and January 2027, respectively.
Fiscal 2025 Target Compensation Actions and Performance-Based Payouts
The CC’s target Fiscal 2025 compensation actions are summarized below for each NEO, reflecting the target variable cash and equity opportunities the CC intended to deliver, as well as the variable cash earned and PSUs which became eligible to vest.
The CC considered the factors set forth in Factors Used in Determining Executive Compensation above to set total target pay opportunity for each NEO, which are described in Fiscal 2025 Compensation Actions and Achievements - Setting Executive Compensation Values above.
The target equity opportunities presented in the tables below reflect the number of shares underlying each NEO’s equity awards granted in Fiscal 2025, calculated by assuming achievement at Base Compensation Plan for PSUs, and multiplying by the 30-day trailing average closing price of our common stock that the CC used in approving such equity awards, as described above in Determining Equity Award Amounts. These values differ from those reported in the Summary Compensation Table and Grants of Plan-Based Awards Table, which, in accordance with SEC rules, reflect the ASC 718 grant date fair value of each NEO’s equity awards based on the single day closing price of our common stock on the date of grant and, for PSUs, assuming a probable outcome of the applicable performance conditions.

Jen-Hsun Huang President & CEO	Target Pay ($)	Fiscal 2025 Compensation Actions	Fiscal 2025 Performance-Based Payouts
Base Salary	1,500,000	Up $0.5 million, or 50%, from Fiscal 2024
Variable Cash	3,000,000	Up $1 million, or 50%, from Fiscal 2024 target; variable cash target as a percentage of base salary remained at 200%	Fiscal 2025 revenue exceeded Stretch Compensation Plan goal, resulting in 200% payout under Variable Cash Plan ($6,000,000)
Cash	4,500,000	Up $1.5 million, or 50%, from Fiscal 2024 target
SY PSUs	13,750,000	Up $2.8 million, or 25%, from Fiscal 2024 target, resulting in190,900 shares target opportunity granted in Fiscal 2025	Fiscal 2025 Non-GAAP Operating Income exceeded Stretch Compensation Plan goal, resulting in 150% of target opportunity (286,350 shares) becoming eligible to vest
MY PSUs	13,750,000	Up $2.8 million, or 25%, from Fiscal 2024 target, resulting in190,900 shares target opportunity granted in Fiscal 2025
Fiscal 2023 to Fiscal 2025 3-Year Relative TSR for MY PSUs granted in Fiscal 2023 achieved at Stretch Compensation Plan level, resulting in 150% of target opportunity (670,130 shares) becoming eligible to vest

Equity	27,500,000	Up $5.5 million, or 25%, from Fiscal 2024 target
TOTAL	32,000,000	Up $7.0 million, or 28%, from Fiscal 2024 target

Colette M. Kress EVP & CFO	Target Pay ($)	Fiscal 2025 Compensation Actions	Fiscal 2025 Performance-Based Payouts
Base Salary	900,000	Flat with Fiscal 2024
Variable Cash	300,000	Flat with Fiscal 2024	Fiscal 2025 revenue exceeded Stretch Compensation Plan goal, resulting in 200% payout Variable Cash Plan ($600,000)
Cash	1,200,000	Flat with Fiscal 2024
SY PSUs	3,450,000	Down $2.5 million, or 42%, from Fiscal 2024 target, resulting in 47,890 shares target opportunity granted in Fiscal 2025	Fiscal 2025 Non-GAAP Operating Income exceeded Stretch Compensation Plan goal, resulting in 200% of target opportunity (95,780 shares) becoming eligible to vest
MY PSUs	3,450,000	Up $2.9 million, or 539%, from Fiscal 2024 target, resulting in 47,890 shares target opportunity granted in Fiscal 2025
Fiscal 2023 to Fiscal 2025 3-Year Relative TSR for MY PSUs granted in Fiscal 2023 achieved at Stretch Compensation Plan level, resulting in 200% of target opportunity (43,860 shares) becoming eligible to vest

RSUs	6,900,000	Up $2.6 million, or 60%, from Fiscal 2024, resulting in 95,790 shares granted in Fiscal 2025
Equity	13,800,000	Up $3.0 million, or 28%, from Fiscal 2024 target
TOTAL	15,000,000	Up $3.0 million, or 25%, from Fiscal 2024 target

Ajay K. Puri EVP, Worldwide Field Operations	Target Pay ($)	Fiscal 2025 Compensation Actions	Fiscal 2025 Performance-Based Payouts
Base Salary	950,000	Flat with Fiscal 2024
Variable Cash	650,000	Flat with Fiscal 2024	Fiscal 2025 revenue exceeded Stretch Compensation Plan goal, resulting in 200% payout under Variable Cash Plan ($1,300,000)
Cash	1,600,000	Flat with Fiscal 2024
SY PSUs	3,350,000	Down $2.4 million, or 41%, from Fiscal 2024 target, resulting in 46,510 shares target opportunity granted in Fiscal 2025	Fiscal 2025 Non-GAAP Operating Income exceeded Stretch Compensation Plan goal, resulting in 200% of target opportunity (93,020 shares) becoming eligible to vest
MY PSUs	3,350,000	Up $2.8 million, or 544%, from Fiscal 2024 target, resulting in 46,510 shares target opportunity granted in Fiscal 2025
Fiscal 2023 to Fiscal 2025 3-Year Relative TSR for MY PSUs granted in Fiscal 2023 achieved at Stretch Compensation Plan level, resulting in 200% of target opportunity (42,220 shares) becoming eligible to vest

RSUs	6,700,000	Up $2.5 million, or 61%, from Fiscal 2024, resulting in 93,020 shares granted in Fiscal 2025
Equity	13,400,000	Up $3.0 million, or 29%, from Fiscal 2024 target
TOTAL	15,000,000	Up $3.0 million, or 25%, from Fiscal 2024 target

Debora Shoquist EVP, Operations	Target Pay ($)	Fiscal 2025 Compensation Actions	Fiscal 2025 Performance-Based Payouts
Base Salary	850,000	Flat with Fiscal 2024
Variable Cash	250,000	Flat with Fiscal 2024	Fiscal 2025 revenue exceeded Stretch Compensation Plan goal, resulting in 200% payout under Variable Cash Plan ($500,000)
Cash	1,100,000	Flat with Fiscal 2024
SY PSUs	3,100,000	Down $1.8 million, or 37%, from Fiscal 2024 target, resulting in 43,040 shares target opportunity granted in Fiscal 2025	Fiscal 2025 Non-GAAP Operating Income exceeded Stretch Compensation Plan goal, resulting in 200% of target opportunity (86,080 shares) becoming eligible to vest
MY PSUs	3,100,000	Up $2.7 million, or 597%, from Fiscal 2024 target, resulting in 43,040 shares target opportunity granted in Fiscal 2025
Fiscal 2023 to Fiscal 2025 3-Year Relative TSR for MY PSUs granted in Fiscal 2023 achieved at Stretch Compensation Plan level, resulting in 200% of target opportunity (36,140 shares) becoming eligible to vest

RSUs	6,200,000	Up $2.6 million, or 74%, from Fiscal 2024, resulting in 86,080 shares granted in Fiscal 2025
Equity	12,400,000	Up $3.5 million, or 39%, from Fiscal 2024 target
TOTAL	13,500,000	Up $3.5 million, or 35%, from Fiscal 2024 target

Timothy S. Teter EVP, General Counsel & Secretary	Target Pay ($)	Fiscal 2025 Compensation Actions	Fiscal 2025 Performance-Based Payouts
Base Salary	850,000	Flat with Fiscal 2024
Variable Cash	250,000	Flat with Fiscal 2024	Fiscal 2025 revenue exceeded Stretch Compensation Plan goal, resulting in 200% payout under Variable Cash Plan ($500,000)
Cash	1,100,000	Flat with Fiscal 2024
SY PSUs	3,100,000	Down $1.8 million, or 37%, from Fiscal 2024 target, resulting in 43,040 shares target opportunity granted in Fiscal 2025	Fiscal 2025 Non-GAAP Operating Income exceeded Stretch Compensation Plan goal, resulting in 200% of target opportunity (86,080 shares) becoming eligible to vest
MY PSUs	3,100,000	Up $2.7 million, or 597%, from Fiscal 2024 target, resulting in 43,040 shares target opportunity granted in Fiscal 2025
Fiscal 2023 to Fiscal 2025 3-Year Relative TSR for MY PSUs granted in Fiscal 2023 achieved at Stretch Compensation Plan level, resulting in 200% of target opportunity (36,140 shares) becoming eligible to vest

RSUs	6,200,000	Up $2.6 million, or 74%, from Fiscal 2024, resulting in 86,080 shares granted in Fiscal 2025
Equity	12,400,000	Up $3.5 million, or 39%, from Fiscal 2024 target
TOTAL	13,500,000	Up $3.5 million, or 35%, from Fiscal 2024 target
Additional Executive Compensation Practices, Policies, and Procedures
Other Compensation and Benefits
Due to the high profile of our CEO, and in accordance with the Board-approved, independently-assessed executive security program, NVIDIA provides Mr. Huang with security protection. In Fiscal 2025, these security arrangements included (i) residential security, consultation fees, and driver services, (ii) security monitoring, and (iii) car expenses. Mr. Huang’s Fiscal 2025 security costs increased compared to the prior year due to increased travel.
We do not consider these security arrangements to be personal benefits because they arise from Mr. Huang’s duties and responsibilities and are required by the Board’s executive security program. However, we are reporting the aggregate incremental costs to NVIDIA for security arrangements that are required to be reported in the “All Other Compensation” column of the Summary Compensation Table below.
We believe these arrangements and costs are reasonable, necessary and in the best interests of NVIDIA and its stockholders, as they enable Mr. Huang to focus on his duties and responsibilities to the Company while reducing security threats and mitigating risks to our business. The CC annually oversees the nature and cost of executive security measures. When evaluating potential perquisites, we consider many factors, including the cost relative to the anticipated business benefit, perceived value to our executives, peer data, as well as corporate governance considerations.
We also provide medical, vision, dental, and accidental death and disability insurance, matches for health savings account contributions, as well as paid time off and holidays, for our NEOs on the same basis as our other employees. Our NEOs may participate, also on the same basis as our other employees, in our ESPP (unless prohibited by Internal Revenue Service rules) and our 401(k) plan, which included a Company match of up to $11,500 for 2024 and 2025. For Fiscal 2025 (which consisted of most of 2024 and a portion of 2025), our NEOs received the following 401(k) matches: $13,042 for Mr. Huang, $14,000 for each of Ms. Kress and Mr. Teter, and $11,500 for each of Mr. Puri and Ms. Shoquist. We believe these benefits are consistent with those offered by peers competing for executive talent. In Fiscal 2025, we did not provide any other perquisites or other personal benefits to our NEOs.
Equity Grant Timing Practices
The CC approves all equity award grants to our executive officers on or before the grant date. Typically, the CC completes its annual executive compensation review, sets performance goals and target compensation, and grants equity awards in March. This process is described in How We Determine Executive Compensation above. On occasion, the CC may grant equity awards outside of our annual cycle for new hires, promotions, recognition, retention or other purposes. While the CC has discretionary authority to approve such awards, it does not have a practice or policy of granting equity awards in anticipation of the release of material non-public information. In Fiscal 2025, we did not time the release of material non-public information in coordination with equity award grants in a manner that intentionally benefits the value of our executive compensation.
Stock Ownership Guidelines
The Board believes that executive officers should hold a significant equity interest in NVIDIA. Since June 2024, our Corporate Governance Policies require the CEO to hold shares valued at ten times his base salary, and our other NEOs to hold shares valued at three times their respective base salaries. Shares that count toward the ownership guidelines include those held directly by the NEO, in trust for the NEO or immediate family, and vested but deferred shares, but not unvested equity awards. NEOs have up to five years from appointment to reach their ownership threshold. These guidelines are intended to align NEO interests with stockholder interests. Each NEO currently exceeds the stock ownership requirements.
Compensation Recovery Policy
We have maintained a Compensation Recovery Policy since 2009, and amended it in 2023 to comply with Nasdaq’s listing standards. Our policy requires the Company to recover certain incentive compensation from current or former executive officers in connection with certain restatements of financial statements, if the compensation exceeds the amount that the officers would have received based on the restated financial statements, subject to limited exceptions.
Tax and Accounting Implications
Under Section 162(m), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per year is generally non-deductible. The CC considers various factors when making its decisions and retains flexibility to provide non-deductible compensation if consistent with the Company’s executive compensation program goals and the best interests of the Company and its stockholders. The CC may also modify compensation that was initially intended to be exempt from the deduction limit if the modifications are consistent with the Company’s business needs. The CC also considers the impact of Section 409A of the Internal Revenue Code and strives to avoid possible adverse tax consequences.
Additionally, under ASC 718, the Company records share-based compensation expense for equity compensation over the vesting period of the award.
Reconciliation of Non-GAAP Financial Measures
A reconciliation between our GAAP operating income and non-GAAP operating income is as follows (in millions):

	Fiscal 2025	Fiscal 2024
GAAP operating income	$81,453	$32,972
Stock-based compensation expense	4,737	3,549
Acquisition-related and other costs	602	583
Other	(3)	30
Non-GAAP Operating Income	$86,789	$37,134
We believe these non-GAAP financial measures enhance stockholders’ overall understanding of our historical financial performance. The presentation of our non-GAAP financial measures is not meant to be considered in isolation nor as a substitute for our financial results prepared in accordance with GAAP, and our non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.
Compensation Committee Report
The Compensation Committee of the Board of Directors oversees the compensation programs of NVIDIA on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement.
In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K of NVIDIA for the year ended January 26, 2025 and in this proxy statement.
Compensation Committee
Dawn Hudson, Robert K. Burgess, Tench Coxe, John O. Dabiri, and Aarti Shah

Risk Analysis of Our Compensation Plans
Under CC oversight, management assessed the Company’s Fiscal 2025 overall compensation programs and policies to identify any resulting potential material risks. The assessment focused on programs with payout variability and participants’ ability to directly affect payout and related controls—specifically, the Company’s variable cash compensation, equity compensation, and sales incentive compensation programs. The review identified key program terms and risks, and specific risk mitigation features.
The CC considered these findings and concluded that our compensation programs, which are structured to recognize both short-term and long-term contributions to the Company, do not create risks which are reasonably likely to have a material adverse effect on our business or financial condition.
The CC believes that the following compensation design features mitigate against risk:

✓	Our compensation program encourages our employees to remain focused on both our short-term and long-term goals, and balances incentives by using a mix of base salary and variable pay
✓
We design our variable cash and PSU compensation programs for executives so that payouts are based on achievement of various corporate performance targets to balance upside opportunity and downside risk, and we cap the potential award payout

✓	We have internal controls over our financial accounting and reporting which are used to measure and determine the eligible compensation awards under our Variable Cash Plan and our SY PSUs
✓	Financial plan target goals and final awards under our Variable Cash Plan and SY PSUs are approved by the CC and informed by the annual financial plan approved by the Board each year
✓	MY PSUs are designed with a relative goal
✓	We have a compensation recovery policy applicable to executive officers that requires NVIDIA to recover certain incentive compensation paid in connection with certain accounting restatements
✓	The CC monitors burn rate and overhang
✓	All executive officer equity awards have multi-year vesting
✓	We have stock ownership guidelines that we believe are reasonable and are designed to align our executive officers’ interests with those of our stockholders
✓	Our insider trading policy prohibits hedging, pledging, using margin accounts, and trading in derivatives involving our common stock which prevents our employees from insulating themselves from the effects of NVIDIA stock price performance

Summary Compensation Table for Fiscal 2025, 2024, and 2023
The following table summarizes information regarding the compensation earned by our NEOs during Fiscal 2025, 2024, and 2023. Fiscal 2025, 2024, and 2023 were 52-week years.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)
Jen-Hsun Huang	2025	1,486,199	38,811,306	6,000,000	3,568,746	(3)	49,866,251
President and CEO	2024	996,514	26,676,415	4,000,000	2,494,973		34,167,902
	2023	996,832	19,666,382	—	693,710		21,356,924
Colette M. Kress	2025	893,739	19,849,891	600,000	18,902	(4)	21,362,532
EVP and CFO	2024	896,863	11,756,027	600,000	13,902		13,266,792
	2023	897,149	10,004,677	—	15,402		10,917,228
Ajay K. Puri	2025	943,391	19,277,046	1,300,000	70,460	(4)	21,590,897
EVP, Worldwide Field Operations	2024	946,689	11,320,353	1,300,000	48,408		13,615,450
	2023	946,990	9,633,991	—	46,717		10,627,698
Debora Shoquist	2025	844,087	17,838,832	500,000	34,984	(4)	19,217,903
EVP, Operations	2024	847,037	9,687,599	500,000	24,229		11,058,865
	2023	847,307	8,244,465	—	23,478		9,115,250
Timothy S. Teter	2025	844,087	17,838,832	500,000	18,902	(4)	19,201,821
EVP, General Counsel and Secretary	2024	847,037	9,687,599	500,000	13,902		11,048,538
	2023	847,307	8,244,465	—	15,402		9,107,174
(1)Amounts shown do not reflect dollar amounts actually received by the NEO. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with ASC 718 for the respective fiscal year for grants of RSUs, SY PSUs, and MY PSUs, as applicable. The assumptions used in the calculation of values of the awards are set forth under Note 3 to our consolidated financial statements titled Stock-Based Compensation in our Form 10-K. The reported grant date fair value stock awards with performance-based vesting conditions assumes the probable outcome of the conditions at Base Compensation Plan for SY PSUs and MY PSUs, determined in accordance with applicable accounting standards.
Assuming Stretch Compensation Plan performance for SY PSUs (including Additional SY PSUs for Fiscal 2024 only) and MY PSUs in each of Fiscal 2025, 2024, and 2023, and a stock price equal to the grant date fair value of the SY PSUs and MY PSUs, the value of stock awards granted would be:

	Jen-Hsun Huang		Colette M. Kress		Ajay K. Puri		Debora Shoquist		Timothy S. Teter
Fiscal Year	SY PSU ($)	MY PSU ($)	SY PSU ($)	MY PSU ($)	SY PSU ($)	MY PSU ($)	SY PSU ($)	MY PSU ($)	SY PSU ($)	MY PSU ($)
2025	25,046,748	33,170,211	8,377,781	14,564,690	8,136,366	14,144,993	7,529,332	13,089,669	7,529,332	13,089,669
2024	23,130,937	22,666,270	15,613,188	1,937,350	15,034,811	1,865,423	12,866,300	1,596,476	12,866,300	1,596,476
2023	15,142,257	14,357,535	10,902,118	1,178,299	10,498,554	1,134,240	8,984,170	970,901	8,984,170	970,901
(2)As applicable, reflects amounts earned in Fiscal 2025, 2024, and 2023 and paid in March or April of each respective year pursuant to the respective Variable Cash Plan. For further information, please see our CD&A above.
(3)Reflects (a) the aggregate incremental costs to the Company of residential security and consultation fees and driver services (in the amount of $3,453,253, reflecting the full cost to the Company), security monitoring services, and car expenses, (b) a $13,042 match of contributions to our 401(k) savings plan, and (c) $21,904 in life insurance premiums. The 401(k) contribution match and insurance coverage are available to all eligible NVIDIA employees.
(4)Reflects matches of contributions to our 401(k) savings plan and imputed income from life insurance coverage. These benefits are available to all eligible NVIDIA employees. For Fiscal 2025, the match of 401(k) contributions was $14,000 for Ms. Kress, $11,500 for Mr. Puri, $11,500 for Ms. Shoquist, and $14,000 for Mr. Teter; and the dollar values of life insurance premiums were $4,902 for Ms. Kress, $58,960 for Mr. Puri, $23,484 for Ms. Shoquist, and $4,902 for Mr. Teter.

Grants of Plan-Based Awards for Fiscal 2025
The following table provides information regarding all grants of plan-based awards that were made to or earned by our NEOs during Fiscal 2025. The information in this table supplements the dollar value of stock awards set forth in the Summary Compensation Table for Fiscal 2025, 2024, and 2023. The PSU and RSU awards set forth in the following table were made under our 2007 Plan. PSUs are eligible to vest based on performance against pre-established criteria. All equity awards listed are subject to service-based vesting.

Name		Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
	Type of Award		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jen-Hsun Huang	SY PSU	3/8/24		—		95,450	190,900	286,350	—	16,697,832
	MY PSU	3/8/24		—		47,720	190,900	286,350	—	22,113,474
	Variable Cash Plan	3/8/24	1,500,000	3,000,000	6,000,000		—		—	—
Colette M. Kress	SY PSU	3/8/24		—		23,940	47,890	95,780	—	4,188,890
	MY PSU	3/8/24		—		11,970	47,890	95,780	—	7,282,345
	RSU	3/8/24		—			—		95,790	8,378,656
	Variable Cash Plan	3/8/24	150,000	300,000	600,000		—		—	—
Ajay K. Puri	SY PSU	3/8/24		—		23,250	46,510	93,020	—	4,068,183
	MY PSU	3/8/24		—		11,620	46,510	93,020	—	7,072,497
	RSU	3/8/24		—			—		93,020	8,136,366
	Variable Cash Plan	3/8/24	325,000	650,000	1,300,000		—		—	—
Debora Shoquist	SY PSU	3/8/24		—		21,520	43,040	86,080	—	3,764,666
	MY PSU	3/8/24		—		10,760	43,040	86,080	—	6,544,835
	RSU	3/8/24		—			—		86,080	7,529,332
	Variable Cash Plan	3/8/24	125,000	250,000	500,000		—		—	—
Timothy S. Teter	SY PSU	3/8/24		—		21,520	43,040	86,080	—	3,764,666
	MY PSU	3/8/24		—		10,760	43,040	86,080	—	6,544,835
	RSU	3/8/24		—			—		86,080	7,529,332
	Variable Cash Plan	3/8/24	125,000	250,000	500,000		—		—	—
(1)Represents range of awards payable under our Fiscal 2025 Variable Cash Plan.
(2)Represents range of shares eligible to be earned with respect to PSUs.
(3)Represents RSUs granted.
(4)Amounts shown in this column do not reflect dollar amounts actually received by the NEO. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with ASC 718 for the awards. The assumptions used in the calculation of values of the awards are set forth under Note 3 to our consolidated financial statements titled Stock-Based Compensation in our Form 10-K. With regard to the stock awards with performance-based vesting conditions, the reported grant date fair value assumes the probable outcome of the conditions at Base Compensation Plan performance for SY PSUs and MY PSUs, determined in accordance with applicable accounting standards.

Outstanding Equity Awards as of January 26, 2025
The following table presents information regarding outstanding equity awards held by our NEOs as of January 26, 2025.

Name	Stock Awards
	Number of Units of Stock That Have Not Vested (#)		Market Value of Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($) (1)
Jen-Hsun Huang	65,700	(2)	9,370,134	—		—
	670,130	(3)	95,573,941	—		—
	568,030	(4)	81,012,439	—		—
	286,350	(5)	40,839,237	—		—
	—		—	757,360	(6)	108,014,683
	—		—	286,350	(7)	40,839,237
Colette M. Kress	42,400	(2)	6,047,088	—		—
	15,440	(8)	2,202,053	—		—
	43,860	(3)	6,255,313	—		—
	54,830	(9)	7,819,855	—		—
	383,420	(4)	54,683,360	—		—
	111,540	(10)	15,907,835	—		—
	95,780	(5)	13,660,144	—		—
	77,830	(11)	11,100,115	—		—
	—		—	49,560	(6)	7,068,247
	—		—	95,780	(7)	13,660,144
Ajay K. Puri	40,480	(2)	5,773,258	—		—
	14,720	(8)	2,099,366	—		—
	42,220	(3)	6,021,416	—		—
	52,800	(9)	7,530,336	—		—
	369,210	(4)	52,656,730	—		—
	107,410	(10)	15,318,814	—		—
	93,020	(5)	13,266,512	—		—
	75,580	(11)	10,779,220	—		—
	—		—	47,720	(6)	6,805,826
	—		—	93,020	(7)	13,266,512
Debora Shoquist	33,280	(2)	4,746,394	—		—
	12,080	(8)	1,722,850	—		—
	36,140	(3)	5,154,287	—		—
	45,190	(9)	6,444,998	—		—
	315,960	(4)	45,062,215	—		—
	91,920	(10)	13,109,630	—		—
	86,080	(5)	12,276,730	—		—
	69,940	(11)	9,974,843	—		—
	—		—	40,840	(6)	5,824,601
	—		—	86,080	(7)	12,276,730
Timothy S. Teter	33,280	(2)	4,746,394	—		—
	12,080	(8)	1,722,850	—		—
	36,140	(3)	5,154,287	—		—
	45,190	(9)	6,444,998	—		—
	315,960	(4)	45,062,215	—		—
	91,920	(10)	13,109,630	—		—
	86,080	(5)	12,276,730	—		—
	69,940	(11)	9,974,843	—		—
	—		—	40,840	(6)	5,824,601
	—		—	86,080	(7)	12,276,730
(1)Calculated by multiplying the number of RSUs or PSUs that have not vested or have not been earned, as applicable, by the closing price ($142.62) of NVIDIA’s common stock on January 24, 2025, the last trading day before the end of our Fiscal 2025, as reported by Nasdaq.
(2)The PSU was earned based on achievement of a performance goal for the 1-year period that ended on January 30, 2022. The PSU vested as to 25% of the shares on March 16, 2022, and vested as to 6.25% approximately every three months thereafter over the next three years such that the PSU was fully vested on March 19, 2025.
(3)The PSU was earned based on achievement of a performance goal for the 3-year period that ended on January 26, 2025. The PSU vested as to 100% of the shares on March 19, 2025.
(4)The PSU was earned based on achievement of a performance goal for the 1-year period that ended on January 28, 2024. The PSU vested as to 25% of the shares on March 20, 2024, and vests as to 6.25% approximately every three months thereafter over the next three years such that the PSU will be fully vested on March 17, 2027.

(5)The PSU was earned based on achievement of a performance goal for the 1-year period that ended on January 26, 2025. The PSU vested as to 25% of the shares on March 19, 2025, and vests as to 6.25% approximately every three months thereafter over the next three years such that the PSU will be fully vested on March 15, 2028.
(6)Represents shares that could be earned upon achievement of Stretch Compensation Plan goals, based on our TSR relative to the S&P 500 from January 30, 2023 through January 25, 2026. If the performance goal is achieved, 100% of the shares earned will vest on March 18, 2026. If the Threshold performance goal is achieved, 126,220 shares will be earned by Mr. Huang, 6,190 shares will be earned by Ms. Kress, 5,960 shares will be earned by Mr. Puri, 5,100 shares will be earned by Ms. Shoquist, and 5,100 shares will be earned by Mr. Teter. If the Base Compensation Plan performance goal is achieved, 504,910 shares will be earned by Mr. Huang, 24,780 shares will be earned by Ms. Kress, 23,860 shares will be earned by Mr. Puri, 20,420 shares will be earned by Ms. Shoquist, and 20,420 shares will be earned by Mr. Teter.
(7)Represents shares that could be earned upon achievement of Stretch Compensation Plan goals, based on our TSR relative to the S&P 500 from January 29, 2024 through January 31, 2027. If the performance goal is achieved, 100% of the shares earned will vest on March 17, 2027. If the Threshold performance goal is achieved, 47,720 shares will be earned by Mr. Huang, 11,970 shares will be earned by Ms. Kress, 11,620 shares will be earned by Mr. Puri, 10,760 shares will be earned by Ms. Shoquist, and 10,760 shares will be earned by Mr. Teter. If the Base Compensation Plan performance goal is achieved, 190,900 shares will be earned by Mr. Huang, 47,890 shares will be earned by Ms. Kress, 46,510 shares will be earned by Mr. Puri, 43,040 shares will be earned by Ms. Shoquist, and 43,040 shares will be earned by Mr. Teter.
(8)The RSU vested as to 6.25% on June 16, 2021, and approximately every three months thereafter, such that the shares were fully vested on March 19, 2025, the approximate four year anniversary of the grant date.
(9)The RSU vested as to 6.25% on June 15, 2022, and approximately every three months thereafter, such that the shares will become fully vested on March 18, 2026, the approximate four year anniversary of the grant date.
(10)The RSU vested as to 6.25% on June 21, 2023, and approximately every three months thereafter, such that the shares will become fully vested on March 17, 2027, the approximate four year anniversary of the grant date.
(11)The RSU vested as to 6.25% on June 19, 2024, and approximately every three months thereafter, such that the shares will become fully vested on March 15, 2028, the approximate four year anniversary of the grant date.
Option Exercises and Stock Vested in Fiscal 2025
The following table shows information regarding stock acquired upon vesting for our NEOs during Fiscal 2025. We have not had any stock options outstanding since the end of Fiscal 2024.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#) (1)		Value Realized on Vesting ($) (2)
Jen-Hsun Huang	1,900,210	(3)	186,549,758
Colette M. Kress	801,170	(4)	87,336,800
Ajay K. Puri	766,930	(5)	83,641,559
Debora Shoquist	654,150	(6)	71,209,632
Timothy S. Teter	625,110	(7)	68,585,229
(1)Represents the gross number of shares acquired on vesting. Shares were withheld from these amounts to pay taxes due upon vesting.
(2)Represents the gross number of shares acquired on vesting multiplied by the fair market value of our common stock as reported by Nasdaq on the date of vesting.
(3)Includes an aggregate of 940,490 shares that were withheld to pay taxes due upon vesting.
(4)Includes an aggregate of 404,167 shares that were withheld to pay taxes due upon vesting.
(5)Includes an aggregate of 378,633 shares that were withheld to pay taxes due upon vesting.
(6)Includes an aggregate of 344,310 shares that were withheld to pay taxes due upon vesting.
(7)Includes an aggregate of 335,826 shares that were withheld to pay taxes due upon vesting.
Employment, Severance, and Change-in-Control Arrangements
Employment Agreements.  Our executive officers are “at-will” employees and we do not have employment, severance, or change-in-control agreements with our executive officers.
Change-in-Control Arrangements.  Our 2007 Plan provides that in the event of a corporate transaction or a change-in-control, outstanding stock awards may be assumed, continued, or substituted by the surviving corporation. If the surviving corporation does not assume, continue, or substitute such stock awards, then (a) with respect to any stock awards that are held by individuals performing services for NVIDIA immediately prior to the effective time of the transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such stock awards will be terminated if not exercised prior to the effective date of the corporate transaction or change-in-control, and (b) all other outstanding stock awards will be terminated if not exercised on or prior to the effective date of the corporate transaction or change-in-control. These change-in-control arrangements apply to stock awards held by our NEOs on the same basis as our other employees.

Potential Payments Upon Termination or Change-in-Control
Upon a change-in-control or certain other corporate transactions of NVIDIA, unvested RSUs, and PSUs will fully vest in some cases as described above under Employment, Severance, and Change-in-Control Arrangements—Change-in-Control Arrangements. The table below shows our estimates of the amount of the benefit each of our NEOs would have received if the unvested RSUs and PSUs held by them as of January 26, 2025 had become fully vested as a result of a change-in-control, calculated by multiplying the number of unvested RSUs and PSUs held by the applicable NEO by the closing price ($142.62) of NVIDIA’s common stock on January 24, 2025, the last trading day before the end of our Fiscal 2025, as reported by Nasdaq.

Name	Unvested RSUs and PSUs at January 26, 2025 (#) (1)	Total Estimated Benefit ($) (1)
Jen-Hsun Huang	1,967,190	280,560,638
Colette M. Kress	827,950	118,082,229
Ajay K. Puri	798,190	113,837,858
Debora Shoquist	692,940	98,827,103
Timothy S. Teter	692,940	98,827,103
(1) With respect to unvested PSUs, the amounts in these columns assume performance at Base Compensation Plan with respect to SY PSUs granted in Fiscal 2025 and with respect to MY PSUs granted in Fiscal 2023, Fiscal 2024, and Fiscal 2025, in accordance with SEC rules. The two tables below reflect the actual numbers of the SY PSUs granted in Fiscal 2025 and MY PSUs granted in Fiscal 2023 that became eligible to vest, based on our performance during the relevant performance period for such awards, as certified by our CC shortly after the end of Fiscal 2025. The values of the estimated and actual SY PSUs and MY PSUs in the table below were calculated by multiplying the applicable number of SY PSUs and MY PSUs held by each respective NEO and listed below, by the closing price ($142.62) of NVIDIA’s common stock on January 24, 2025, the last trading day before the end of our Fiscal 2025, as reported by Nasdaq.
SY PSUs granted in Fiscal 2025 - Actual Achievement (versus Base Compensation Plan Performance)

Name	Estimated SY PSUs Granted in Fiscal 2025 at Base Compensation Plan Performance (#)	Value of Estimated SY PSUs Granted in Fiscal 2025 at Base Compensation Plan Performance ($)	Actual SY PSUs Granted in Fiscal 2025 Eligible to Vest (#)	Value of Actual SY PSUs Granted in Fiscal 2025 Eligible to Vest ($)
Jen-Hsun Huang	190,900	27,226,158	286,350	40,839,237
Colette M. Kress	47,890	6,830,072	95,780	13,660,144
Ajay K. Puri	46,510	6,633,256	93,020	13,266,512
Debora Shoquist	43,040	6,138,365	86,080	12,276,730
Timothy S. Teter	43,040	6,138,365	86,080	12,276,730
MY PSUs granted in Fiscal 2023 - Actual Achievement (versus Base Compensation Plan Performance)

Name	Estimated MY PSUs Granted in Fiscal 2023 at Base Compensation Plan Performance (#)	Value of Estimated MY PSUs Granted in Fiscal 2023 at Base Compensation Plan Performance ($)	Actual MY PSUs Granted in Fiscal 2023 Eligible to Vest (#)	Value of Actual MY PSUs Granted in Fiscal 2023 Eligible to Vest ($)
Jen-Hsun Huang	446,750	63,715,485	670,130	95,573,941
Colette M. Kress	21,930	3,127,657	43,860	6,255,313
Ajay K. Puri	21,110	3,010,708	42,220	6,021,416
Debora Shoquist	18,070	2,577,143	36,140	5,154,287
Timothy S. Teter	18,070	2,577,143	36,140	5,154,287
The actual number of MY PSUs granted in Fiscal 2024 and Fiscal 2025 that will become eligible to vest will be determinable after January 25, 2026 and January 31, 2027, respectively, the ending dates of the applicable three-year measurement period for MY PSUs.
Pay Ratio
We determined the ratio of: (a) the annual total compensation of our CEO to (b) the median of the annual total compensation of all our employees, except for our CEO, both calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
Because there have been no changes to our employee population or employee compensation arrangements since the end of Fiscal 2024 that would significantly impact our pay ratio disclosure for Fiscal 2025, we used the median employee from our Fiscal 2024 pay ratio calculation in our Fiscal 2025 pay ratio calculation. We determined our Fiscal 2024 median employee by using a consistently applied compensation measure, which aggregated, for each employee employed by us on the last day of Fiscal 2024, or January 28, 2024: (i) target base salary as of January 28, 2024 (annualized for permanent employees who were employed by us for less than the entire fiscal year), (ii) variable cash earned during Fiscal 2024, and (iii) aggregate full grant date fair value of equity awards granted during Fiscal 2024, calculated in accordance with ASC 718 and assuming the probable outcome of the conditions at Base Compensation Plan for performance-based awards. Compensation paid in foreign currencies was converted to U.S. dollars based on exchange rates in effect on January 28, 2024.

Our median employee’s total compensation for Fiscal 2025 was $301,233. Our CEO’s Fiscal 2025 total compensation was $49,866,251. Therefore, our Fiscal 2025 CEO to median employee pay ratio was 166:1.
This pay ratio represents a reasonable estimate of the relationship between the compensation of our CEO and that of our median employee for Fiscal 2025, calculated in a manner consistent with Item 402(u) of Regulation S-K and applicable guidance, which provide significant flexibility in how companies identify the median employee. Each company may use a different methodology, apply different exclusions, and make different assumptions. As a result, the pay ratio reported by other companies may not be comparable to ours.
Pay Versus Performance
NVIDIA’s executive compensation program is guided by a pay for performance philosophy and is designed to align NEO pay with our stockholders’ interests. Accordingly, a substantial portion of our NEOs’ total compensation is based on the Company’s performance under certain corporate financial metric goals, which for Fiscal 2025 included annual revenue, annual Non-GAAP Operating Income, and 3-year TSR relative to the S&P 500.
Amounts set forth below as “compensation actually paid,” or CAP, have been calculated in accordance with Item 402(v) of Regulation S-K under the Securities Act, and do not represent the value of compensation actually paid to or received by our NEOs. For a discussion of our executive compensation program and philosophy, refer to our CD&A above.
The following table summarizes information regarding compensation for our NEOs, including CAP as well as certain financial performance metrics, during Fiscal 2021-2025. Fiscal 2022-2025 were 52-week years. Fiscal 2021 was a 53-week year.

					Value of Initial Fixed $100 Investment Based on (7):
Fiscal Year	Summary Compensation Table Total for CEO ($) (1) (2)	Compensation Actually Paid to CEO ($) (1) (3)	Average Summary Compensation Table Total for Non-CEO NEOs ($) (4) (5)	Average Compensation Actually Paid to Non-CEO NEOs ($) (4) (6)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($) (8)	Net Income (in millions) ($)	Non-GAAP Operating Income (in millions) ($) (9)
2025	49,866,251	344,188,027	20,343,288	125,583,913	2,287.07	238.19	72,880	86,789
2024	34,167,902	234,132,305	12,247,411	85,558,057	978.42	190.57	29,760	37,134
2023	21,356,924	(4,118,947)	9,941,838	(1,364,661)	326.34	133.09	4,368	9,040
2022	23,737,661	105,543,768	8,910,802	38,453,071	365.66	158.12	9,752	12,690
2021	19,316,401	79,631,875	7,224,018	27,879,337	207.79	141.39	4,332	6,803
(1) For Fiscal 2021-2025, our CEO was Jen-Hsun Huang.
(2) The amounts in this column correspond with total compensation for our CEO as reported in our Summary Compensation Table above for the listed fiscal years.
(3) The amounts in this column represent CAP calculated in accordance with Item 402(v) of Regulation S-K during the listed fiscal years. Adjustments to the Summary Compensation Table total compensation for our CEO to arrive at CAP for Fiscal 2025 were as follows:
Reconciliation of Summary Compensation Table Total Compensation for CEO to CAP

			Equity Award Adjustments
		(Deduct):	Add:	Add/(Deduct):	Add/(Deduct):
Fiscal Year	Summary Compensation Table Total for CEO ($)	Value of Equity Awards Reported in Summary Compensation Table ($) (a)	Year End Fair Value of Awards Granted During the Year which were Unvested at Year End ($) (b)	Year Over Year Change in Fair Value of Outstanding and Unvested Awards ($) (b)	Change in Fair Value of Awards Granted in Prior Years which Vested During the Year ($) (b)	Total Equity Award Adjustments ($) (b) (c)	Compensation Actually Paid to CEO ($)
2025	49,866,251	(38,811,306)	80,241,370	182,049,999	70,841,712	333,133,082	344,188,027
(a) The amount in this column corresponds with the full grant date fair value, calculated in accordance with ASC 718, of “Stock Awards” for our CEO as reported in our Summary Compensation Table above for Fiscal 2025.
(b) The equity award adjustments were calculated in accordance with the SEC methodology for determining CAP for each year shown. The amounts in these columns were determined by reference to (i) for MY PSU awards where the performance period was complete as of or prior to the applicable year end date and for SY PSU awards, the closing price of our common stock on the applicable year end date, as reduced by the present value of dividends expected to be paid on the underlying shares during the requisite service period, or the closing price of our common stock on the applicable vesting dates, and (ii) for MY PSU awards where the performance period was not yet complete as of the applicable year end date, the fair value as calculated by a Monte Carlo simulation model as of the respective year end date, for the listed fiscal years.

(c) The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

(4) For Fiscal 2021-2025, our non-CEO NEOs were Colette M. Kress, Ajay K. Puri, Debora Shoquist, and Timothy S. Teter.
(5) The amounts in this column correspond with the average of the total compensation for our non-CEO NEOs as reported in our Summary Compensation Table above for the listed fiscal years.

(6) The amounts in this column represent average CAP calculated in accordance with Item 402(v) of Regulation S-K during the listed fiscal years. Adjustments to the Summary Compensation Table average total compensation for our non-CEO NEOs to arrive at average CAP for Fiscal 2025 were as follows:
Reconciliation of Summary Compensation Table Average Total Compensation for Non-CEO NEOs to CAP

			Equity Award Adjustments
		(Deduct):	Add:	Add/(Deduct):	Add:	Add/(Deduct):
Fiscal Year	Average Summary Compensation Table Total for Non-CEO NEOs ($)	Value of Equity Awards Reported in Summary Compensation Table ($) (a)	Year End Fair Value of Awards Granted During the Year which were Unvested at Year End ($) (b)	Year Over Year Change in Fair Value of Outstanding and Unvested Awards ($) (b)	Vesting Date Fair Value of Awards Granted and Vested During the Year ($) (b)	Change in Fair Value of Awards Granted in Prior Years which Vested During the Year ($) (b)	Total Equity Award Adjustments ($) (b) (c)	Average Compensation Actually Paid to Non-CEO NEOs ($)
2025	20,343,288	(18,701,150)	35,665,330	52,758,097	2,189,796	33,328,552	123,941,775	125,583,913
(a) The amount in this column corresponds with the average of the full grant date fair value, calculated in accordance with ASC 718, of “Stock Awards” for our non-CEO NEOs as reported in our Summary Compensation Table above for Fiscal 2025.
(b) The equity award adjustments were calculated in accordance with the SEC methodology for determining CAP for each year shown. The amounts in these columns were determined by reference to (i) for MY PSU awards where the performance period was complete as of or prior to the applicable year end date, for RSU awards and for SY PSU awards, the closing price of our common stock on the applicable year end date, as reduced by the present value of dividends expected to be paid on the underlying shares during the requisite service period, or the closing price of our common stock on the applicable vesting dates, and (ii) for MY PSU awards where the performance period was not yet complete as of the applicable year end date, the fair value as calculated by a Monte Carlo simulation model as of the respective year end date, for the listed fiscal years.
(c) The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

(7)     TSR for each of the years during Fiscal 2021-2025 is cumulative, reflecting the value of a fixed $100 investment beginning with the market close on January 24, 2020, the last trading day before our Fiscal 2021, through and including the end of the respective listed fiscal years.
(8) The Nasdaq 100 Index is the industry peer group we use for purposes of Item 201(e) of Regulation S-K. The separate peer group referenced by the CC for purposes of determining executive compensation is discussed above in CD&A.
(9) Our Company-Selected Measure, as required by Item 402(v) of Regulation S-K, is Non-GAAP Operating Income, which, in our assessment, represents the most important financial performance measure linking Fiscal 2025 NEO CAP to company performance. See Definitions above for a definition of Non-GAAP Operating Income, and see Reconciliation of Non-GAAP Financial Measures above in CD&A for a reconciliation between GAAP operating income and non-GAAP Operating Income.

Most Important Financial Performance Measures
The following table is an unranked list of the most important financial performance measures linking Fiscal 2025 NEO CAP to company performance:

Financial Measures
Revenue
Non-GAAP Operating Income
3-Year TSR relative to the S&P 500
Refer to CD&A above for a description of how each of these performance measures impacts NEO compensation.

Relationships Between CAP and Financial Performance
The following graphs illustrate how CAP for our NEOs aligns with the Company’s financial performance measures as detailed in the Pay Versus Performance table above for each of Fiscal 2021, 2022, 2023, 2024, and 2025, as well as between the TSRs of NVIDIA and the Nasdaq100 Index, reflecting the value of a fixed $100 investment beginning with the market close on January 24, 2020, the last trading day before our Fiscal 2021, through and including the end of the respective listed fiscal years.

NEO CAP versus TSR
CAP (in millions)
TSR
$350
$290
$230
$170
$110
$50
($10)
$2,500
$2,000
$1,500
$1,000
$500
$0
$79.6
$27.9
$207.79
$141.39
$105.5
$38.5
$365.66
$158.12
$326.34
$133.09
($4.1)
($1.4)
$234.1
$85.6
$978.42
$190.57
$344.2
$125.6
$2,287.07
$238.19
Fiscal 2021
Fiscal 2022
Fiscal 2023
Fiscal 2024
Fiscal 2025
CEO CAP
Other NEOs Average CAP
NVIDIA TSR
Nasdaq100 Index TSR

NEO CAP versus Net Income & Non-GAAP Operating Income

CAP (in millions)
$350
$290
$230
$170
$110
$50
($10)
Net Income & Non-GAAP Operating Income (in millions)
$90,000
$75,000
$60,000
$45,000
$30,000
$15,000
$0
$79.6
$27.9
$6,803
$4,332
$105.5
$38.5
$12,690
$9,752
($4.1)
($1.4)
$9,040
$4,368
$234.1
$85.6
$37,134
$29,760
$344.2
$125.6
$86,789
$72,880
Fiscal 2021
Fiscal 2022
Fiscal 2023
Fiscal 2024
Fiscal 2025
CEO CAP
Other NEOs Average CAP
Net Income
Non-GAAP Operating Income

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

Proposal 3—Ratification of the Selection of Independent Registered Public Accounting Firm for Fiscal 2026

What am I voting on? Ratification of the selection of PwC as our independent registered public accounting firm for Fiscal 2026.
Vote required for approval: A majority of the shares present, in person or represented by proxy, and entitled to vote on this matter.
Effect of abstentions: Same as a vote AGAINST.
Effect of broker non-votes: Not applicable (because this is a routine proposal, there are no broker non-votes).

The AC has selected PwC, which has audited our financial statements annually since 2004, to serve as our independent registered public accounting firm for Fiscal 2026. Our lead audit partner at PwC will serve no more than five consecutive years in that role. Stockholder ratification of the AC’s selection of PwC is not required by our Bylaws. As a matter of good corporate governance, we are submitting the selection of PwC to our stockholders for ratification. If our stockholders do not ratify the selection, the AC will reconsider whether or not to retain PwC. Even if the selection is ratified, the AC in its sole discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in our best interests and those of our stockholders. The AC believes it is in the best interests of NVIDIA and our stockholders to retain PwC.
We expect that a representative of PwC will attend the 2025 Meeting. The PwC representative will have an opportunity to make a statement at the 2025 Meeting if he or she so desires and will also be available to respond to appropriate stockholder questions.
Recommendation of the Board
The Board recommends that you vote FOR the ratification of the selection of PwC as our independent registered accounting firm for our fiscal year ending January 25, 2026.

Fees Billed by the Independent Registered Public Accounting Firm
The following is a summary of fees billed or expected to be billed by PwC for Fiscal 2025, and fees billed by PwC for Fiscal 2024, for audit, audit related, tax, and other professional services during each fiscal year:

	Fiscal 2025	Fiscal 2024
Audit Fees (1)	$8,067,106	$6,686,412
Audit Related Fees (2)	724,806	804,258
Tax Fees (3)	856,439	1,164,399
All Other Fees (4)	354,000	352,000
Total Fees	$10,002,351	$9,007,069
(1)For the audit of our consolidated financial statements, including the audit of our internal control over financial reporting, review of our quarterly financial statements and annual reports, and fees related to statutory audits of some of our international entities.
(2)For a review of select sustainability metrics, system and organization controls reporting, and other attestation services.
(3)For tax compliance, consulting, and tax audit defense services.
(4)For products or services other than those referenced above, including a cybersecurity maturity assessment and subscription to accounting disclosure software.

All services provided for Fiscal 2025 and 2024 described above were pre-approved by the AC or the AC Chairperson through the authority granted to him by the AC, which is described below. Our AC determined that the rendering of services other than audit services by PwC was compatible with maintaining PwC’s independence.
Pre-Approval Policies and Procedures
The AC has adopted policies and procedures for the pre-approval of all audit and permissible non-audit services rendered by our independent registered public accounting firm. The policy generally permits pre-approvals of specified permissible services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the AC’s approval of the scope of the engagement of our independent registered public accounting firm or on an individual case-by-case basis before the independent registered public accounting firm is engaged to provide each service. In some cases, the full AC provides pre-approval for up to a year related to a particular defined task or scope. In other cases, the AC has delegated power to the AC Chairperson to pre-approve additional audit and non-audit services if the need for the service was unanticipated and approval is required prior to the next scheduled meeting of the AC. The AC Chairperson then communicates such pre-approval to the full AC at its next meeting.

Report of the Audit Committee of the Board of Directors
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent specifically incorporated by reference therein.
The Audit Committee, or AC, oversees accounting, financial reporting, internal control over financial reporting, financial practices, and audit activities of NVIDIA and its subsidiaries. The AC reviews the results and scope of the audit and other services provided by the independent registered public accounting firm and reviews financial statements and the accounting policies followed by NVIDIA prior to the issuance of the financial statements with both management and the independent registered public accounting firm.
Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States, or GAAP, the system of internal control over financial reporting, and the procedures designed to facilitate compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP, or PwC, our independent registered public accounting firm for Fiscal 2025, was responsible for performing an independent audit of the consolidated financial statements and issuing a report on the consolidated financial statements and of the effectiveness of our internal control over financial reporting as of January 26, 2025. PwC’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters are required to be disclosed to the AC under applicable standards. The AC oversees these processes. Also, the AC has ultimate authority and responsibility to select, evaluate and, when appropriate, terminate the independent registered public accounting firm. The AC approves audit fees and non-audit services provided by and fees paid to the independent registered public accounting firm.
NVIDIA has an internal audit function that reports to the AC. This function is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of our system of internal controls and the operating effectiveness of our business processes. The AC approves an annual internal audit plan and monitors the activities and performance of our internal audit function throughout the year to ensure the plan objectives are carried out and met.
The AC members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm. The AC does not plan or conduct audits, determine that our financial statements are complete and accurate and in accordance with GAAP, or assess our internal control over financial reporting. The AC relies, without additional independent verification, on the information provided by our management and on the representations made by management that the financial statements have been prepared with integrity and objectivity, and the opinion of PwC that such financial statements have been prepared in conformity with GAAP.
In this context, the AC reviewed and discussed the audited consolidated financial statements for Fiscal 2025 with management and our internal control over financial reporting with management and PwC. Specifically, the AC discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. We have received from PwC the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the AC concerning independence. The AC also considered whether the provision of certain permitted non-audit services by PwC is compatible with PwC’s independence and discussed PwC’s independence with PwC.
Based on the AC’s review and discussions, the AC recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K of NVIDIA for the fiscal year ended January 26, 2025.
Audit Committee
A. Brooke Seawell, Harvey C. Jones, Melissa B. Lora, Aarti Shah, and Mark A. Stevens

Proposal 4—Approval of an Amended and Restated Certificate of Incorporation to Remove All Supermajority Provisions

What am I voting on? Approval of an Amended and Restated Certificate of Incorporation to remove all supermajority provisions.
Vote required: Sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of voting stock of the corporation, voting together as a single class.
Effect of abstentions: Same as a vote AGAINST.
Effect of broker non-votes: Same as a vote AGAINST.

Background
At the 2024 Meeting, our stockholders approved a non-binding stockholder proposal requesting the Board eliminate supermajority voting provisions in our Charter and Bylaws. The Board of Directors made no recommendation with respect to the proposal in order to fully understand the viewpoints of our stockholders on the matter. After due deliberation and engagement with stockholders, the Board approved, adopted and declared advisable an amendment and restatement of our Charter to eliminate the remaining supermajority voting provisions described herein, eliminate inoperative provisions relating to a previously effected forward stock split and the completed declassification of our Board, and implement other non-substantive clarifying changes, subject to stockholder approval. The full text of the Proposed Charter is set forth in Appendix A to this proxy statement with proposed new text underlined and proposed deletions crossed out. The Board also intends to approve conforming amendments to our Bylaws, contingent upon stockholder approval of this Proposal 4.
Description of the Proposed Charter Amendments
Article V, paragraph A(3) of the Charter provides that the affirmative vote of the holders of at least sixty-six and two-thirds percent of the voting power of the voting stock of the corporation then outstanding shall be required to remove directors without cause.
Article V, paragraph B(1) of the Charter provides that the affirmative vote of the holders of at least sixty-six and two-thirds percent of the voting power of the voting stock of the corporation then outstanding shall be required to alter, amend or adopt new Bylaws.
Article VII, paragraph B of the Charter provides that the affirmative vote of the holders of at least sixty-six and two-thirds percent of the voting power of the voting stock of the corporation then outstanding shall be required to alter, amend or repeal the following Articles:
•Article V, which relates to composition and election of the Board, amendments of the Bylaws, and stockholder action by written consent;
•Article VI, which relates to exculpation for violations of the duty of care by directors; and
•Article VII, which relates to amendments of the Charter, including supermajority vote requirement for amendments to Articles V, VI, and VII.
Assuming the Proposed Charter is approved by our stockholders and becomes effective:
•Article V, paragraph A(3) will be amended to provide that the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of voting stock, entitled to vote at an election directors, shall be required to remove directors without cause (the same vote currently applicable to removal for cause);
•Article V, paragraph B(1) will be amended to provide that amendments to the Bylaws will require the affirmative vote of a majority of the voting power of all the then outstanding shares of voting stock, entitled to vote thereon; and
•Article VII, paragraph B will be eliminated, such that amendments to Articles V, VI, and VII of the Charter will require the affirmative vote of a majority of the voting power of all the then outstanding shares of voting stock, entitled to vote thereon.
In addition, once effective, the Proposed Charter would eliminate inoperative provisions relating to a previously effected forward stock split and the completed declassification of our Board, as well as implement other non-substantive clarifying changes.
Recommendation of the Board
The Board recommends that you vote FOR the approval of the Proposed Charter.

Effective Date of Proposed Charter
If our stockholders adopt and approve this Proposal 4, we anticipate that the Proposed Charter will be filed with the Secretary of State of the State of Delaware and become effective on or around July 1, 2025.
Reservation of Rights
Our Board reserves the right to decide, in its sole discretion, not proceed with and abandon the filing of the Proposed Charter without further action by our stockholders at any time before the effectiveness of such filing with the Secretary of State of the State of Delaware, even if this Proposal 4 is adopted and approved by our stockholders at the 2025 Meeting. If the Board determines to exercise this discretion, we will publicly disclose this fact and the reasons for such determination.

Stockholder Proposals

We will promptly furnish the address and, to our knowledge, the number of shares held by the stockholder proponents of the proposals below upon receipt of a request to our Secretary for such information at email to shareholdermeeting@nvidia.com or by phone at: (408) 486-2000.
Proposal 5—Stockholder Proposal: Special Shareholder Meeting Improvement

What am I voting on? A stockholder proposal to eliminate the one-year holding period requirement to call a special stockholder meeting.
Vote required: A majority of the shares present, in person or represented by proxy, and entitled to vote on this matter.
Effect of abstentions: Same as a vote AGAINST.
Effect of broker non-votes: None.

Below is a stockholder proposal and supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. This stockholder proposal is required to be voted upon at the 2025 Meeting only if properly presented. Our Board opposes adoption of this stockholder proposal and recommends that you vote AGAINST Proposal 5. John Chevedden has notified us of his intent to present the following proposal at the 2025 Meeting.
Stockholder Proposal and Supporting Statement
Proposal 5 – Special Shareholder Meeting Improvement
Shareholders ask our Board of Directors to take the steps necessary to remove the current provision that considers the voice of certain NVDA shareholders as non-shareholders. Currently all NVDA shares held for less than one continuous year are considered non-shareholders if they seek to call for a special shareholder meeting on an important matter.
The current exclusion of all NVDA shares held for less than one continuous year makes the current so-called shareholder right to call for a special shareholder meeting useless. There is no point to have a useless right on the books of NVDA.
The reason to enable all shareholders to call for a special shareholder meeting is to allow one shareholder or a group of shareholders to quickly acquire NVDA shares to equal the challenging 15% share ownership requirement, based on all shares outstanding, to call for a special shareholder meeting to incentivize a turnaround of NVDA should NVDA find itself in a slump in the future.
The best strategies for turning around a company do not necessarily come from a company’s existing shareholders.
If NVDA finds itself in a future slump, NVDA shareholders and potential NVDA shareholders will not even consider acquiring more shares in order to call for a special shareholder meeting, if they have to wait one-year to call for a special shareholder meeting. A one-year holding period makes no sense. A slumping stock price demands an immediate response.
The fact that one shareholder or a group of shareholders can quickly acquire more shares to call for a special shareholder meeting is an incentive for NVDA Directors to avoid a slump in the first place since the continued service of the least qualified NVDA Directors could be terminated by a special shareholder meeting. This is a good incentive for the NVDA Directors to have for the benefit of all NVDA shareholders.
At minimum this proposal alerts shareholders to the severe limitation, to the point of uselessness, baked into the current NVDA rules for shareholders to call for a special shareholder meeting.
Please vote yes:
Special Shareholder Meeting Improvement – Proposal 5

Opposing Statement of the Board
Our Board recommends a vote AGAINST Proposal 5 because it believes it is unnecessary and not in the best interests of NVIDIA and our stockholders.
We already provide a meaningful and balanced special meeting right.
Our Board recognizes the importance of allowing stockholders to call special meetings when needed. In 2024, we amended our Bylaws to let stockholders owning at least 15% of our shares for a minimum of one year request a special meeting. Since then, we’ve engaged with many of our largest stockholders and none raised concerns about the one-year holding period. Removing this requirement could allow a minority of stockholders who have not held a financial stake in NVIDIA for a meaningful period of time to call special meetings and waste NVIDIA’s resources, ultimately harming our stockholders. The current special meeting right strikes a balance between enabling urgent action and protecting NVIDIA and its stockholders from narrow, short-term interests.
Special meetings demand substantial time, effort, and management resources, and our one-year holding period is a reasonable safeguard.
Given NVIDIA’s scale and broad stockholder base, calling a special meeting entails significant resource commitments. The associated legal, administrative and voting processes are time intensive and divert the Board and management from core business operations, potentially impacting stockholder value. Therefore, the Board believes special meetings should be limited to urgent, extraordinary matters initiated by stockholders with a substantial, long-term financial interest in the company.
The one-year holding period is consistent with the SEC’s minimum for stockholders to include a proposal in our proxy statement.
SEC Rule 14a-8 permits stockholders to include proposals in a company’s proxy statement after holding shares for at least one year, reflecting the principle that proponents should have an economic stake for a meaningful time period before using company and stockholder resources. This same rationale underpins our one-year holding requirement for requesting special meetings. Moreover, under Rule 14a-8, stockholders with minimal holdings may still submit proposals for annual meetings.
We are committed to strong governance and stockholder accountability.
The Board is committed to best practices and regularly updates its policies based on evolving standards and stockholder input. These efforts, along with the right to call special meetings, reflect our commitment to effective oversight and engagement:
•Active Stockholder Engagement. We engage stockholders year-round on governance, sustainability, risk oversight, and compensation.
•Annual Elections and Majority Voting. Directors are elected annually and must receive majority support under our Bylaws.
•Meaningful Stockholder Rights. We offer proxy access, director nomination rights, and do not maintain a stockholder rights plan.
•Independent, Refreshed Board. 92% of our directors are independent, including our Lead Director and all committee members; and four new directors have joined since 2020.
•Responsive Governance Reforms. Following stockholder approval, we plan to implement the removal of supermajority voting provisions.
Our Board believes the current special meeting right, including the one-year holding requirement, is appropriate. Proposal 5 is viewed as unnecessary, potentially disruptive, and not in the best interests of NVIDIA or its stockholders.
Recommendation of the Board
Our Board recommends that you vote AGAINST Proposal 5—Special Shareholder Meeting Improvement.

Proposal 6—Stockholder Proposal: Director Election Resignation Governance Policy

What am I voting on? A stockholder proposal to request the adoption of a new director election resignation policy.
Vote required: A majority of the shares present, in person or represented by proxy, and entitled to vote on this matter.
Effect of abstentions: Same as a vote AGAINST.
Effect of broker non-votes: None.

Below is a stockholder proposal and supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. This stockholder proposal is required to be voted upon at the 2025 Meeting only if properly presented. Our Board opposes adoption of this stockholder proposal and recommends that you vote AGAINST Proposal 6. The New York City Carpenters Pension Fund has notified us of its intent to present the following proposal at the 2025 Meeting.
Stockholder Proposal and Supporting Statement
Proposal 6 – Director Election Resignation Governance Policy
Resolved: The shareholders of NVIDIA Corporation ("Company") request that the Board adopt a new Director Election Resignation Governance Policy ("Resignation Policy") provision in its corporate governance principles to address those situations when one or more incumbent Board nominees fail to receive the required majority vote for re-election. The Resignation Policy shall provide that each director upon joining the Board tender an irrevocable resignation conditioned on the director's failure to receive the required majority vote support in an uncontested election. The Resignation Policy shall provide that the Board should accept a director's tendered resignation absent its finding of a compelling reason or reasons to reject the resignation, as decided by the Board in the exercise of its business judgment. The Resignation Policy shall further stipulate that if the Board rejects a director's resignation and the director remains on the Board as a "holdover" director but is not re-elected at the next annual meeting of shareholders, that such director's second tendered resignation shall be effective ninety days after the vote certification.
Supporting Statement: The Resignation Policy sets a new demanding director resignation governance guideline to reflect shareholder voting sentiment in director elections. Delaware corporate law states that each director shall hold office until such director's successor is elected and qualified or until such director's earlier resignation or removal. An incumbent director who does not receive the required vote for election may continue to serve as a "holdover" director. The Company's current director resignation bylaw requires incumbent directors to tender a resignation if they do not receive the requisite vote to be re-elected in an uncontested annual election. Directors on the Board's Nominating and Corporate Governance Committee will then review the tendered resignation and recommend to the Board whether to accept or reject it.
The proposed Resignation Guideline Policy sets a more demanding director resignation review process, requiring the Board to articulate a compelling reason or reasons when it rejects a tendered resignation, thus allowing an unelected director to continue to serve. Importantly, the Resignation Policy further establishes that if a "holdover" director again fails to be re-elected at the next annual meeting of shareholders, the new resignation is effective ninety days following the election vote certification. While the Guideline Resignation Policy provides the Board latitude to reject the first resignation of an incumbent director who does not receive majority vote support, it honors the shareholder vote as the final word on a "holdover" director's second election defeat.
Shareholder director election voting rights under Delaware corporate law are foundational rights in the governance of corporations. The majority vote director election standard adopted by the Company gives shareholders voting rights that have legal effect. It is important that corporate director resignation policies, guidelines and bylaws not undermine shareholder voting rights. The proposed Resignation Policy establishes shareholder voting in director elections as a more consequential governance right, striking a proper balance between board discretion and shareholder voting rights.

Opposing Statement of the Board
Our Board recommends a vote AGAINST Proposal 6 because it believes it is unnecessary and not in the best interests of NVIDIA and our stockholders.
Our Bylaws and governance policies already provide an effective remedy for nominees not receiving a majority vote.
Directors who do not receive majority support must offer their resignation, which the NCGC reviews and then recommends to the Board. The Board must act on the recommendation within 90 days, publicly disclosing its decision and reasoning. This process allows the Board to consider all factors in determining what is best for NVIDIA and its stockholders, ensuring appropriate discretion and judgment.
The proposal would unduly restrict and undermine the role of the Board in exercising its judgment.
Proposal 6 requires automatic resignation if a director fails to receive majority support for two consecutive years. This would undermine the Board’s ability to make informed decisions, regardless of circumstances. No other major U.S. company has adopted the policy requested in the Proposal, and such a policy is out of step with market practice. Our current policies provide for the Board to engage with stockholders and apply reasoned judgment to evaluate next steps. This measured approach ensures stability and continuity, avoiding disruptions to the Board’s functions while respecting stockholder input.
Our stockholders have consistently shown strong support for our director nominees.
Stockholders consistently support NVIDIA’s director nominees, as shown by high vote percentages and positive feedback during annual meetings and outreach. In the past ten years, nominees have averaged 97.2% support. NVIDIA’s robust stockholder engagement program allows for ongoing dialogue, ensuring the Board is aware of stockholder views.
Our corporate governance policies ensure Board accountability and responsiveness to stockholder concerns.
Our governance practices, including regular stockholder outreach, annual director elections, and independent board leadership, already ensure accountability and responsiveness. In addition, the Board has taken steps to continue board refreshment, support elimination of supermajority voting provisions (Proposal 4), and maintain a market-standard proxy access bylaw provision.
The Board believes that Proposal 6’s restrictive provisions are unnecessary, potentially harmful, and not in the best interests of NVIDIA and its stockholders.
Recommendation of the Board
Our Board recommends that you vote AGAINST Proposal 6—Director Election Resignation Governance Policy.

Proposal 7—Stockholder Proposal: Workforce Data Reporting

What am I voting on? A stockholder proposal to request workforce public reporting to include EEOC job categories.
Vote required: A majority of the shares present, in person or represented by proxy, and entitled to vote on this matter.
Effect of abstentions: Same as a vote AGAINST.
Effect of broker non-votes: None.

Below is a stockholder proposal and supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. This stockholder proposal is required to be voted upon at the 2025 Meeting only if properly presented. Our Board opposes adoption of this stockholder proposal and recommends that you vote AGAINST Proposal 7. Trillium ESG Global Equity Fund has notified us of its intent to present the following proposal at the 2025 Meeting.
Stockholder Proposal and Supporting Statement
Proposal 7 – Workforce Data Reporting
RESOLVED: Shareholders request that NVIDIA Corporation enhance existing public reporting, at reasonable cost and omitting confidential information, to include a chart identifying employees according to gender and race in each of the nine Equal Employment Opportunity Commission (EEOC)-defined job categories, listing either numbers or percentages in each category.
WHEREAS:
As of the filing date of this shareholder proposal, NVIDIA has decreased its workforce data transparency from previous years, which may prevent investors from assessing its workforce trends or efficacy of workplace culture and talent management programs.
For example, NVIDIA consistently disclosed EEO-1 data between 2018 through 2021 but has seemingly reversed course and has not disclosed data from 2022 through the present. Market standards and stakeholder expectations, however, have significantly changed around such disclosures. As of April 2024, over 80 percent of the S&P 500 and nearly 50 percent of the Russell 1000 Index companies disclose EEO-1 data, establishing this as best practice in workforce data reporting.1 NVIDIA’s change in practice has furthermore led to it lagging peers in disclosures. In comparison to NVIDIA, Advanced Micro Devices, Intel, Broadcom, and Qualcomm release EEO-1 data.
Investors need annual disclosure of granular workforce data to determine whether investments in workplace culture and talent management programs have translated to measurable impacts at various levels of the company. The comprehensive, consistent, and standardized nature of EEO-1 data disclosure also facilitates comparison across firms. As NVIDIA is required to report EEO-1 data to the federal government, it is able to provide a more complete picture of its workforce without additional burdens on the company to collect data.
Workplace culture and human capital management programs are critical to a company’s talent attraction and retention pipeline, which may affect both social equality and financial performance.2 As You Sow and Whistle Stop Capital reviewed the workforce diversity of 1,641 companies between 2016-2021, finding statistically significant positive correlations between manager diversity and return on equity, return on invested capital, and 10-year revenue growth, among other indicators.3
Implementing more robust reporting via the disclosure of EEO-1 data would provide transparency and insight to investors, employees, and stakeholders. Further, comparing the data collected to internal and external standards and peers may enhance talent management, workplace culture strategy, and promote employee retention. Subsequent disclosures around these activities would enable investors to better understand and assess NVIDIA’s human capital management trends and performance.

1 https://diversiq.com/blog/whats-new-this-proxy-season-trends-at-the-halfway-point/
2 https://www.cnbc.com/2021/04/30/diversity-equity-and-inclusion-are-important-to-workers-survey-shows.html
3 https://www.asyousow.org/report-page/2023-capturing-the-diversity-benefit

Opposing Statement of the Board
Our Board recommends a vote AGAINST Proposal 7 because it believes it is unnecessary and not in the best interests of NVIDIA and our stockholders.
We publish robust workforce and diversity data.
The Board agrees that “workplace culture and human capital management programs are critical to a company’s talent attraction and retention pipeline,” and believes our employees are our greatest asset. Consequently, the Board has long supported NVIDIA’s human capital programs and extensive workforce-related disclosures.
For example, NVIDIA’s 2024 Sustainability Report contains:
•Fiscal 2024, 2023, and 2022 workforce data on geographic regions, employee type, age, gender, positions held by women, and race/ethnicity (U.S.), disability, and veterans.
•Detailed hiring data by age, gender, region, and race/ethnicity (U.S.).
•Pay ratios of women to men, Asian to White, Black/African American to White, and Hispanic/Latino to White, along with annual turnover rate statistics by gender and race/ethnicity (U.S.).
•Expansive discussions of NVIDIA’s workforce initiatives, such as community resource groups, learning and development programs, employee engagement, mentorship, and our benefits and compensation programs.
The Board is proud of NVIDIA’s human capital accomplishments and the success of our employees in creating long-term value for our stakeholders. For example, NVIDIA continues to be among America’s best places to work, ranking fourth on Glassdoor’s list of best employers for 2025.
We believe the requested disclosures are not suited to our business.
Proposal 7 suggests our reporting is deficient because we have not tailored our workforce disclosure to report on gender and race according to the specific job categories used by the federal Equal Employment Opportunity Commission for EEO-1 Component 1 reporting. These nine broadly defined roles, including “first/mid-level officials and managers,” “craft workers,” “operatives,” and “laborers and helpers,” are generic categories applicable to all business types across the U.S. For example, the “operative” category includes jobs as diverse as laundry workers, weaving machine operators, bakers, and poultry and fish processing workers. These categories are designed for employers with more than 100 employees and are not suited for describing NVIDIA’s workforce. Publishing data based on generic categories is uninformative and may create confusion regarding our workforce, operations, and human capital practices.
Our workforce disclosures are used by our stockholders and other stakeholders as an important tool for understanding our business. We take great care in selecting and preparing the most relevant and useful data for these audiences. The Board believes our stockholders are best served by publishing workforce disclosures based on metrics and categories most relevant to our business and stakeholders, such as the detailed datapoints in our sustainability reports.
Our management is well-positioned to determine the most appropriate workforce reporting metrics.
The Board believes NVIDIA’s management, supported by our Corporate Sustainability team and overseen by the CC and NCGC, as applicable, is best positioned to assess the most appropriate workforce metrics to be published.
In 2024, NVIDIA launched a Corporate Sustainability Steering Committee of our executives to oversee our Corporate Sustainability team and guide our sustainability strategy and program, in collaboration with the Board and NCGC. The Corporate Sustainability team designs and implements NVIDIA’s extensive public disclosures, including NVIDIA’s annual sustainability report, which is guided by leading disclosure frameworks. The Corporate Sustainability team strives to incorporate stockholder feedback and conducts regular outreach to solicit input and provide updates on progress.
Given management’s awareness of stockholder priorities and understanding of our business and workforce, the Board believes Proposal 7’s imposition of potentially misleading reporting requirements is inappropriate and unhelpful to our stockholders and other stakeholders.
Recommendation of the Board
Our Board recommends that you vote AGAINST Proposal 7—Workforce Data Reporting.

Equity Compensation Plan Information
The number of shares that were issuable upon the vesting of outstanding RSUs and PSUs, and the number of shares that remained available for future issuance, under each of our equity compensation plans as of January 26, 2025, are summarized below. We have not had any stock options outstanding since the end of Fiscal 2024.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	274,212,251	—	3,628,661,705	(2)
Equity compensation plans not approved by security holders	—	—	—
Total	274,212,251		3,628,661,705
(1)This row includes our 2007 Plan and our ESPP. Under our ESPP, participants are permitted to purchase our common stock at a discount on certain dates through payroll deductions within a pre-determined purchase period. Accordingly, the number of shares to be issued upon exercise of outstanding rights under our ESPP as of January 26, 2025 is not determinable.
(2)    As of January 26, 2025, (a) the number of shares that remained available for future issuance under the 2007 Plan was 1,388,693,763, and (b) the number of shares that remained available for future issuance under the ESPP was 2,239,967,942, of which up to 3,383,394 shares may be purchased under the ESPP in the current purchase period which runs until August 29, 2025, based on estimated participation and contribution rates, purchase prices based on the applicable offering date prices, and the $25,000 limit under Section 423(b)(8) of the Internal Revenue Code.

During Fiscal 2025, we granted an aggregate of 82,467,905 shares under our 2007 Plan in the form of RSUs and PSUs, 1,655,590 of which were granted to our NEOs, 26,137 of which were granted to our non-employee directors, and 80,786,178 of which were granted to our other employees. For this purpose, PSUs are counted in the year of grant at the maximum number of shares that may become eligible to vest. Also during Fiscal 2025, an aggregate of 30,121,348 shares were purchased under our ESPP, 5,505 of which were purchased by our NEOs, and 30,115,843 of which were purchased by our other employees. Our non-employee directors are not eligible to participate in our ESPP.
Additional Information
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership of our common stock and other equity securities with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to individuals who were, during Fiscal 2025, our executive officers, directors and greater than 10% beneficial owners were complied with, except for Dr. Drell, who did not file two Forms 4 with respect to two transactions, both of which were reported on a Form 5.
Other Matters
The Board knows of no other matters that will be presented for consideration at the 2025 Meeting. If any other matters are properly brought before the 2025 Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors Timothy S. Teter Secretary May 13, 2025
A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 26, 2025 AS FILED WITH THE SEC IS BEING FURNISHED TO STOCKHOLDERS CONCURRENTLY HEREWITH. UPON WRITTEN REQUEST, WE WILL PROVIDE, WITHOUT CHARGE, AN ADDITIONAL COPY OF THE ANNUAL REPORT. STOCKHOLDERS MAY SUBMIT THEIR REQUESTS TO: INVESTOR RELATIONS, NVIDIA CORPORATION, 2788 SAN TOMAS EXPRESSWAY, SANTA CLARA, CALIFORNIA 95051 OR TO SHAREHOLDERMEETING@NVIDIA.COM. WE WILL ALSO FURNISH A COPY OF ANY EXHIBIT TO THE ANNUAL REPORT ON FORM 10-K IF SPECIFICALLY REQUESTED IN WRITING.
NVIDIA and the NVIDIA logo are either registered trademarks or trademarks of NVIDIA Corporation in the United States and other countries. Other company names used in this publication are for identification purposes only and may be trademarks of their respective companies.

APPENDIX A
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NVIDIA CORPORATION
(Originally incorporated on February 24, 1998
under the name NVIDIA Delaware Corporation)

I.

The name of this corporation is NVIDIA Corporation.

II.

The address of the registered office of the corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle 19808, and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

Ill.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

IV.

A.    This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is Eighty Billion Two Million (80,002,000,000) shares. Eighty Billion (80,000,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Two Million (2,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).

~~At the Effective Time, each share of Common Stock issued as of immediately prior to the Effective Time shall be automatically subdivided and reclassified into ten (10) validly issued, fully paid and non-assessable shares of Common Stock, without any further action by the Corporation or the holder thereof (the “Stock Split”). Each certificate that immediately prior to the Effective Time represented shares of Common Stock shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by such certificate shall have been subdivided and reclassified pursuant to the Stock Split.~~

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a “Preferred Stock Designation”) pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

V.

For the management of the business and for the conduct of the affairs of the ~~C~~corporation, and in further definition, limitation and regulation of the powers of the ~~C~~corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.1.    The management of the business and the conduct of the affairs of the ~~C~~corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

2.     ~~Subject to the other provisions of this paragraph, the Board of Directors is and shall remain divided into three classes, with the directors in each class serving for a term expiring at the third annual meeting of stockholders held after their election.~~ Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, ~~the terms of the members of the Board of Directors shall be as follows: (i) at the annual meeting of stockholders to be held in 2012, the directors whose terms expire at that meeting or such directors' successors shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in 2013; (ii) at the annual meeting of stockholders to be held in 2013, the directors whose terms expire at that meeting or such directors' successors shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in 2014; and (iii) at the annual meeting of stockholders to be held in 2014 and at each annual meeting of stockholders thereafter, all~~ directors shall be elected ~~to hold office~~ for a term expiring at the next annual meeting of stockholders. ~~The classification of the Board of Directors shall terminate at the annual meeting of stockholders to be held in 2014 and all directors shall be elected in accordance with clause (iii) above.~~

Each ~~Notwithstanding the foregoing provisions of this Article, each~~ director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3.    Subject to the rights of the holders of any series of Preferred Stock, the Board of Directors or any individual director may be removed from office at any time ~~(i)~~ with or without cause by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of voting stock of the ~~C~~corporation, entitled to vote at an election of directors ~~(the "Voting Stock") or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of Voting Stock~~.

4.    Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

5.    In the event that Section 2115(a) of the California Corporations Code is applicable to this corporation, then the following shall apply:

a.    Every stockholder entitled to vote in any election of directors of this corporation may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit;

b.    No stockholder, however, may cumulate such stockholder’s votes for one or more candidates unless (i) the names of such candidates have been properly placed in nomination, in accordance with the Bylaws of the corporation, prior to the voting, (ii) the stockholder has given advance notice to the corporation of the intention to cumulative votes pursuant to the Bylaws, and (iii) the stockholder has given proper notice to the other stockholders at the meeting, prior to voting, of such stockholder’s intention to cumulate such stockholder’s votes; and

c.    If any stockholder has given proper notice, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. The candidates receiving the highest number of votes of the shares entitled to be voted for them up to the number of directors to be elected by such shares shall be declared elected.

B.1.    Subject to ~~paragraph (h) of Section 43 of the Bylaws~~the terms of any Preferred Stock Designation that require an additional vote, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of ~~at least sixty-six and two-thirds percent (66- 2/3%)~~a majority of the voting power of all of the then~~-~~outstanding shares of voting stock of the ~~C~~corporation, entitled to vote ~~at an election of directors (the "Voting Stock")~~thereon. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

2.    The directors of the ~~C~~corporation need not be elected by written ballot unless the Bylaws so provide.

3.    No action shall be taken by the stockholders of the ~~C~~corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and following the closing of the Initial Public Offering no action shall be taken by the stockholders by written consent.

4.    Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the ~~C~~corporation shall be given in the manner provided in the Bylaws of the ~~C~~corporation.

VI.

A.    A director of the ~~C~~corporation shall not be personally liable to the ~~C~~corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the ~~C~~corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

B.    Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

A.    The ~~C~~corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, ~~except as provided in paragraph B of this Article VII,~~ and all rights conferred upon the stockholders herein are granted subject to this reservation.

~~B.    Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI and VII.~~

* * * *

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Restated Certificate of Incorporation of the corporation, and which has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, has been executed by its duly authorized officer this day of , 2025.

NVIDIA Corporation

____________________________
Name:
Title:

NVIDIA
INVESTOR RELATIONS
2788 SAN TOMAS EXPRESSWAY
SANTA CLARA, CA 95051

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VOTE ONLINE
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Go online to transmit your voting instructions and to request electronic delivery of information up until 8:59 p.m. Pacific Time on June 24, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NVDA2025**

You may attend the Meeting online and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 8:59 p.m. Pacific Time on June 24, 2025. Have your proxy card in hand when you call and then follow the instructions. There is **NO CHARGE** for this call.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V73243-P25224

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NVIDIA CORPORATION

The Board of Directors recommends you vote FOR each of the Nominees:

1. Election of Directors.

Nominees:

	For	Against	Abstain
1a. Robert K. Burgess	☐	☐	☐
1b. Tench Coxe	☐	☐	☐
1c. John O. Dabiri	☐	☐	☐
1d. Persis S. Drell	☐	☐	☐
1e. Jen-Hsun Huang	☐	☐	☐
1f. Dawn Hudson	☐	☐	☐
1g. Harvey C. Jones	☐	☐	☐
1h. Melissa B. Lora	☐	☐	☐
1i. Stephen C. Neal	☐	☐	☐
1j. Ellen Ochoa	☐	☐	☐
1k. A. Brooke Seawell	☐	☐	☐
1l. Aarti Shah	☐	☐	☐
1m. Mark A. Stevens	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2, 3 and 4.	For	Against	Abstain
2. Advisory approval of our executive compensation.	☐	☐	☐
3. Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2026.	☐	☐	☐
4. Approval of an Amended and Restated Certificate of Incorporation to remove all supermajority provisions.	☐	☐	☐

The Board of Directors recommends you vote AGAINST Proposals 5, 6 and 7.	For	Against	Abstain
5. Approval of a stockholder proposal to eliminate the holding period requirement to call a special stockholder meeting.	☐	☐	☐
6. Approval of a stockholder proposal to adopt a new director election resignation governance policy.	☐	☐	☐
7. Approval of a stockholder proposal to modify existing reporting on workforce data.	☐	☐	☐

NOTE: In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Review, Notice of Annual Meeting, Proxy Statement and Form 10-K are available at www.proxyvote.com.

V73244-P25224

NVIDIA CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

June 25, 2025

The stockholder(s) hereby appoint(s) Jen-Hsun Huang and Timothy S. Teter (the "Proxies"), or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NVIDIA CORPORATION that the stockholder(s) is/are entitled to vote at the 2025 Annual Meeting of Stockholders to be held at 9:00 a.m. PT on June 25, 2025, at *www.virtualshareholdermeeting.com/NVDA2025*, and any adjournment or postponement thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed by the stockholder. If no such directions are indicated, the Proxies will have the authority to vote FOR each of the nominees listed in Proposal 1, FOR Proposals 2, 3 and 4, and AGAINST Proposals 5, 6 and 7.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Please mark, sign and return this proxy card promptly using the enclosed reply envelope.

Continued and to be signed on reverse side